                                                  FILED PURSUANT TO RULE 424B(3)
                                                              FILE No. 333-65610
                                                                    333-65610-01

Prospectus

                                 [MEDIACOM LOGO]

                                  Mediacom LLC

                          Mediacom Capital Corporation

                               -------------------


                      Offer to Exchange $500,000,000 of our

                          9 1/2% Senior Notes due 2013

                               -------------------

     The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement on January 24, 2001. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

     o The exchange offer expires at 5:00 p.m., New York City time, on September 12, 2001, unless extended.

     o No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     Before you tender your initial notes, you should consider carefully the section entitled "Risk Factors" beginning on page 15 of this prospectus.

                               -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

                 The date of this prospectus is August 8, 2001.

                                Table of Contents

Prospectus Summary................................................................................................1
Risk Factors.....................................................................................................15
Forward-Looking Statements.......................................................................................23
Use of Proceeds..................................................................................................23
Unaudited Pro Forma Consolidated Financial Statements............................................................24
Selected Historical Consolidated Financial and Other Data........................................................32
Management's Discussion and Analysis of Financial Condition and Results of Operations............................35
Business.........................................................................................................47
Legislation and Regulation.......................................................................................61
Management.......................................................................................................70
Certain Transactions.............................................................................................73
Principal Stockholders...........................................................................................73
Description of Governing Documents...............................................................................74
Description of Certain Indebtedness..............................................................................75
Description of Notes.............................................................................................78
U.S. Federal Tax Considerations.................................................................................102
Exchange Offer..................................................................................................106
Book-Entry; Delivery and Form...................................................................................116
Plan of Distribution............................................................................................118
Legal Matters...................................................................................................119
Experts.........................................................................................................119
Available Information...........................................................................................119
Index to Financial Statements...................................................................................F-1


     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Mediacom LLC and Mediacom Capital Corporation have not changed since the date hereof.

                            Industry and Market Data

     In this prospectus, we rely on and refer to information regarding the cable television industry and our market share in the sectors in which we compete. We obtained this information from various third-party sources and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                               PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding of this offering, you should read the entire prospectus, including the risk factors and financial statements.

                                    Overview

         Mediacom Communications Corporation, our parent and manager, is the eighth largest cable television company in the United States based on customers served. Mediacom Communications provides its customers with a wide array of broadband products and services, including traditional video services, digital television and high-speed Internet access. Mediacom Communications was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. As of the date of this prospectus, our manager's cable systems, which are owned and operated through its operating subsidiaries, passed approximately 2.6 million homes and served approximately 1.6 million basic subscribers in 23 states. A basic subscriber is a customer that subscribes to a package of basic cable television services.

         Our manager's senior management team has significant cable television industry expertise in all aspects of acquiring, operating and financing cable systems. Mr. Commisso has 23 years of experience, and the other senior managers have an average of 20 years of experience, with the cable television industry.

         Our manager's Class A common stock is traded on The Nasdaq National Market under the symbol "MCCC." As of the date of this prospectus, Mr. Commisso and the senior management team owned in the aggregate approximately 24.7% of Mediacom Communications' common stock outstanding.

                                  Mediacom LLC

         Mediacom LLC is a wholly-owned subsidiary of our manager. As of March 31, 2001, our cable systems passed approximately 1.2 million homes and served approximately 777,000 basic subscribers in 22 states. Since commencement of our operations in March 1996, we have experienced significant growth by deploying a disciplined strategy of acquiring underperforming cable systems principally in non-metropolitan markets with favorable demographic profiles. As of March 31, 2001, we had completed 20 acquisitions of cable systems that served as of their respective dates of acquisition an aggregate of approximately 759,000 basic subscribers for an aggregate purchase price of approximately $1.3 billion, or an average price of $1,714 per subscriber. We have also generated strong internal growth and have improved the operating and financial performance of our cable systems. These results have been achieved through the implementation of our operating practices, including the introduction of new and advanced broadband products and services made possible by the rapid upgrade of our cable network, and the application of disciplined cost controls.

         We believe that advancements in digital technology, together with the explosive growth of the Internet, have positioned the cable television industry's high-speed, interactive broadband network as the primary platform for the delivery of video, voice and data services to homes and businesses. To capitalize on these opportunities, we have upgraded a substantial portion of our cable network, allowing us to launch advanced broadband products and services, including digital cable and high-speed Internet access, or cable modem service. As of March 31, 2001, our digital cable service was available to approximately 470,000 basic subscribers, with approximately 53,000 digital customers for a penetration of 11.3%. As of the same date, our cable modem service was launched in cable systems passing approximately 500,000 homes, with approximately 15,600 cable modem customers for a penetration of 3.1%.

         We expect to continue to rapidly upgrade our cable network to enable us to launch advanced broadband products and services in virtually all the communities we serve. As of March 31, 2001, approximately 76% of our cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 55% of our homes passed were activated with two-way communications capability. By December 2002, we anticipate that 95% of our cable network will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability.

         As part of our cable network upgrade program, we have been aggressively consolidating our signal processing and distribution facilities, or headends, serving our cable systems. Headend consolidation facilitates the launch of new and advanced broadband products and services by allowing us to spread the capital and operating costs associated with these services over a larger subscriber base. As of March 31, 2001, our cable systems were served by a total of 408 headends, with the 40 largest headends serving approximately 513,000 basic subscribers, or approximately 66% of our total basic subscribers. By December 2002, we expect that the number of headends serving our cable systems will be reduced to 100, with the 40 largest headends serving approximately 92% of our basic subscribers. We expect to spend approximately $190 million, $170 million and $100 million in 2001, 2002 and 2003, respectively, to fund capital expenditures for our cable systems, including our cable network upgrade program and network maintenance.

                                Business Strategy

         Our business strategy is to focus on providing entertainment, information and telecommunications services in non-metropolitan markets of the United States. The key elements of our business strategy are to:

         o Acquire underperforming cable systems principally in non-metropolitan markets;

         o Improve the operating and financial performance of our cable systems;

         o        Develop efficient operating clusters;

         o        Rapidly upgrade our cable network;

         o        Introduce new and enhanced products and services;

         o        Maximize customer satisfaction to build customer loyalty; and

         o        Maintain a flexible financing structure.

                               Recent Developments

         AT&T Acquisitions. On June 29, 2001, Mediacom Broadband LLC, a newly-formed, wholly-owned subsidiary of our manager, acquired cable systems serving approximately 94,000 basic subscribers in the State of Missouri from affiliates of AT&T Broadband, LLC, for a purchase price of approximately $309.0 million.

         On July 18, 2001, Mediacom Broadband acquired cable systems serving approximately 706,000 basic subscribers in the States of Georgia, Illinois and Iowa from affiliates of AT&T Broadband, for an aggregate purchase price of approximately $1.79 billion.

         Cash Dividend. On July 17, 2001, we paid a $125.0 million cash dividend to our manager that was funded with borrowings under our subsidiary credit facilities.

         Preferred Equity Investment in Mediacom Broadband. On July 18, 2001, we made a $150.0 million preferred equity investment in Mediacom Broadband that was funded with borrowings under our subsidiary credit facilities. The preferred equity investment has a 12% annual cash dividend, payable quarterly. The proceeds of the preferred equity investment and, indirectly, the $125.0 million cash dividend paid to our manager partially funded the purchase price of Mediacom Broadband's acquisitions of cable systems from affiliates of AT&T Broadband.

                           Principal Executive Offices

         Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941. Our telephone number is (845) 695-2600.

                                Initial Offering

         The initial notes were originally issued by Mediacom LLC and Mediacom Capital Corporation on January 24, 2001 in a private offering. We are parties to an exchange and registration rights agreement with the initial purchasers of the initial notes pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before July 23, 2001 and to use our reasonable best efforts to have the registration statement declared effective by November 20, 2001 and the exchange offer completed by January 19, 2002. We must pay liquidated damages to the holders of the initial notes if we do not meet those deadlines.

                            Summary of Exchange Offer

         We are offering to exchange $500.0 million aggregate principal amount of our exchange notes for $500.0 million aggregate principal amount of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes, subject to certain restrictions, that are validly tendered and not validly withdrawn.

Expiration Date.........................................     The exchange offer will expire at 5:00 p.m., New York
                                                             City time, on September 12, 2001, unless we extend it.

Exchange and Registration Rights Agreement..............     You have the right, subject to certain restrictions, to
                                                             exchange the initial notes that you hold for exchange
                                                             notes with substantially identical terms. This exchange
                                                             offer is intended to satisfy these rights. Once the
                                                             exchange offer is complete, you will no longer be
                                                             entitled to any exchange or registration rights with
                                                             respect to your initial notes.
Accrued Interest on the Exchange Notes

and Initial Notes.......................................     The exchange notes will bear interest from their
                                                             issuance date. Holders of initial notes which are
                                                             accepted for exchange will receive, in cash, accrued
                                                             and unpaid interest on the initial notes to, but not
                                                             including, the issuance date of the exchange notes.
                                                             Such interest will be paid with the first interest
                                                             payment on the exchange notes.
Conditions to the Exchange Offer........................     The exchange offer is subject to customary conditions,
                                                             which we may waive. You should read the discussion
                                                             under "Exchange Offer--Conditions to the Exchange Offer"
                                                             for more information regarding conditions of the
                                                             exchange offer.

Procedures for Tendering Initial Notes..................     If you are a holder of initial notes and wish to accept
                                                             the exchange offer, you must either:

                                                                  o    complete, sign and date the accompanying
                                                                       letter of transmittal, or a facsimile of
                                                                       the letter of transmittal; or

                                                                  o    arrange for The Depository Trust Company
                                                                       to transmit required information to the
                                                                       exchange agent in connection with a
                                                                       book-entry transfer.

                                                             The exchange agent must receive such documentation or
                                                             information and your initial notes on or prior to the
                                                             expiration date at the address set forth in the section of this prospectus entitled "Exchange Offer--Exchange Agent."


Representation Upon Tender..............................     By  tendering  your initial  notes in this  manner,  you
                                                             will be representing, among other things, that:

                                                             o        the exchange notes you acquire in the exchange
                                                                      offer are being acquired in the ordinary
                                                                      course of your business;

                                                             o        you are not participating, do not intend to
                                                                      participate, and have no arrangement or
                                                                      understanding with any person to participate,
                                                                      in the distribution of the exchange notes
                                                                      issued to you in the exchange offer; and

                                                             o        you are not a party related to us.

Procedures for Beneficial Owners........................     If you are the beneficial owner of initial notes
                                                             registered in the name of a broker, dealer or other
                                                             nominee and you wish to tender your initial notes, you
                                                             should contact the person in whose name your initial
                                                             notes are registered and promptly instruct the person
                                                             to tender on your behalf within the time period set
                                                             forth in the section of this prospectus entitled
                                                             "Exchange Offer."

Material U.S. Federal Tax Consequences..................     The exchange of initial notes for exchange notes will
                                                             not result in any gain or loss to you for U.S. federal
                                                             income tax purposes. Your holding period for the
                                                             exchange notes will include the holding period for the
                                                             initial notes and your adjusted tax basis of the
                                                             exchange notes will be the same as your adjusted tax
                                                             basis of the initial notes at the time of the exchange.
                                                             For additional information, you should read the
                                                             discussion under "U.S. Federal Tax Considerations."

Failure to Exchange Will Affect You Adversely...........     Initial notes that are not tendered, or that are
                                                             tendered but not accepted, will be subject to the
                                                             existing transfer restrictions on the initial notes
                                                             after the exchange offer and, subject to certain
                                                             exceptions, we will have no further obligation to
                                                             register the initial notes under the Securities Act of
                                                             1933. If you do not participate in the exchange offer,
                                                             the liquidity of your initial notes could be adversely
                                                             affected.  See "Risk Factors-Your failure to
                                                             participate in this exchange offer will have adverse
                                                             consequences."

Guaranteed Delivery Procedures..........................     If you wish to tender your initial notes and time will
                                                             not permit your required documents to reach the
                                                             exchange agent by the expiration date, or the procedure
                                                             for book-entry transfer cannot be completed on or prior
                                                             to the expiration date, you may tender your initial
                                                             notes according to the guaranteed delivery procedures
                                                             set forth in the section of this prospectus entitled
                                                             "Exchange Offer--Guaranteed Delivery Procedure."

Acceptance of Initial Notes; Delivery of
Exchange Notes..........................................     Subject to customary conditions, we will accept initial
                                                             notes which are properly tendered in the exchange offer
                                                             and not withdrawn, before 5:00 p.m., New York City
                                                             time, on the expiration date of the exchange offer. The
                                                             exchange notes will be delivered as promptly as
                                                             practicable following the expiration date.

Use of Proceeds.........................................     We will not receive any proceeds from the exchange
                                                             offer.

Exchange Agent..........................................     The Bank of New York is the exchange agent for the
                                                             exchange offer.

                     Summary of Terms of the Exchange Notes

         The exchange notes are substantially identical to the initial notes, with limited exceptions. The exchange notes will evidence the same debt as the initial notes and are subject to the same indenture as the initial notes. For additional information, you should read the discussion under "Description of Notes."

Issuers..................................................    Mediacom LLC and Mediacom Capital Corporation.

Notes Offered............................................    $500.0 million in aggregate principal amount of 91/2%
                                                             senior notes due 2013.

Maturity Date............................................    January 15, 2013.

Interest Rate and Payment Dates..........................    Interest on the exchange notes will accrue at the rate
                                                             of 91/2% per annum, payable semiannually in cash in
                                                             arrears on January 15 and July 15 of each year, which
                                                             commenced July 15, 2001.

Ranking..................................................    The exchange notes constitute unsecured, senior
                                                             obligations of Mediacom LLC and Mediacom Capital
                                                             Corporation. They will:

                                                             o        effectively rank behind any of our secured
                                                                      debt and all existing and future indebtedness
                                                                      and other liabilities of our subsidiaries;

                                                             o        rank equally with our 81/2% senior notes due
                                                                      2008 and our 77/8% senior notes due 2011;

                                                             o        rank equally with all of our existing and
                                                                      future unsecured debt that does not expressly
                                                                      provide that it is subordinated to the
                                                                      exchange notes; and

                                                             o        rank ahead of all our future debt that
                                                                      expressly provides that it is subordinated to
                                                                      the exchange notes.

                                                             As of March 31, 2001, on a pro forma basis after giving
                                                             effect to the incurrence of $275.0 million of additional
                                                             indebtedness under our subsidiary credit facilities in July
                                                             2001 as described in "Unaudited Pro Forma Consolidated
                                                             Financial Statements," we had approximately $1.3 billion of total indebtedness outstanding (including approximately
                                                             $475.0 million of indebtedness of our subsidiaries), with
                                                             our subsidiaries having the ability to borrow up to an
                                                             additional $625.0 million in the aggregate under their
                                                             revolving credit facilities (subject to certain borrowing
                                                             conditions).

Sinking Fund.............................................    None.

Mandatory Redemption.....................................    None.

Optional Redemption......................................    On or after January 15, 2006, we may redeem some or all
                                                             of the exchange notes at any time at the redemption
                                                             prices listed in the section "Description of Notes"
                                                             under the heading "Optional Redemption."

                                                             Prior to January 15, 2004, we may redeem up to 35% of the
                                                             exchange notes with the proceeds of certain offerings of
                                                             equity at the price described in the section "Description of
                                                             Notes" under the heading "Optional Redemption."

Change of Control........................................    Upon the occurrence of a change of control, each holder
                                                             of the exchange notes will have the right to require us
                                                             to repurchase all or any part of that holder's exchange
                                                             notes at a price equal to 101% of the principal amount
                                                             of those notes plus accrued and unpaid interest.

Basic Covenants..........................................    We will issue the exchange notes under an indenture
                                                             with The Bank of New York, as trustee. The indenture
                                                             contains certain covenants that limit, among other
                                                             things, our ability and the ability of our subsidiaries
                                                             to:

                                                             o        incur additional debt;

                                                             o        pay dividends on our equity interests or
                                                                      repurchase our equity interests;

                                                             o        make certain investments;

                                                             o        enter into certain types of transactions with
                                                                      affiliates;

                                                             o        limit dividends or other payments by our
                                                                      restricted subsidiaries to us;

                                                             o        use assets as security in other transactions;
                                                                      and

                                                             o        sell certain assets or merge with or into
                                                                      other companies.

                                                             For more details, see the section "Description of Notes"
                                                             under the heading "Covenants."

       Summary Unaudited Pro Forma Consolidated Financial and Other Data

         The following summary unaudited pro forma consolidated financial and other data have been derived from and should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial and Other Data" and our historical consolidated financial statements appearing elsewhere in this prospectus.

                                                 Year Ended December 31, 2000      Three Months Ended March 31, 2001
                                                 ----------------------------      ---------------------------------
                                                Mediacom LLC       Mediacom LLC      Mediacom LLC      Mediacom LLC
                                                (historical)        Pro Forma        (historical)       Pro Forma
                                                ------------        ---------        ------------       ---------
                                                                      (dollars in thousands)

Statement of Operations Data:
Revenues..................................        $  332,050         $  348,391        $   90,334        $   90,334
Costs and expenses:
   Service costs........................             114,234            120,578            31,477            31,477
   Selling, general and administrative
     expenses...........................              55,820             58,552            15,170            15,170
   Management fee expense...............               6,029              6,029             1,517             1,517
   Depreciation and amortization........             177,928            186,538            50,783            50,849
   Non-cash stock charges relating to
     management fee expense.............              28,254             28,254             1,195             1,195
                                                  ----------         ----------        ----------        ----------
Operating loss............................           (50,215)           (51,560)           (9,808)           (9,874)
Interest expense, net.....................            68,973            106,511            20,734            25,665
Other expenses (income)...................            30,036             12,504           (27,843)          (32,432)
                                                  ----------         ----------        ----------        ----------
Net loss before cumulative change in
   accounting principle...................        $ (149,224)        $ (170,575)       $   (2,699)       $   (3,107)
                                                  ==========         ==========        ==========        ==========

Balance Sheet Data (end of period):

Total assets..............................                                             $1,382,507        $1,532,507
Debt......................................                                              1,025,000         1,300,000
Total member's equity.....................                                                259,165           134,165

Other Data:

System cash flow(a).......................        $  161,996         $  169,261        $   43,687        $   43,687
System cash flow margin(b)................              48.8%              48.6%             48.4%             48.4%
EBITDA(c).................................        $  155,967         $  163,232        $   42,170        $   42,170
EBITDA margin(d)..........................              47.0%              46.9%             46.7%             46.7%
Net cash flows provided by
   operating activities...................        $   93,218                           $   25,520
Net cash flows used in
   investing activities...................          (295,613)                             (43,151)
Net cash flows provided by
   financing activities...................           202,015                               25,335
Deficiency of earnings over fixed charges(e)        (154,541)        $ (175,892)           (5,660)       $   (4,426)


                                                                                             (notes on following page)

   Notes to Summary Unaudited Pro Forma Consolidated Financial and Other Data

(a) Represents EBITDA, as defined in note (c) below, before management fee expense. System cash flow:

         o is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         o is not intended to represent funds available for debt service, reinvestment or other discretionary uses; and

         o should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

(b)      Represents system cash flow as a percentage of revenues.

(c) Represents operating loss before depreciation and amortization and non-cash stock charges relating to management fee expense. EBITDA:

         o is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         o is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         o should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

(d)      Represents EBITDA as a percentage of revenues.

(e) For the purpose of this calculation, earnings are defined as net loss before fixed charges. Fixed charges represents total interest costs.

                 Summary Historical Operating and Technical Data

         The table below sets forth summary historical operating and technical data as of March 31, 2001, except average monthly revenues per basic subscriber, which is presented for the three months ended March 31, 2001.


                                                                                           March 31, 2001
                                                                                           --------------
           Operating Data:
              Homes passed(a).........................................................       1,178,000
              Basic subscribers(b)....................................................         777,000
              Basic penetration(c)....................................................            66.0%
              Premium service units(d)................................................         599,500
              Premium penetration(e)..................................................            77.2%
              Average monthly revenues per basic subscriber(f)........................          $38.70

           Digital Cable:

              Digital-ready basic subscribers(g)......................................         470,000
              Digital customers.......................................................          53,000
              Digital penetration(h)..................................................            11.3%

           Data:

              Data-ready homes passed(i)..............................................         650,000
              Data-ready homes marketed(j)............................................         500,000
              Dial-up customers(k)....................................................           3,400
              Cable modem customers...................................................          15,600
                Total data customers..................................................          19,000
              Data penetration(l).....................................................             3.8%

           Cable Network Data:

              Miles of plant..........................................................          24,650
              Density(m)..............................................................              48
              Number of headends......................................................             408
              Number of headends upon completion of upgrades(n).......................             100
              Percentage of cable network at 550MHz to 870MHz.........................              76%


                                                                              (notes on following page)

            Notes to Summary Historical Operating and Technical Data

(a) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(b) Represents subscribers of a cable television system who generally receive a package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television programming services and who are usually charged a flat monthly rate for a number of channels.

(c) Represents basic subscribers as a percentage of total number of homes passed.

(d) Represents the number of subscriptions to premium services, including those subscriptions by digital customers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(e) Represents premium service units as a percentage of the total number of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.

(f) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(g) A subscriber is digital-ready if the subscriber is in a cable system where digital cable service is available.

(h) Represents digital customers as a percentage of digital-ready basic subscribers.

(i) A home passed is data-ready if it is in a cable system with two-way communications capability.

(j) Data-ready homes marketed represents data-ready homes passed where cable modem service is available.

(k) A customer that accesses the Internet through a conventional modem and telephone line connection.

(l) Represents the number of total data customers as a percentage of total data-ready homes marketed.

(m)      Represents homes passed divided by miles of plant.

(n) Represents an estimate based on our current headend consolidation plan, which we expect to substantially complete by December 2002.

            Summary Historical Consolidated Financial and Other Data

         The following summary historical consolidated financial and other data should be read in conjunction with "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our historical consolidated financial statements appearing elsewhere in this prospectus.

                                                         Year Ended December 31,          Three Months Ended March 31,
                                                         -----------------------          ----------------------------
                                                    1998          1999          2000          2000          2001
                                                    ----          ----          ----          ----          ----
                                                                                                  (unaudited)
                                                                        (dollars in thousands)
Statement of Operations Data:
   Revenues....................................   $129,297      $176,052      $332,050      $ 77,440      $ 90,334
   Costs and expenses:
     Service costs.............................     43,849        58,058       114,234        26,635        31,477
     Selling, general and administrative
       expenses................................     25,596        32,949        55,820        13,389        15,170
     Management fee expense(a).................      5,797         6,951         6,029         1,420         1,517
     Depreciation and amortization.............     65,793       101,065       177,928        40,680        50,783
     Non-cash stock charges relating to
       management fee expense(b)........                --        15,445        28,254        26,073         1,195
   Operating loss..............................    (11,738)      (38,416)      (50,215)      (30,757)       (9,808)
   Interest expense, net(c)....................     23,994        37,817        68,973        18,423        20,734
   Other expenses (income)(d)..................      4,058         5,087        30,036           457       (27,843)

   Net loss before cumulative change in
   accounting principle........................
   principle...................................    (39,790)      (81,320)     (149,224)      (49,637)       (2,699)
   Cumulative effect of change in accounting
   principle(e)................................         --            --            --            --         1,642
   Net loss....................................   $(39,790)     $(81,320)     $(149,224)    $(49,637)     $ (4,341)

Balance Sheet Data (end of period):

   Total assets................................   $451,152      $1,272,881    $1,375,772    $1,252,097    $1,382,507
   Debt........................................    337,905     1,139,000       987,000       800,000     1,025,000
   Total member's equity.......................     78,651        54,615       262,997       362,595       259,165

Other Data:

   System cash flow............................   $ 59,852      $ 85,045      $161,996      $ 37,416      $ 43,687
   System cash flow margin.....................        46.3%         48.3%         48.8%         48.3%         48.4%
   EBITDA......................................   $ 54,055      $ 78,094      $155,967      $ 35,996      $ 42,170
   EBITDA margin...............................        41.8%         44.4%         47.0%         46.5%         46.7%
   Net cash flows provided by operating
   activities..................................   $ 53,556      $ 54,216      $ 93,218      $ 18,532      $ 25,520
   Net cash flows used in investing activities.   (397,085)     (851,548)     (295,613)      (36,798)      (43,151)
   Net cash flows provided by financing
   activities..................................    344,714       799,593       202,015        15,400        25,335
   Deficiency of earnings over fixed charges(f)    (40,804)      (83,091)     (154,541)      (50,775)       (5,660)


                                                                                        (notes on following page)

 Notes to Summary Historical Consolidated Financial and Other Data for Mediacom

(a) Represents fees paid to Mediacom Management Corporation, a Delaware corporation, for management services rendered to our operating subsidiaries. Mediacom Management utilized these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to our operating agreement. The amended agreements provided for management fees equal to 2% of annual gross revenues. Each of the management agreements was terminated upon the completion of Mediacom Communications' initial public offering and were replaced with new agreements between Mediacom Communications and our operating subsidiaries. See Notes 7 and 12 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(b) Represents non-cash stock charges relating to management fee expense for the year ended December 31, 1999 and the three months ended March 31, 2000 of $0.6 million and $24.5 million resulting from the termination of the management agreements with Mediacom Management on the date of Mediacom Communications' initial public offering in February 2000. Additionally, for the years ended December 31, 1999 and 2000, we incurred non-cash stock charges relating to management fee expense of $14.8 million and $3.8 million, respectively, and for the three months ended March 31, 2000 and 2001, we incurred non-cash stock charges relating to management fee expense of $1.6 million and $1.2 million, respectively, resulting from the vesting of equity grants to certain members of our management team. See Notes 7 and 11 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(c) Net of interest income. Interest income for the periods presented was not material.

(d) Includes a $28.5 million non-cash charge, recorded during the year ended December 31, 2000, related to our investment in SoftNet Systems, Inc., based on a decline in value that was considered other than temporary. Also includes recognition of $30.0 million in other income for the three months ended March 31, 2001 related to the elimination of the remainder of the deferred revenue resulting from the termination of our contract with SoftNet Systems, Inc. See Note 10 of our historical consolidated financial statements for the year ended December 31, 2000 and Note 5 of our historical consolidated financial statements for the three months ended March 31, 2001 appearing elsewhere in this prospectus.

(e) Relates to our adoption of Statements of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

(f) For the purpose of this calculation, earnings are defined as net loss before fixed charges. Fixed charges represents total interest costs.

                                  RISK FACTORS

         You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this prospectus, before you decide to tender your initial notes in exchange for exchange notes.

         Your failure to participate in this exchange offer will have adverse consequences.

         Holders of initial notes who do not tender their initial notes in exchange for exchange notes pursuant to this exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. In general, initial notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

         Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes at all or at an attractive price.

         The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they will be eligible for trading on the PORTAL system. While several financial companies have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. As a result, we cannot assure you that an active trading market will develop for the exchange notes or, if one does develop, that it will be maintained.

         The liquidity of the trading market in the exchange notes, if any active trading market develops, and the market price quoted for the exchange notes, may be adversely affect by changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

         We have substantial debt and have significant interest payment requirements.

         As of March 31, 2001, we had approximately $1.0 billion of total indebtedness outstanding. As of the same date, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Statements," we had approximately $1.3 billion of total indebtedness outstanding. For the three months ended March 31, 2001 and the year ended December 31, 2000, our interest expense, net, was $20.7 million and $69.0 million, respectively. For the same periods, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Statements," our interest expense, net, was $25.7 million and $106.5 million, respectively. Assuming that this exchange offer had occurred on January 1, 2000, our earnings would have been inadequate to cover our fixed charges by $4.4 million and $175.9 million for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively.

         Our high level of debt and our debt service obligations could have material consequences, including:

         o we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

         o we may need to use a large portion of our revenues to pay interest on our existing senior notes and the exchange notes and on borrowings under our subsidiary credit facilities, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

         o some of our debt has a variable rate of interest, which may expose us to the risk of increased interest rates;

         o borrowings under our subsidiary credit facilities are secured by the ownership interests in our operating subsidiaries and will mature prior to the exchange notes;

         o we may be more vulnerable to economic downturns and adverse developments in our business;

         o we may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services;

         o we may be at a disadvantage when compared to those of our competitors that have less debt; and

         o        we may not be able to implement our business strategy.

      We are a holding company with no operations and we depend on our operating subsidiaries for cash to fund our obligations.

         As a holding company, we do not have any operations or assets other than our investments in and our advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our only source of the cash we need to pay current interest on the exchange notes and our other obligations and to repay the principal amount of these obligations, including the exchange notes, is the cash that our subsidiaries generate from their operations and their borrowings.

         Our subsidiaries are not obligated to make funds available to us. Our subsidiaries' ability to make payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, including the agreements governing our subsidiary credit facilities. Our subsidiary credit facilities permit our subsidiaries to distribute cash to us to pay interest on the exchange notes, but only so long as there is no default under any of such credit facilities. If there is a default under our subsidiary credit facilities, we would not have any cash to pay interest on our obligations, including the exchange notes.

      The exchange notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

         Our subsidiaries will not be guarantors under the exchange notes. Therefore, the exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under our subsidiary credit facilities. If the maturity on the loans under our subsidiary credit facilities are accelerated, our subsidiaries would have to repay all indebtedness outstanding under our subsidiary credit facilities before they could distribute any assets or cash to us. In such circumstances, there can be no assurance that our subsidiaries' assets would be sufficient to repay all of their debt and then to make distributions to us to enable us to meet our obligations under the indenture governing the exchange notes and the indentures governing our other outstanding senior notes. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the exchange notes as to the assets of our subsidiaries. Additionally, any right we may have to receive assets of any of our subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent, if any, that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of the value of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by us. As of March 31, 2001, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Statements," the aggregate amount of indebtedness and other liabilities of our subsidiaries as to which holders of the exchange notes would be effectively subordinated was approximately $573.3 million. Additionally, our subsidiaries may also incur additional debt in the future and the exchange notes will be effectively subordinated to such debt.

      We and our subsidiaries may still be able to incur substantially more debt which could exacerbate the risks described above.

         Subject to restrictions contained in the agreements governing our subsidiary credit facilities, the indenture governing the exchange notes and the indentures governing our 8 1/2% senior notes due 2008 and 77/8% senior notes due 2011, we and our subsidiaries may incur substantial additional debt in the future, and we may do so in order to finance future acquisitions and investments. The terms of the indenture governing the exchange notes will not fully prohibit us or our subsidiaries from doing so. If we or our subsidiaries do incur additional debt beyond our current debt levels, the risks described above could intensify. As of March 31, 2001, on a pro forma basis after giving effect to indebtedness of $275.0 million incurred under our subsidiary credit facilities in July 2001 as described under "Unaudited Pro Forma Consolidated Financial Statements," we had $625.0 million available (subject to certain borrowing conditions) for additional borrowings under our subsidiary credit facilities. We expect to continue to borrow under these facilities.

      We may not be able to generate enough cash to service our debt.

         Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business, operated through our subsidiaries, will generate sufficient cash flows or that future distributions will be available to us in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs.

      We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

      The terms of our indebtedness could materially limit our financial and operating flexibility.

         Several of the covenants contained in the indenture governing the exchange notes, contained in the indentures governing our existing senior notes and contained in the agreements governing our subsidiary credit facilities could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:

         o        distribute funds or pay dividends to us;

         o        incur additional indebtedness or issue additional equity;

         o        repurchase or redeem equity interests and indebtedness;

         o        pledge or sell assets or merge with another entity;

         o        create liens; and

         o make certain capital expenditures, investments or acquisitions.

         The ability to comply with these covenants may be affected by events beyond our control and the control of our operating subsidiaries. If they were to breach any of these covenants, they would be in default under these credit facilities and they would be prohibited from making distributions to us.

         Under certain circumstances, lenders could elect to declare all amounts borrowed under these credit facilities, together with accrued interest and other fees, to be due and payable. If that occurred, our obligations under the exchange notes could also become payable immediately. Under such circumstances, we may not be able to repay such amounts or the exchange notes.

      We may not be able to finance a change of control offer required by the indenture.

         If we were to experience a change of control (as defined), the indenture governing the exchange notes requires us to purchase all of the exchange notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. A change of control under the indenture governing the exchange notes would also constitute a change of control under the indentures governing our existing senior notes, pursuant to which we would be required to offer to repurchase those notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the exchange notes or our existing senior notes. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

         Our subsidiary credit facilities restrict our ability to repurchase the exchange notes, even when we are required to do so by the indenture in connection with a change of control. A change of control could therefore result in a default under such credit facilities and could cause the acceleration of our debt or any debt of our subsidiaries. The inability to repay such debt, if accelerated, and to purchase all of the tendered exchange notes, would constitute an event of default under the indenture.

      A default under the indenture governing the exchange notes or under our subsidiary credit facilities could result in an acceleration of our indebtedness or a foreclosure on the membership interests of our operating subsidiaries which would have a material adverse effect on our business, financial condition and results of operations.

         The indentures governing our existing senior notes and the exchange notes and the agreements governing our subsidiary credit facilities contain numerous financial and operating covenants. The breach of any of these covenants will result in a default under the applicable indenture or agreement which could result in the indebtedness under our indentures or agreements becoming immediately due and payable. If this were to occur, we would be unable to adequately finance our operations and we may be unable to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us. The membership interests of our operating subsidiaries have been pledged as security under our subsidiary credit facilities. A default under our subsidiary credit facilities could result in a foreclosure by the lenders on the membership interests pledged under that facility. Because we are dependent upon our operating subsidiaries for all of our revenues, a foreclosure by the lenders under the subsidiary credit facilities would have a material adverse effect on our business, financial condition and results of operations.

      We have a history of net losses and may not be profitable in the future.

         We have a history of net losses and expect to continue to report net losses for the foreseeable future, which could materially adversely affect our ability to finance our future growth. We reported a net loss of $4.3 million for the three months ended March 31, 2001 and net losses of $39.8 million, $81.3 million and $149.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions and the capital expenditures related to expanding and upgrading our cable systems, and interest costs on borrowed money. We expect that we will continue to incur these expenses at increased levels as a result of our cable network upgrade program. These expenses will result in continued net losses for the foreseeable future. For additional information, you should read the discussion elsewhere in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

      We have grown rapidly and have a limited history of operating our cable systems, which may make it difficult for you to evaluate our performance.

         We commenced operations in 1996 and have grown rapidly since then, principally through acquisitions. We acquired a substantial portion of our operations in early 1998. In addition, our acquisitions in 1999 doubled the number of subscribers then served by our cable systems. As a result, you have limited information upon which to evaluate our performance in managing our cable systems, and our historical financial information may not be indicative of the future results we can achieve with our cable systems.

      If we are unable to successfully integrate the cable systems we acquire, our growth and profitability could be materially adversely affected.

         As of March 31, 2001, we had completed 20 acquisitions of cable systems that served as of their respective dates of acquisition an aggregate of approximately 759,000 basic subscribers. In addition, we expect to continue to acquire cable systems as an element of our business strategy. The successful integration and management of acquired cable systems involve the following principal risks which could materially adversely affect our business, financial condition and results of operations:

      o our acquisitions may result in significant unexpected operating difficulties, liabilities or contingencies;

      o the integration of the acquired systems may place significant demands on our management, diverting their attention from, and making it more difficult for them to manage, our other systems;

      o the integration of the acquired systems may require significant financial resources that could otherwise be used for the ongoing development of our cable systems, including our cable network upgrade program;

      o we may be unable to recruit additional qualified personnel which may be required to integrate and manage the acquired systems; and

      o some of our existing operational, financial and management systems may be incompatible with or inadequate to effectively integrate and manage the acquired systems and any steps taken to implement changes in our existing cable systems may not be sufficient.

      We depend on our manager for the provision of essential management functions.

         We are dependent on our manager for the operation of our business. If our manager were to experience any material adverse change in its business, our business, financial condition and results of operations could be materially adversely affected.

         Our manager also manages the AT&T systems recently acquired by Mediacom Broadband, which more than doubled the number of customers served by the cable systems managed by our manager. Our manager will be required to devote a significant portion of its personnel and other resources to the management of the AT&T systems. As a result, the attention of our manager's senior executive officers and key personnel may be diverted from the management of our cable systems and the allocation of resources between our cable systems and the AT&T systems could give rise to conflicts of interest.

         Although our manager charged management fees to our operating subsidiaries in amounts equal to 1.8% and 1.7% of our subsidiaries' gross operating revenues for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, we cannot assure you that it will not exercise its right under its management agreements with our operating subsidiaries to increase the management fees, which under such agreements may not exceed 4.5% of each subsidiary's gross operating revenues.

      If our manager were to lose key personnel and could not find appropriate replacements in a timely manner, our business could be adversely affected.

         If any of our manager's key personnel ceases to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention of, and the continued performance by, our manager's key personnel, including Rocco B. Commisso, the Chairman and Chief Executive Officer of our manager. Our manager has not entered into an employment agreement with Mr. Commisso. Neither we nor our manager currently maintains key man life insurance on Mr. Commisso. In addition, our subsidiary credit facilities provide that a default will result if Mr. Commisso ceases to be the Chairman and Chief Executive Officer of our manager.

      We may not be able to obtain additional capital to continue the development of our business.

         Our business requires substantial capital for the upgrade, expansion and maintenance of our cable systems. We may not be able to obtain the funds necessary to finance our capital improvement program through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our growth would be adversely affected.

      If we are unsuccessful in implementing our business strategy, our profitability could be adversely affected.

         We expect that a substantial portion of our future growth will be achieved through revenues from new and advanced broadband products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. In addition, our acquisition strategy may not be successful. In recent years, the cable television industry has undergone dramatic consolidation, which has reduced the number of available acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets or obtaining the financing necessary to complete acquisitions in the future.

      If our current supplier of high-speed Internet service to our customers is unable or refuses to continue to provide this service, our ability to obtain additional revenues from offering this service will be impaired.

         In December 2000, our manager signed a binding commitment letter with At Home Network Solutions, Inc., a partially-owned subsidiary of At Home Corporation, for a new cable affiliate relationship. This new affiliation, which is subject to the execution of a definitive agreement with At Home Network Solutions, enables us to offer the Excite@Home high-speed broadband Internet service to our existing customers. If Excite@Home were unable or refused to continue to provide this service to our customers, we would be required to obtain this service from another supplier or to develop the infrastructure and expertise necessary to provide this service ourselves. There are a limited number of providers of this service, and demand for skilled employees in this field is high. We may not be able to obtain this service from another supplier on acceptable terms, if at all. If we are unable or choose not to obtain this service from another supplier, we may also not be able to successfully develop the infrastructure and expertise to offer this service ourselves in an acceptable period of time or at an acceptable cost. The transition from Excite@Home to a new provider may result in service interruptions to our existing high-speed Internet service customers and may delay a roll-out of this service to new customers, which could have a material adverse effect on our ability to implement our business strategy and on our business and operations.

      Our costs may increase significantly, which could materially adversely affect our growth and profitability.

         The expansion and upgrade of our cable systems require us to hire and enter into construction agreements with contractors. The growth and consolidation of the cable television industry has created an increasing demand for cable construction services, which has increased the costs of these services. As a result, our construction costs may increase significantly over the next few years as existing agreements expire and we negotiate new agreements. In addition, we may not be able to construct new cable systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost, which may adversely affect our growth and profitability.

         Our programming costs are substantial. In recent years, the cable television industry has experienced a rapid escalation in the cost of programming, particularly sports programming. The escalation in programming costs may continue, and we may be unable to pass programming cost increases on to our customers. In addition, as we upgrade the number of channels that we provide to our customers and add programming to our basic and expanded basic programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. Other costs in operating our cable systems may also increase significantly. The inability to pass these cost increases on to our customers could materially adversely affect our profitability.

      If we are unable to obtain necessary equipment and software from our suppliers, our ability to offer our products and services and roll out advanced broadband products and services may be impaired.

         We depend on third-party suppliers for the set-top converter boxes, fiber-optic cable and other equipment and software necessary for us to provide both analog and digital cable services. This equipment and software is available from a limited number of suppliers. We typically do not carry significant inventories of equipment. If there are delays in obtaining software or demand for equipment exceeds our inventories and we are unable to obtain software and equipment on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out advanced broadband products and services may be impaired. In addition, if there are no suppliers that are able to provide set-top converter boxes that comply with evolving Internet and telecommunications standards or that are compatible with other equipment and software that we use, our business, financial condition and results of operations could be materially adversely affected.

      Our business could be adversely affected by labor disputes.

         Although we believe that our relations with our employees are generally good, we cannot assure you that our employees, who are not currently represented by any union, will not seek to be represented by unions under collective bargaining agreements in the future. A prolonged work stoppage, strike or slowdown at our systems could have a material adverse effect on our business.

      The Chairman and Chief Executive Officer of Mediacom Communications has the ability to control all major corporate decisions, which could inhibit or prevent a change of control or change in management.

         Rocco B. Commisso, the Chairman and Chief Executive Officer of Mediacom Communications, controls approximately 76.4% of the combined voting power of its common stock. As a result, Mr. Commisso will generally have the ability to control the outcome of all matters requiring stockholder approval, including the election of its entire board of directors, the approval of any merger or consolidation and the sale of all or substantially all of our assets. The covenants contained in the agreements governing our subsidiary credit facilities provide that a default will result if Mr. Commisso, together with one or more of our employees, ceases to own at least 50.1% of the combined voting power of the common stock of Mediacom Communications on a fully-diluted basis.

      Our cable television business is subject to extensive governmental legislation and regulation.

         The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial and administrative proceedings and legislative and administrative proposals. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state and local laws. The results of these judicial and administrative proceedings and legislative activities may materially affect our business operations. We cannot predict whether any of the markets in which we operate will expand the regulation of our cable systems in the future or the impact that any such expanded regulation may have upon our business.

      We operate in a very competitive business environment.

         The communications industry in which we operate is highly competitive and is often subject to rapid and significant changes and developments in the marketplace and in the regulatory and legislative environment. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater resources and operating capabilities, greater brand name recognition and long-standing relationships with regulatory authorities. Our traditional cable television business faces direct competition from other cable companies, telephone companies, and, most significantly, from direct broadcast satellite operators. Our Internet business is subject to competition from telephone companies using digital subscriber line technology, direct broadcast satellite operators and other Internet service providers. We also face competition from over-the-air television and radio broadcasters and from other communications and entertainment media such as movie theaters, live entertainment and sports events, newspapers and home video products.

         We expect that future advances in communications technology could lead to the introduction of new competitors, products and services that may compete with our businesses. We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, if we expand and introduce new and enhanced telecommunications services, we will be subject to competition from new and established telecommunications providers. We cannot predict the extent to which competition may affect our business and operations in the future.

      Our franchises are subject to non-renewal or termination by local authorities, which could cause us to lose our right to operate some of our cable systems.

         Our franchises are subject to renewal, renegotiation and termination from time to time. Our cable systems are dependent upon the retention and renewal of their respective local franchises. We may not be able to retain or renew our franchises, and any franchise renewals may not be on terms favorable to us. The non-renewal or termination of franchises with respect to a significant portion of any of our cable systems would have a material adverse effect on our business, financial condition and results of operations.

      Our franchises are non-exclusive and local franchising authorities may grant competing franchises in our markets.

         Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. As a result, competing cable operators and other potential competitors, such as telephone companies and investor-owned municipal utility providers, may be granted franchises and may build cable systems in markets served by our cable systems. Any such competition could adversely affect our business, financial condition and results of operations. The existence of multiple cable systems in the same geographic area is generally referred to as an overbuild. As of March 31, 2001, approximately 4.7% of the homes passed by our cable systems were overbuilt by other cable operators. We cannot assure you that competition will not develop in other markets that we now serve or that we will serve after any future acquisitions.

      We may be required to provide access to our cable network to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.

         The U.S. Congress, the Federal Communications Commission and some state legislatures and local franchising authorities have been asked to require cable operators to provide access over their cable systems to other Internet service providers. If we are required to provide open access, it could prohibit us from entering into or limit our existing agreements with Internet service providers, adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services. To date, the U.S. Congress, the Federal Communications Commission and various state legislatures considering the issue have declined to impose these requirements. In addition, several courts have ruled that local franchising authorities do not have the authority to impose an open access requirement. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

      The cost of attaching our facilities to poles owned by utilities may increase significantly.

         Cable television companies pay fees to electric and telephone utility companies for the use of space to affix their lines and associated equipment on the utilities' poles and in their underground conduits. The rates, terms and conditions of cable operators' attachments are regulated at the federal level unless state authorities regulate such matters, as is the case in certain states in which we operate. At the federal level, there is one rate formula for cable television systems and another formula, which produces somewhat higher rates, for telecommunication providers and cable systems which offer telecommunication services. The U.S. Supreme Court will review an adverse federal appellate court ruling that eliminated federal jurisdiction and oversight of pole and conduit attachment rates for cable operators that provide commingled cable television and high-speed Internet access services over their cable facilities. If this case is affirmed, the rates for thousands of our pole attachments are likely to significantly increase and the other contractual terms and conditions of our pole and conduit attachments will likely become more burdensome.

      If we offer telecommunications services, we may become subject to additional regulatory burdens.

         If we provide telecommunications services over our communications facilities, we may be required to obtain additional federal, state and local permits or other governmental authorizations to offer these services. This process, together with accompanying regulation of these services, would place additional costs and regulatory burdens on us.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

         o        discuss our future expectations;

         o contain projections of our future results of operations or of our financial condition; or

         o        state other "forward-looking" information.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                 USE OF PROCEEDS

         This exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement we entered into with the initial purchasers of the initial notes. We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

         We received net proceeds of approximately $487.0 million from the private offering of the initial notes. We used approximately $467.5 million of the net proceeds on January 24, 2001 to repay a portion of the indebtedness outstanding and related accrued interest under our subsidiary credit facilities and approximately $19.5 million for general corporate purposes.

         Our operating subsidiaries, through two separate borrowing groups we refer to as the Mediacom Midwest Group and the Mediacom USA Group, currently obtain bank financing through two separate credit facilities. Each borrowing group has a $550.0 million credit facility consisting of a $450.0 million revolving credit facility and a $100.0 million term loan. Immediately prior to the repayment of indebtedness as described in the prior paragraph, the indebtedness outstanding under the Mediacom Midwest and Mediacom USA subsidiary credit facilities was $302.0 million (including the $100.0 million term loan) and $364.0 million (including the $100.0 million term loan), respectively. These credit facilities, which have final maturities ranging from March 2008 to December 2008, are subject to earlier repayment dates ranging from June 2007 to December 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. The weighted average interest rates for indebtedness outstanding under the Mediacom Midwest Group and the Mediacom USA Group subsidiary credit facilities were 7.4% and 7.5%, respectively, as of January 24, 2001. Borrowings under our subsidiary credit facilities were used to refinance prior indebtedness, to fund certain acquisitions, and for general corporate purposes, including upgrades of our cable network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness--Subsidiary Credit Facilities" and our historical consolidated financial statements appearing elsewhere in this prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial statements as of March 31, 2001 and for the three months then ended and for the year ended December 31, 2000 are based on our historical consolidated financial statements and the historical consolidated financial statements of those businesses we acquired during the year ended December 31, 2000. The unaudited pro forma consolidated financial statements give effect to the following transactions:

(1) the $354.5 million equity contribution by Mediacom Communications in February 2000 and the application of $354.1 million of such equity contribution to repay indebtedness outstanding under our subsidiary credit facilities;

(2) our acquisition of nine cable systems during the year ended December 31, 2000 for an aggregate purchase price of $109.2 million and the incurrence of indebtedness under our subsidiary credit facilities to fund the purchase prices for the acquisitions;

(3) the issuance and sale of $500.0 million in aggregate principal amount of our 9 1/2% senior notes on January 24, 2001 and the application of $467.5 million of the net proceeds to repay indebtedness outstanding under our subsidiary credit facilities; and

(4) the incurrence of $275.0 million of additional indebtedness under our subsidiary credit facilities to fund the $125.0 million cash dividend paid to our manager on July 17, 2001 and our $150.0 million 12% preferred equity investment in Mediacom Broadband on July 18, 2001, collectively referred to in this section as the Mediacom Broadband transactions.

         The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2001 gives effect to the transactions described in clauses (3) and (4) above as if they occurred on January 1, 2001. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 gives effect to each of the transactions described in clauses (1), (2), (3) and (4) above as if they occurred on January 1, 2000. The unaudited pro forma consolidated balance sheet as of March 31, 2001 gives effect to the Mediacom Broadband transactions described in clause (4) above as if they occurred on March 31, 2001.

         The Financial Accounting Standards Board has finalized new accounting standards for the purchase method of accounting which could materially change the pro forma financial statements as they relate to the accounting for intangible assets. These new standards are not yet effective and will most likely be adopted later in 2001, for prospective application.

         The unaudited pro forma consolidated financial statements do not purport to represent what our financial condition or results of operations would actually have been had the transactions described above occurred on the dates indicated or to project our results of operations or financial condition for any future period or date. You should read our historical consolidated financial statements appearing elsewhere in this prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    For the Three Months Ended March 31, 2001

                                 (in thousands)

                                                                                  Adjustments for
                                                                  Adjustments       the Mediacom
                                               Mediacom LLC     for the Initial      Broadband      Mediacom LLC Pro
                                               (historical)      Notes Offering     Transactions          Forma
                                               ------------      --------------     ------------          -----
Statement of Operations Data:
Revenues.................................      $   90,334         $       --        $       --        $   90,334
Costs and expenses:
   Service costs.........................          31,477                 --                --            31,477
   Selling, general and administrative
     expenses............................          15,170                 --                --            15,170
   Management fee expense................           1,517                 --                --             1,517
   Depreciation and amortization.........          50,783                 66 (a)            --            50,849
   Non-cash stock charges relating
     to management fee expense...........           1,195                 --                --             1,195
                                               ----------         ----------        ----------        ----------
Operating loss...........................          (9,808)               (66)               --            (9,874)
Interest expense, net....................          20,734                575 (b)         4,356 (d)        25,665
Other (income) expenses..................         (27,843)                83 (c)        (4,672)(e)       (32,432)
                                               ----------         ----------        ----------        ----------
Net (loss) income before cumulative change
   in accounting principle...............      $   (2,699)        $     (724)       $      316        $   (3,107)
                                               ==========         ==========        ==========        ==========

           See accompanying notes to unaudited pro forma consolidated statement of operations

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    For the Three Months Ended March 31, 2001

(a) Represents the amortization of the original issue discount on the sale of $500.0 million in aggregate principal amount of our 9 1/2% senior notes on January 24, 2001.

(b) Represents the net effect of an increase to interest expense, net, resulting from the incurrence of indebtedness from our issuance and sale of $500.0 million aggregate principal amount of 9 1/2% senior notes on January 24, 2001 and the application of $467.5 million of the net proceeds to repay indebtedness outstanding under our subsidiary credit facilities, as follows:

                                                                                   Amount
                                                                                 (dollars in
                                                                                 thousands)
            Subsidiary credit facilities......................................   $    200,000
            8 1/2% senior notes...............................................        200,000
            77/8% senior notes................................................        125,000
            9 1/2% senior notes...............................................        500,000
                                                                                 ------------
            Total pro forma debt..............................................      1,025,000
            Weighted average interest rate of total pro forma debt............         8.3157%
                                                                                 ------------
            Mediacom LLC pro forma interest expense...........................         21,309
            Historical Mediacom LLC...........................................        (20,734)
                                                                                 ------------
            Increase to interest expense......................................   $        575
                                                                                 ============


(c) Represents a decrease to other (income) expenses due to increased commitment fees on the higher unused commitments under our subsidiary credit facilities following the repayment of indebtedness described in note (b) above.

(d) Represents an increase to interest expense, net, resulting from the incurrence of $275.0 million of additional indebtedness under our subsidiary credit facilities to fund the $125.0 million cash dividend paid to our manager and our $150.0 million 12% preferred equity investment in Mediacom Broadband, as follows:

                                                                            Amount
                                                                         (dollars in
                                                                          thousands)
Subsidiary credit facilities........................................... $    475,000
8 1/2% senior notes....................................................      200,000
77/8% senior notes.....................................................      125,000
9 1/2% senior notes....................................................      500,000
                                                                        ------------
Total pro forma debt...................................................    1,300,000
Weighted average interest rate of total pro forma debt.................       7.8969%
                                                                        ------------
Mediacom LLC pro forma interest expense................................       25,665
Pro forma interest expense per note (b) above..........................      (21,309)
                                                                        ------------
Increase to interest expense........................................... $      4,356
                                                                        ============


(e) Represents an increase to other (income) expenses resulting from: (i) our receipt of a quarterly cash dividend payment on our $150.0 million 12% preferred equity investment in Mediacom Broadband; and (ii) a reduction in commitment fees on lower unused commitments under our subsidiary credit facilities resulting from the incurrence of indebtedness described in note (d) above.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 2000
                                 (in thousands)

                                                                Adjustments for
                                                                    the 2000
                                                                  Acquisitions
                                                                    and Our
                                                                   Manager's
                                               Mediacom LLC          Equity        Mediacom LLC As
                                               (historical)       Contribution        Adjusted
                                               ------------       ------------        --------
Statement of Operations Data:
Revenues.................................      $  332,050         $   16,341 (a)      $348,391
Costs and expenses:
   Service costs.........................         114,234              6,344 (a)       120,578
   Selling, general and administrative
     expenses............................          55,820              2,732 (a)        58,552
   Management fee expense................           6,029                 --             6,029
   Depreciation and amortization.........         177,928              7,570 (b)       185,498
   Non-cash stock charges relating to
     management fee expense..............          28,254                 --            28,254
                                               ----------         ----------        ----------
Operating loss...........................         (50,215)              (305)          (50,520)
Interest expense, net....................          68,973              5,719 (c)        74,692
Other expenses (income)..................          30,036               (415)(d)        29,621
                                               ----------         ----------        ----------
Net loss.................................      $ (149,224)        $   (5,609)       $ (154,833)
                                               ==========         ==========        ==========






                                                                Adjustments for
                                             Adjustments for     the Mediacom
                                               the Initial         Broadband        Mediacom LLC
                                              Notes Offering     Transactions        Pro Forma
                                              --------------     ------------        ---------
Statement of Operations Data:
Revenues.................................      $       --        $       --         $  348,391
Costs and expenses:
   Service costs.........................              --                --            120,578
   Selling, general and administrative
     expenses............................              --                --             58,552
   Management fee expense................              --                --              6,029
   Depreciation and amortization.........           1,040 (e)            --            186,538
   Non-cash stock charges relating to
     management fee expense..............              --                --             28,254
                                               ----------        ----------         ----------
Operating loss...........................          (1,040)               --            (51,560)
Interest expense, net....................          12,141 (f)        19,678 (h)        106,511
Other expenses (income)..................           1,570 (g)       (18,687)(i)         12,504
                                               ----------        ----------         ----------
Net loss.................................      $  (14,751)       $     (991)        $ (170,575)
                                               ==========        ==========         ==========


           See accompanying notes to unaudited pro forma consolidated statement of operations

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 2000

(a) Represents the combined revenues, service costs and selling, general and administrative expenses for the nine cable systems we acquired in 2000. These amounts represent the actual historical financial results of these cable systems for the periods from January 1, 2000 to their respective dates of acquisition. See Note 3 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(b) Represents the actual historical combined depreciation and amortization for the nine cable systems we acquired in 2000 for the periods from January 1, 2000 to their respective dates of acquisition plus additional depreciation resulting from the step-up in value of these systems based on the final allocation of their aggregate purchase price. See Note 3 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(c) Represents the net effect of: (i) an increase to interest expense, net, resulting from the incurrence of indebtedness under our subsidiary credit facilities to fund our 2000 acquisitions; and (ii) a decrease to interest expense, net, resulting from the repayment of $354.1 million of outstanding indebtedness under our subsidiary credit facilities with proceeds from our manager's equity contribution in February 2000, as follows:

                                                                                                      Amount
                                                                                                   (dollars in
                                                                                                    thousands)
                                                                                                   ------------
            Subsidiary credit facilities....................................................       $    662,000
            8 1/2% senior notes................................................................         200,000
            77/8% senior notes..............................................................            125,000
                                                                                                   ------------
            Total pro forma debt............................................................            987,000
            Weighted average interest rate of total pro forma debt..........................             7.5676%
                                                                                                   ------------
            Mediacom LLC pro forma interest expense.........................................             74,692
            Historical Mediacom LLC.........................................................            (68,973)
                                                                                                   ------------
            Increase to interest expense....................................................       $      5,719
                                                                                                   ============

(d) Represents the net effect of: (i) a decrease to other expenses (income) due to a reduction in commitment fees on the lower unused commitments under our subsidiary credit facilities resulting from the incurrence of indebtedness to fund our 2000 acquisitions; and (ii) an increase to other expenses (income) due to the incremental commitment fees on the higher unused commitments under our subsidiary credit facilities resulting from the repayment of $354.1 million of outstanding indebtedness with proceeds from our manager's equity contribution in February 2000.

(e) Represents the amortization of the original issue discount on the sale of $500.0 million in aggregate principal amount of our 9 1/2% senior notes on January 24, 2001.

(f) Represents the net effect of an increase to interest expense, net, resulting from the incurrence of indebtedness from our issuance and sale of $500.0 million aggregate principal amount of 9 1/2% senior notes on January 24, 2001 and the application of $462.0 million of the net proceeds to repay indebtedness outstanding under our subsidiary credit facilities, as follows:

                                                                                                       Amount
                                                                                                    (dollars in
                                                                                                     thousands)
                                                                                                   ------------
            Subsidiary credit facilities....................................................       $    200,000
            8 1/2% senior notes.............................................................            200,000
            77/8% senior notes..............................................................            125,000
            9 1/2% senior notes.............................................................            500,000
                                                                                                   ------------
            Total pro forma debt............................................................          1,025,000
            Weighted average interest rate of total pro forma debt..........................             8.4715%
                                                                                                   ------------
            Mediacom LLC pro forma interest expense.........................................             86,833
            Pro forma interest expense per note (c) above...................................            (74,692)
                                                                                                   ------------
            Increase to interest expense....................................................       $     12,141
                                                                                                   ============


(g) Represents an increase to other expenses (income) due to increased commitment fees on higher unused commitments under our subsidiary credit facilities following the repayment of indebtedness described in note (f) above.

(h) Represents an increase to interest expense, net, resulting from the incurrence of $275.0 million of additional indebtedness under our subsidiary credit facilities to fund the $125.0 million cash dividend paid to our manager and our $150.0 million 12% preferred equity investment in Mediacom Broadband, as follows:

                                                                                                       Amount
                                                                                                    (dollars in
                                                                                                     thousands)
                                                                                                   ------------
            Subsidiary credit facilities....................................................       $    475,000
            8 1/2% senior notes.............................................................            200,000
            77/8% senior notes..............................................................            125,000
            9 1/2% senior notes.............................................................            500,000
                                                                                                   ------------
            Total pro forma debt............................................................          1,300,000
            Weighted average interest rate of total pro forma debt..........................            8.19315%
                                                                                                   ------------
            Mediacom LLC pro forma interest expense.........................................            106,511
            Pro forma interest expense per note (f) above...................................            (86,833)
                                                                                                   ------------
            Increase to interest expense....................................................       $     19,678
                                                                                                   ============


(i) Represents a decrease to other expenses (income) resulting from: (i) our receipt of a quarterly cash dividend payment on our $150.0 million 12% preferred equity investment in Mediacom Broadband; and (ii) a reduction in commitment fees on lower unused commitments under our subsidiary credit facilities resulting from the incurrence of indebtedness described in note (h) above.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              As of March 31, 2001

                             (dollars in thousands)

                                                                       Adjustments for the
                                                   Mediacom LLC         Mediacom Broadband         Mediacom LLC
                                                   (historical)            Transactions             Pro Forma
                                                  --------------          --------------          --------------
Assets:
Cash and cash equivalents...................      $       11,797          $           --          $       11,797
Subscriber accounts receivable, net.........              13,184                      --                  13,184
Prepaid expenses and other assets...........               8,331                      --                   8,331
Investments.................................               5,187                 150,000 (a)             155,187
Inventory...................................              17,253                      --                  17,253
Property and equipment, net.................             635,276                      --                 635,276
Intangible assets, net......................             662,684                      --                 662,684
Other assets, net...........................              28,795                      --                  28,795
                                                  --------------          --------------          --------------
   Total assets.............................      $    1,382,507          $      150,000          $    1,532,507
                                                  ==============          ==============          ==============

Liabilities and Member's Equity:
Debt                                              $    1,025,000          $      275,000 (b)      $    1,300,000
Accounts payable and accrued expenses.......              78,907                      --                  78,907
Subscriber advances.........................               4,267                      --                   4,267
Management fees payable.....................                 762                                             762
Deferred revenue............................               9,248                      --                   9,248
Other liabilities...........................               5,158                      --                   5,158
                                                  --------------          --------------          --------------
   Total liabilities........................           1,123,342                 275,000               1,398,342
                                                  ==============          ==============          ==============

Member's equity:

   Capital contributions....................             521,696                      --                 521,696
   Other equity.............................              19,793                      --                  19,793
   Accumulated comprehensive (loss) income..              (1,100)                     --                  (1,100)
   Accumulated deficit......................            (281,224)               (125,000)(c)            (406,224)
                                                  --------------          --------------          --------------
   Total member's equity....................             259,165                (125,000)                134,165
                                                  --------------          --------------          --------------
   Total liabilities and member's equity....      $    1,382,507          $      150,000          $    1,532,507
                                                  ==============          ==============          ==============



    See accompanying notes to unaudited pro forma consolidated balance sheet

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              As of March 31, 2001

(a) Represents our $150.0 million 12% preferred equity investment in Mediacom Broadband.

(b) Represents additional indebtedness incurred under our subsidiary credit facilities to fund the $125.0 million cash dividend paid to our manager and our $150.0 million 12% preferred equity investment in Mediacom Broadband.

(c)      Represents the $125.0 million cash dividend paid to our manager.

                        SELECTED HISTORICAL CONSOLIDATED

                            FINANCIAL AND OTHER DATA

         In the table below, we provide you with:

         o selected historical financial data for the period from January 1, 1996 through March 11, 1996, which are derived from the audited financial statements of Benchmark Acquisition Fund II Limited Partnership, which is our predecessor company;

         o selected historical consolidated financial and operating data for the period from the commencement of our operations on March 12, 1996 through December 31, 1996 and for the years ended December 31, 1997, 1998, 1999 and 2000 and balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 which are derived from our audited consolidated financial statements; and

         o unaudited selected historical consolidated financial and operating data for the three months ended March 31, 2000 and 2001 which are derived from our unaudited consolidated financial statements.

         In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year.

         We commenced operations on March 12, 1996 with the acquisition of a cable system from Benchmark Acquisition Fund II Limited Partnership and have since completed 19 additional acquisitions as of March 31, 2001. The historical results of operations of the cable systems acquired have been included from their respective dates of acquisition to the end of the period presented.

         We were formed as a limited liability company in July 1995 and our taxable income or loss was included in the federal and certain state income tax returns of the Mediacom LLC members.

            Selected Historical Consolidated Financial and Other Data

                                                    Predecessor                                            Mediacom LLC
                                                     January 1      March 12
                                                      Through        Through        Year Ended      Year Ended     Year Ended
                                                     March 11,     December 31,    December 31,    December 31,   December 31,
                                                       1996            1996            1997           1998            1999
                                                   -----------     -----------     -----------     -----------     -----------

                                                                                                         (dollars in thousands)
Statement of Operations Data:
   Revenues ....................................   $     1,038     $     5,411     $    17,634     $   129,297     $   176,052
   Costs and expenses:
      Service costs ............................           297           1,511           5,547          43,849          58,058
      Selling, general and administrative
      expenses .................................           222             931           2,696          25,596          32,949
      Management fee expense(a) ................            52             270             882           5,797           6,951
      Depreciation and amortization ............           527           2,157           7,636          65,793         101,065
      Non-cash stock charges relating to
      management fee
      expense(b) ...............................            --              --              --              --          15,445
                                                   -----------     -----------     -----------     -----------     -----------
   Operating (loss) income .....................           (60)            542             873         (11,738)        (38,416)
   Interest expense, net(c) ....................           201           1,528           4,829          23,994          37,817
   Other expenses (income)(d) ..................            --             967             640           4,058           5,087
                                                   -----------     -----------     -----------     -----------     -----------

   Net loss before cumulative change in
   accounting principle ........................          (261)         (1,953)         (4,596)        (39,790)        (81,320)
   Cumulative effect of change in accounting
   principle(e) ................................            --              --              --              --              --
                                                   -----------     -----------     -----------     -----------     -----------
   Net loss ....................................   $      (261)    $    (1,953)    $    (4,596)    $   (39,790)    $   (81,320)
                                                   ===========     ===========     ===========     ===========     ===========

Balance Sheet Data (end of period):

   Total assets ................................                   $    46,560     $   102,791     $   451,152     $ 1,272,881
   Debt ........................................                        40,529          72,768         337,905       1,139,000
   Total member's equity .......................                         4,537          24,441          78,651          54,615

Other Data:

   System cash flow ............................   $       519     $     2,969     $     9,391     $    59,852     $    85,045
   System cash flow margin .....................          50.0%           54.9%           53.3%           46.3%           48.3%
   EBITDA ......................................   $       467     $     2,699     $     8,509     $    54,055     $    78,094
   EBITDA margin ...............................          45.0%           49.9%           48.3%           41.8%           44.4%
   Net cash flows provided by operating
   activities ..................................   $       226     $       237     $     7,007     $    53,556     $    54,216
   Net cash flows used in investing activities .           (86)        (45,257)        (60,008)       (397,085)       (851,548)
   Net cash flows provided by financing
   activities ..................................            --          45,416          53,632         344,714         799,593
   Deficiency of earnings over fixed charges(f)                         (1,953)         (4,596)        (40,804)        (83,091)

Operating Data (end of period, except average):

   Homes passed ................................                        38,749          87,750         520,000       1,071,500
   Basic subscribers ...........................                        27,153          64,350         354,000         719,000
   Basic penetration ...........................                          70.1%           73.3%           68.1%           67.1%
   Premium service units .......................                        11,691          39,288         407,100         587,000
   Premium penetration .........................                          43.1%           61.1%          115.0%           81.6%
   Average monthly revenues per basic subscriber                                   $     32.11     $     32.88     $     35.52




                                                     Year Ended           Three Months Ended
                                                    December 31,              March 31,
                                                        2000            2000            2001
                                                     -----------     -----------     -----------
                                                                   (unaudited)
                                                               dollars in thousands

Statement of Operations Data:
   Revenues ....................................     $   332,050     $    77,440     $    90,334
   Costs and expenses:
      Service costs ............................         114,234          26,635          31,477
      Selling, general and administrative
      expenses .................................          55,820          13,389          15,170
      Management fee expense(a) ................           6,029           1,420           1,517
      Depreciation and amortization ............         177,928          40,680          50,783
      Non-cash stock charges relating to
      management fee
      expense(b) ...............................          28,254          26,073           1,195
                                                     -----------     -----------     -----------
   Operating (loss) income .....................         (50,215)        (30,757)         (9,808)
   Interest expense, net(c) ....................          68,973          18,423          20,734
   Other expenses (income)(d) ..................          30,036             457         (27,843)
                                                     -----------     -----------     -----------

   Net loss before cumulative change in
   accounting principle ........................        (149,224)        (49,637)         (2,699)
   Cumulative effect of change in accounting
   principle(e) ................................              --              --           1,642
                                                     -----------     -----------     -----------
   Net loss ....................................     $  (149,224)    $   (49,637)    $    (4,341)
                                                     ===========     ===========     ===========

Balance Sheet Data (end of period):

   Total assets ................................     $ 1,375,772     $ 1,252,097     $ 1,382,507
   Debt ........................................         987,000         800,000       1,025,000
   Total member's equity .......................         262,997         362,595         259,165

Other Data:

   System cash flow ............................     $   161,996     $    37,416     $    43,687
   System cash flow margin .....................            48.8%           48.3%           48.4%
   EBITDA ......................................     $   155,967     $    35,996     $    42,170
   EBITDA margin ...............................            47.0%           46.5%           46.7%
   Net cash flows provided by operating
   activities ..................................     $    93,218     $    18,532     $    25,520
   Net cash flows used in investing activities .        (295,613)        (36,798)        (43,151)
   Net cash flows provided by financing
   activities ..................................         202,015          15,400          25,335
   Deficiency of earnings over fixed charges(f)         (154,541)        (50,775)         (5,660)

Operating Data (end of period, except average):

   Homes passed ................................       1,173,000       1,073,000       1,178,000
   Basic subscribers ...........................         779,000         720,000         777,000
   Basic penetration ...........................            66.4%           67.1%           66.0%
   Premium service units .......................         597,000         516,700         599,500
   Premium penetration .........................            76.6%           71.8%           77.2%
   Average monthly revenues per basic subscriber     $     38.45     $     35.88     $     38.70


                                                                        (notes on following page)

(a) Represents fees paid to Mediacom Management Corporation, a Delaware corporation, for management services rendered to our operating subsidiaries. Mediacom Management utilized these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to our operating agreement. The amended agreements provided for management fees equal to 2% of annual gross revenues. Each of the management agreements was terminated upon the completion of Mediacom Communications' initial public offering and were replaced with new agreements between Mediacom Communications and our operating subsidiaries. See Notes 7 and 12 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(b) Represents non-cash stock charges relating to management fee expense for the year ended December 31, 1999 and the three months ended March 31, 2000 of $0.6 million and $24.5 million resulting from the termination of the management agreements with Mediacom Management on the date of Mediacom Communications' initial public offering in February 2000. Additionally, for the years ended December 31, 1999 and 2000, we incurred non-cash stock charges relating to management fee expense of $14.8 million and $3.8 million, respectively, and for the three months ended March 31, 2000 and 2001, we incurred non-cash stock charges relating to management fee expense of $1.6 million and $1.2 million, respectively, resulting from the vesting of equity grants to certain members of our management team. See Notes 7 and 11 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

(c) Net of interest income. Interest income for the periods presented was not material.

(d) Includes a $28.5 million non-cash charge, recorded during the year ended December 31, 2000, related to our investment in SoftNet Systems, Inc., based on a decline in value that was considered other than temporary. Also includes recognition of $30.0 million in other income for the three months ended March 31, 2001 related to the elimination of the remainder of the deferred revenue resulting from the termination of our contract with SoftNet Systems, Inc. See Note 10 of our historical consolidated financial statements for the year ended December 31, 2000 and Note 5 of our historical consolidated financial statements for the three months ended March 31, 2001 appearing elsewhere in this prospectus.

(e) Relates to our adoption of Statements of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

(f) For the purpose of this calculation, earnings are defined as net loss before fixed charges. Fixed charges represents total interest costs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         We do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance because of certain significant past events. Those events include numerous acquisitions and several financing transactions.

Organization

         We were organized as a New York limited liability company in July 1995 and serve as a holding company for our operating subsidiaries. Mediacom Capital Corporation, our wholly-owned subsidiary, was organized as a New York corporation in March 1998 for the sole purpose of acting as our co-issuer of public debt securities and does not conduct operations of its own. Mediacom Communications was organized as a Delaware corporation in November 1999 and completed its initial public offering in February 2000. Immediately prior to the completion of Mediacom Communications' initial public offering, Mediacom Communications issued shares of its common stock in exchange for all of our outstanding membership interests and became our sole member and manager.

         Until Mediacom Communications' initial public offering in February 2000, Mediacom Management Corporation, a Delaware corporation, provided management services to our operating subsidiaries and received annual management fees. Mediacom Management utilized these fees to compensate its employees as well as to fund its corporate overhead. Such management fees ranged from 4.0% to 5.0% of our annual gross revenues until November 19, 1999. On such date, the management agreements with Mediacom Management were amended in connection with an amendment to our operating agreement to provide for annual management fees equal to 2.0% of annual gross revenues. As part of this amendment, Mediacom Management waived all management fees incurred from July 1, 1999 through November 19, 1999 by our operating subsidiaries. The management agreements were terminated on the date of Mediacom Communications' initial public offering and were replaced with new management agreements between Mediacom Communications and our operating subsidiaries. See Notes 7 and 12 of our historical consolidated financial statements for the year ended December 31, 2000 appearing elsewhere in this prospectus.

Acquisitions

         We have significantly expanded our business since January 1, 1998 through acquisitions. All acquisitions have been accounted for under the purchase method of accounting and, therefore, our historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date. In 1998, we completed three acquisitions of cable systems serving a total of approximately 282,100 basic subscribers as of their respective acquisition dates (the "1998 Acquisitions"). In 1999, we completed two acquisitions of cable systems serving a total of approximately 358,000 basic subscribers as of their respective acquisition dates (the "1999 Acquisitions"). In 2000, we completed nine acquisitions of cable systems serving a total of approximately 53,000 basic subscribers as of their respective acquisition dates (the "2000 Acquisitions"). We did not complete any acquisitions during the three months ended March 31, 2001.

         The table below sets forth information on the acquisitions we completed in 1998, 1999 and 2000.

                                                                                                 Basic Subscribers
                                                                             Purchase Price            as of
Predecessor Owner                                     Acquisition Date       (in millions)       Acquisition Date
-----------------                                     ----------------       -------------       ----------------
Jones Intercable, Inc.                                January 1998             $    21.4                17,200
Cablevision Systems Corporation                       January 1998                 308.2               261,100
Cablevision Systems Corporation (Caruthersville)      October 1998                   5.0                 3,800
Zylstra Communications Corporation                    October 1999                  19.5                14,000
Triax Midwest Associates, L.P.                        November 1999                740.1               344,000
Rapid Communications Partners, L.P.                   April 2000                     8.0                 6,000
MidAmerican Cable Systems, L.P.                       April 2000                     8.0                 5,000
TriCable, Inc                                         May 2000                       1.8                 1,000
Spirit Lake Cable TV, Inc.                            June 2000                     10.8                 5,000
South Kentucky Services Corporation                   July 2000                      2.1                 1,000
Dowden Midwest Cable Partners, L.P.                   August 2000                    1.2                 1,000
Illinet Communications of Central Illinois, LLC       October 2000                  15.8                 8,000
Satellite Cable Services, Inc.                        October 2000                  27.5                12,000
AT&T Broadband, LLC                                   December 2000                 34.0                14,000
                                                                                --------               -------
                                                                                $1,203.4               693,100


General

         Since January 1, 1998, we have generated significant increases in revenues principally as a result of our acquisition activities and increases in monthly revenues per basic subscriber. Approximately 92.5% of our revenues for the three months ended March 31, 2001 are attributable to monthly subscription fees charged to customers for our core cable television services, including basic, expanded basic and premium programming, digital cable television programming services, cable modem service, wire maintenance, equipment rental and services to commercial establishments provided by our cable systems. The remaining approximately 7.5% of revenue represents pay-per-view charges, installation and reconnection fees, late payment fees, advertising revenues and other ancillary revenues. Franchise fees charged to customers are also included in their corresponding revenue category.

         Our operating expenses consist of service costs and selling, general and administrative expenses directly attributable to our cable systems. Service costs include fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel and plant operating costs. Programming costs have historically increased at rates in excess of inflation due to increases in the number of programming services we have offered and improvements in the quality of programming. Under the Federal Communication Commission's existing cable rate regulations, we will be able to increase our rates for cable television services to cover any increases in the programming costs. However, competitive factors may limit our ability to increase our rates. We benefit from our membership in a cooperative of cable television companies which serves over twelve million basic subscribers and which provides its members with volume discounts from programming suppliers and cable equipment vendors. Selling, general and administrative expenses directly attributable to our cable television systems include wages and salaries for customer service and administrative personnel, franchise fees and expenses related to billing, marketing, bad debt, advertising sales and office administration. Management fee expense reflects fees paid to Mediacom Communications for management services rendered to our operating subsidiaries.

         The high level of depreciation and amortization associated with our acquisition activities and capital investment program, as well as the interest expense related to our financing activities, have caused us to report net losses in our limited operating history. We believe that such net losses are common for cable television companies and anticipate that we will continue to incur net losses for the foreseeable future.

         EBITDA represents operating loss before depreciation and amortization and non-cash stock charges relating to management fee expense. EBITDA:

         o is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         o is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         o should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

Results of Operations

      Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

         Actual Results

         The following historical information includes the results of operations of the 2000 Acquisitions, only for that portion of the respective period that such cable television systems were owned by us.

         Revenues. Revenues increased 16.7% to $90.3 million for the three months ended March 31, 2001 as compared to $77.4 million for the three months ended March 31, 2000. Of the revenue increase of $12.9 million, approximately $6.0 million was attributable to the 2000 Acquisitions. Excluding the 2000 Acquisitions, revenues increased primarily due to basic rate increases associated with new programming introductions in our core television services and to customer growth in our recently launched digital cable and high-speed Internet access services.

         Service costs. Service costs increased 18.2% to $31.5 million for the three months ended March 31, 2001 as compared to $26.6 million for the three months ended March 31, 2000. Of the service cost increase of $4.9 million, approximately $2.6 million was attributable to the 2000 Acquisitions. Excluding the 2000 Acquisitions, these costs increased primarily as a result of higher programming expenses, including rate increases by programmers and the costs of channel additions, and recurring costs associated with our high-speed Internet access services. As a percentage of revenues, service costs were 34.8% for the three months ended March 31, 2001, as compared with 34.4% for the three months ended March 31, 2000.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased 13.3% to $15.2 million for the three months ended March 31, 2001 as compared to $13.4 million for the three months ended March 31, 2000. Of the selling, general and administrative expenses increase of $1.8 million, approximately $1.1 million was attributable to the 2000 Acquisitions. Excluding the 2000 Acquisitions, these costs increased primarily as a result of marketing costs associated with the promotion of our new product offerings and higher customer service employee expense. As a percentage of revenues, selling, general and administrative expenses were 16.8% for the three months ended March 31, 2001 as compared with 17.3% for the three months ended March 31, 2000.

         Management fee expense. Management fee expense increased 6.8% to $1.5 million for the three months ended March 31, 2001 as compared to $1.4 million for the three months ended March 31, 2000. As a percentage of revenues, management fee expense was 1.7% for the three months ended March 31, 2001 as compared with 1.8% for the three months ended March 31, 2000.

         Depreciation and amortization. Depreciation and amortization increased 24.8% to $50.8 million for the three months ended March 31, 2001 as compared to $40.7 million for the three months ended March 31, 2000. This increase was due to our purchase of the 2000 Acquisitions and capital expenditures associated with the upgrade of our cable systems.

         Non-cash stock charges relating to management fee expense. Non-cash stock charges relating to management fee expense decreased 95.4% to $1.2 million for the three months ended March 31, 2001 as compared to $26.1 million for the three months ended March 31, 2000. This decrease is due to a one-time $24.5 million charge which occurred in February 2000, resulting from the termination of the management agreements with Mediacom Management on the date of our manager's initial public offering.

         Interest expense, net. Interest expense, net, increased 12.5% to $20.7 million for the three months ended March 31, 2001 as compared to $18.4 million for the three months ended March 31, 2000. This increase was primarily due to higher cost of debt, resulting from the issuance of our 9 1/2% senior notes issued in January 2001, and higher average debt outstanding for the three months ended March 31, 2001.

         Other (income) expenses. Other income was $27.8 million for the three months ended March 31, 2001 as compared to $457,000 of other expense for the three months ended March 31, 2000. This change was principally due to the elimination of the remainder of the deferred SoftNet revenue resulting from the termination of the contract with SoftNet Systems, Inc.

         Net loss. Due to the factors described above and a one-time charge of $1.6 million resulting from the cumulative effect of change in accounting principle, we generated a net loss of $4.3 million for the three months ended March 31, 2001 as compared to a net loss of $49.6 million for the three months ended March 31, 2000.

         EBITDA. EBITDA increased 17.2% to $42.2 million for the three months ended March 31, 2001 as compared to $36.0 million for the three months ended March 31, 2000. Of the EBITDA increase of $6.2 million, approximately $2.4 million was attributable to the 2000 Acquisitions. Excluding the 2000 Acquisitions, EBITDA increased primarily due to the increase in revenues described above, offset in part by the increases in service costs, selling, general and administrative expenses and management fee expense described above. As a percentage of revenues, EBITDA increased to 46.7% for the three months ended March 31, 2001 as compared with 46.5% for the three months ended March 31, 2000.

         Selected Pro Forma Results

         We have reported the results of operations of the 2000 Acquisitions from the date of their respective acquisition. The financial information below for the three months ended March 31, 2001 and 2000, presents selected unaudited pro forma operating results assuming the purchase of the 2000 Acquisitions had been consummated on January 1, 2000. This financial information is not necessarily indicative of what results would have been had we operated these cable systems since the beginning of 2000.

                                                                                    Three Months Ended March 31,
                                                                                 ----------------------------------
                                                                                      2001                2000
                                                                                 --------------      --------------
                                                                                    (dollars in thousands, except
                                                                                        per subscriber data)
Operating Data:
Revenues...................................................................      $       90,334      $       82,987
Costs and expenses:
   Service costs...........................................................              31,477              28,989
   Selling, general and administrative expenses............................              15,170              14,458
   Management fee expense..................................................               1,517               1,420
   Depreciation and amortization...........................................              50,783              43,369
   Non-cash stock charges relating to management fee expense...............               1,195              26,073
                                                                                 --------------      --------------
Operating loss.............................................................      $       (9,808)     $      (31,322)
                                                                                 ==============      ==============
Other Data:
EBITDA.....................................................................      $       42,170      $       38,120
EBITDA margin(1)...........................................................                46.7%               45.9%
Basic subscribers(2).......................................................             777,000             771,600
Average monthly revenue per basic subscriber(3)............................              $38.70              $35.87

------------------------------------
(1)   Represents EBITDA as a percentage of revenues.
(2)   At end of the period.
(3) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for the period.

         Revenues increased 8.9% to $90.3 million for the three months ended March 31, 2001, as compared to $83.0 million for the three months ended March 31, 2000. This increase was attributable principally to basic rate increases associated with new programming introductions in our core television services, internal subscriber growth of 0.7% and to customer growth in our recently launched digital cable and high-speed Internet access services.

         Service costs and selling, general and administrative expenses in the aggregate increased 7.4% to $46.6 million for the three months ended March 31, 2001 from $43.4 million for the three months ended March 31, 2000, principally due to higher programming costs, costs associated with our high-speed Internet access services, marketing costs associated with the promotion of our new product offerings and higher customer service employee expense.

         Management fee expense increased 6.8% to $1.5 million for the three months ended March 31, 2001 from $1.4 million for the three months ended March 31, 2000. As a percentage of revenues, management fee expense was 1.7% for the three months ended March 31, 2001 and 2000.

         Depreciation and amortization increased 17.1% to $50.8 million for the three months ended March 31, 2001 from $43.4 million for the three months ended March 31, 2000. This increase was principally due to capital expenditures associated with the upgrade of our cable systems. Non-cash stock charges relating to management fee expense were as reported above.

         As a result of the above factors, we generated an operating loss of $9.8 million for the three months ended March 31, 2001, compared to $31.3 million for the three months ended March 31, 2000.

         EBITDA increased by 10.6% to $42.2 million for the three months ended March 31, 2001 from $38.1 million for the three months ended March 31, 2000. The EBITDA margin improved to 46.7% for the three months ended March 31, 2001 from 45.9% for the three months ended March 31, 2000.

     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

         Actual Results

         The following historical information includes the results of operations of the 1999 Acquisitions and the 2000 Acquisitions (together, the "1999-2000 Acquisitions"), only for that portion of the respective period that such cable systems were owned by us.

         Revenues. Revenues increased 88.6% to $332.1 million for the year ended December 31, 2000 as compared to $176.1 million for the prior year. Of the revenue increase of $156.0 million, $137.8 was attributable to the 1999-2000 Acquisitions. Excluding the 1999-2000 Acquisitions, revenues increased 11.9% primarily due to basic rate increases associated with new programming introductions in our core cable television services and to customer growth in our recently launched digital cable and high-speed Internet access services.

         Service costs. Service costs increased 96.8% to $114.2 million for the year ended December 31, 2000 as compared to $58.1 million for the prior year. The 1999-2000 Acquisitions accounted for $48.2 million of the total increase. Excluding the 1999-2000 Acquisitions, these costs increased 16.1% primarily as a result of higher programming expenses, including the cost of additional channel offerings to our basic subscribers. As a percentage of revenues, service costs were 34.4% for the year ended December 31, 2000 as compared with 33.0% for the prior year.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased 69.4% to $55.8 million for the year ended December 31, 2000 as compared to $32.9 million for the prior year. The 1999-2000 Acquisitions accounted for $21.5 million of the total increase. Excluding the 1999-2000 Acquisitions, these costs increased 4.6%. As a percentage of revenues, selling, general and administrative expenses were 16.8% for the year ended December 31, 2000 as compared with 18.7% for the prior year.

         Management fee expense. Management fee expense decreased 13.3% to $6.0 million for the year ended December 31, 2000 as compared to $7.0 million for the prior year. As a percentage of revenues, management fee expense was 1.8% for the year ended December 31, 2000 as compared with 3.9% for the prior year. The decrease in management fee expense was primarily due to higher amounts charged by Mediacom Management during the year ended December 31, 1999 under management agreements between Mediacom Management and our operating subsidiaries. Such management agreements were terminated on the date of Mediacom Communications' initial public offering in February 2000 and were replaced with new management agreements between Mediacom Communications and our operating subsidiaries. See Notes 7 and 12 of our historical consolidated financial statements appearing elsewhere in this prospectus.

         Depreciation and amortization. Depreciation and amortization increased 76.1% to $177.9 million for the year ended December 31, 2000 as compared to $101.1 million in the prior year. This increase was due to our purchase of the 1999-2000 Acquisitions and additional capital expenditures associated with the upgrade of our cable systems.

         Non-cash stock charges relating to management fee expense. Non-cash stock charges relating to management fee expense increased 82.9% to $28.3 million for the year ended December 31, 2000 as compared to $15.4 million in the prior year. The non-cash charges in 2000 consist of a one-time $24.5 million charge resulting from the termination of the management agreements with Mediacom Management on the date of Mediacom Communications' initial public offering and a $3.8 million charge related to the vesting of equity grants made to certain members of our management team during 1999. Non-cash stock charges relating to management fee expense for the year ended December 31, 1999 consist of a $628,000 charge resulting from amendments to our management agreements with Mediacom Management and a $14.8 million charge related to the vesting of equity grants to certain members of our management team. See Notes 7 and 11 of our historical consolidated financial statements appearing elsewhere in this prospectus.

         Operating loss. Due to the factors described above, we generated an operating loss of $50.2 million for the year ended December 31, 2000 as compared to an operating loss of $38.4 million for the year ended December 31, 1999.

         Interest expense, net. Interest expense, net, increased 82.4% to $69.0 million for the year ended December 31, 2000 as compared to $37.8 million for the prior year. This increase was substantially due to higher average debt outstanding during the year ended December 31, 2000 as a result of the indebtedness incurred in connection with the purchase of the 1999-2000 Acquisitions and to fund capital expenditures.

         Other expenses. Other expenses increased 490.4% to $30.0 million for the year ended December 31, 2000 as compared to $5.1 million for the prior year. This change was principally due to a non-cash loss of $28.5 million resulting from the decline in value of our investment in shares of SoftNet Systems, Inc. common stock that was deemed other than temporary. See Note 10 of our historical consolidated financial statements appearing elsewhere in this prospectus.

         Net loss. Due to the factors described above, we generated a net loss of $149.2 million for the year ended December 31, 2000 as compared to a net loss of $81.3 million for the prior year.

         EBITDA. EBITDA increased 99.7% to $156.0 million for the year ended December 31, 2000 as compared to $78.1 million for the prior year. Of the EBITDA increase of $77.9 million, approximately $65.8 million was attributable to the 1999-2000 Acquisitions. Excluding the 1999-2000 Acquisitions, EBITDA increased primarily due to the increase in revenues described above, offset in part by the increases in service costs, selling, general and administrative expenses and management fee expense described above. As a percentage of revenues, EBITDA increased to 47.0% for the year ended December 31, 2000 compared to 44.4% for the prior year.

         Selected Pro Forma Results

         We report the results of operations of the 1999-2000 Acquisitions from the date of their respective acquisition. The financial information below for the years ended December 31, 2000 and 1999 presents selected unaudited pro forma operating results assuming the purchase of the Acquired Systems had been consummated on January 1, 1999. This financial information is not necessarily indicative of what results would have been had we operated these cable systems since the beginning of 1999.

                                                                               Years Ended December 31,
                                                                        -----------------------------------
                                                                             2000                  1999
                                                                        --------------       --------------
                                                                             (dollars in thousands, except
                                                                                 per subscriber data)
Operating Data:
Revenues.............................................................   $      348,391       $      318,086
Costs and expenses:
   Service costs.....................................................          120,578              108,049
   Selling, general and administrative expenses......................           58,552               56,718
   Management fee expense............................................            6,029               11,175
   Depreciation and amortization.....................................          185,498              165,712
   Non-cash stock charges relating to management fee expense.........           28,254               15,445
                                                                        --------------       --------------
Operating loss.......................................................   $      (50,520)      $      (39,013)
                                                                        ==============       ==============

Other Data:

EBITDA...............................................................   $      163,232       $      142,144
EBITDA margin (1)....................................................             46.9%                44.7%
Basic subscribers (2)................................................          779,000              770,600
Average monthly revenue per basic subscriber (3).....................          $38.45                $35.39


------------------------------------
(1)   Represents EBITDA as a percentage of revenues.
(2)   At end of the period.
(3) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for the period.

         Revenues increased 9.5% to $348.4 million for the year ended December 31, 2000, as compared to $318.1 million for the prior year. This increase was attributable principally to internal subscriber growth of 1.1%, basic rate increases associated with new programming introductions in our core cable television services and to customer growth in our recently launched digital cable and high-speed Internet access services.

         Service costs and selling, general and administrative expenses in the aggregate increased 8.7% to $179.1 million for the year ended December 31, 2000 from $164.8 million for the prior year, principally due to higher programming costs.

         Management fee expense decreased 46.0% to $6.0 million for the year ended December 31, 2000 from $11.2 million for the prior year. This decrease was primarily attributable to the reduction of the 1999 Acquisitions' management fee expense subsequent to their acquisition and the termination of management agreements between Mediacom Management and our operating subsidiaries. Such management agreements were terminated on the date of Mediacom Communications' initial public offering in February 2000 and were replaced with new management agreements between Mediacom Communications and our operating subsidiaries. As a percentage of revenues, management fee expense was 1.7% for the year ended December 31, 2000 as compared with 3.5% for the prior year.

         Depreciation and amortization increased 11.9% to $185.5 million for the year ended December 31, 2000 from $165.7 million for the prior year. This increase was principally due to capital expenditures associated with the upgrade of our cable systems. Non-cash stock charges relating to management fee expense were as reported above.

         As a result of the above factors, we generated an operating loss of $50.5 million for the year ended December 31, 2000, compared to $39.0 million for the prior year.

         EBITDA increased by 14.8% to $163.2 million for the year ended December 31, 2000 from $142.1 million for the prior year. The EBITDA margin improved to 46.9% for the year ended December 31, 2000 from 44.7% for the year ended December 31, 1999.

      Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

         Actual Results

         The following historical information includes the results of operations of the 1998 Acquisitions and the 1999 Acquisitions (together, the "1998-1999 Acquisitions"), only for that portion of the respective period that such cable systems were owned by us.

         Revenues. Revenues increased 36.2% to $176.1 million for the year ended December 31, 1999 as compared to $129.3 million for the prior year. The 1998-1999 Acquisitions accounted for $43.0 million of the total increase. Excluding the 1998-1999 Acquisitions, revenues increased 13.9% primarily due to basic rate increases associated with new programming introductions in our core cable television services and to internal basic subscriber growth of 1.9%.

         Service costs. Service costs increased 32.4% to $58.1 million for the year ended December 31, 1999 as compared to $43.8 million for the prior year. The 1998-1999 Acquisitions accounted for $12.8 million of the total increase. Excluding the 1998-1999 Acquisitions, these costs increased 18.8% primarily as a result of higher programming costs. As a percentage of revenues, service costs were 33.0% for the year ended December 31, 1999, as compared to 33.9% for the prior year.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased 28.7% to $32.9 million for the year ended December 31, 1999 as compared to $25.6 million for the prior year. The 1998-1999 Acquisitions accounted for $7.1 million of the total increase. Excluding the 1998-1999 Acquisitions, these costs increased 5.5% primarily due to increased marketing costs associated with the promotion of new programming services and increased personnel expenses. As a percentage of revenues, selling, general and administrative expenses were 18.7% for the year ended December 31, 1999 as compared to 19.8% for the prior year.

         Management fee expense. Management fee expense increased 19.9% to $7.0 million for the year ended December 31, 1999 as compared to $5.8 million for the prior year, due to the higher revenues generated in the 1999 period. The management agreements were amended on November 19, 1999 in connection with an amendment to our operating agreement to provide annual management fees equal to 2.0% of annual gross revenues. See Note 7 of our historical consolidated financial statements appearing elsewhere in this prospectus.

         Depreciation and amortization. Depreciation and amortization increased 53.6% to $101.1 million for the year ended December 31, 1999, as compared to $65.8 million for the prior year. This increase was substantially due to our purchase of the 1999 Acquisitions and additional capital expenditures associated with the upgrade of our cable systems.

         Non-cash stock charges relating to management fee expense. Non-cash stock charges relating to management fee expense were $15.4 million for the year ended December 31, 1999. These non-cash charges resulted from amendments to our management agreements with Mediacom Management and a grant of equity interests to certain members of our management team. See Notes 7 and 11 of our historical consolidated financial statements appearing elsewhere in this prospectus.

         Operating loss. Due to the factors described above, we generated an operating loss of $38.4 million for the year ended December 31, 1999 as compared to an operating loss of $11.7 million for the prior year.

         Interest expense, net. Interest expense, net, increased 57.6% to $37.8 million for the year ended December 31, 1999 as compared to $24.0 million for the prior year. This increase was substantially due to higher average debt outstanding during the 1999 period as a result of the indebtedness incurred in connection with the purchase of the 1999 Acquisitions and to fund capital expenditures.

         Other expenses. Other expenses increased 25.4% to $5.1 million for the year ended December 31, 1999 as compared to $4.1 million for the prior year. This increase was principally due to acquisition fees payable to Mediacom Management in 1999 relating to the 1999 Acquisitions.

         Net loss. Due to the factors described above, we generated a net loss of $81.3 million for the year ended December 31, 1999 as compared to a net loss of $39.8 million for the prior year.

         EBITDA. EBITDA increased 44.5% to $78.1 million for the year ended December 31, 1999, as compared to $54.1 million for the prior year. Of the EBITDA increase of $24.0 million, approximately $22.1 million was attributable to the 1998-1999 Acquisitions. Excluding the 1998-1999 Acquisitions, EBITDA increased primarily due to the increase in revenues described above, offset in part by the increases in service costs, selling, general and administrative expenses and management fee expense described above. As a percentage of revenues, EBITDA increased to 44.4% for the year ended December 31, 1999 as compared to 41.8% for the prior year.

Liquidity and Capital Resources

         Our business requires substantial capital for the upgrade, expansion and maintenance of our cable systems. In addition, we have pursued, and will continue to pursue, a business strategy that includes selective acquisitions. We have funded and will continue to fund our working capital requirements, capital expenditures and acquisitions through a combination of internally generated funds, long-term borrowings and equity financings.

Investing Activities

         Our capital expenditures were $182.6 million, $86.7 million and $53.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The higher capital expenditures in 2000 reflect the significant investments we are making in the 1999-2000 Acquisitions and our accelerated network upgrade program. We plan to continue our aggressive cable network upgrade program and expect that 90% of our cable network will be upgraded with 550MHz to 870MHz bandwidth capacity and 80% of our homes passed will have two-way communications capability by year-end 2001. To achieve these targets and to fund other requirements, including new plant construction, headend eliminations, regional fiber interconnections, digital and high-speed data equipment and network maintenance, we expect to invest approximately $190.0 million, $170.0 million and $100.0 million in capital expenditures in 2001, 2002 and 2003, respectively. For the three months ended March 31, 2001, our capital expenditures were $42.3 million.

         In 1998, we completed three acquisitions of cable systems serving a total of approximately 282,100 basic subscribers, as of their respective acquisition dates, for an aggregate purchase price of $334.6 million. In 1999, we completed two acquisitions of cable systems serving a total of approximately 358,000 basic subscribers, as of their respective acquisition dates, for an aggregate purchase price of $759.6 million. In 2000, we completed nine acquisitions of cable systems serving a total of approximately 53,000 basic subscribers, as of their respective acquisition dates, for an aggregate purchase price of $109.2 million. We did not complete any acquisitions during the three months ended March 31, 2001.

         On July 18, 2001, we made a $150.0 million preferred equity investment in Mediacom Broadband, LLC, a newly-formed, wholly-owned subsidiary of our manager, that was funded with borrowings under our subsidiary credit facilities. This preferred equity investment has a 12% annual cash dividend, payable quarterly. Mediacom Broadband used these proceeds to fund a portion of the purchase price of its acquisitions of cable systems serving approximately 800,000 basic subscribers from affiliates of AT&T Broadband, LLC.

   Financing Activities

         To finance our prior acquisitions and our network upgrade program and to provide liquidity for future capital needs, we have completed the following financing arrangements since January 1, 1998:

         o        $200.0 million offering of our 8 1/2% senior notes due April
                  2008;

         o        $125.0 million offering of our 77/8% senior notes due February
                  2011;

         o $550.0 million subsidiary credit facilities expiring in September 2008;

         o $550.0 million subsidiary credit facilities expiring in December 2008;

         o        $104.5 million of equity capital contributed by our members;
                  and

         o $354.5 million of equity capital contributed by Mediacom Communications in February 2000.

         The final maturities of our subsidiary credit facilities are subject to earlier repayment on dates ranging from June 2007 to December 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. As of March 31, 2001, we were in compliance with all of the financial and other covenants in our subsidiary credit facilities and our public debt indentures.

         As of March 31, 2001, we entered into interest rate swap agreements, which expire from 2002 through 2004, to hedge $170.0 million of floating rate debt under our subsidiary credit facilities. As a result of these interest rate swap agreements, 97% of our outstanding indebtedness was at fixed interest rates or subject to interest rate protection on such date. After giving effect to these interest rate swap agreements, as of March 31, 2001, our weighted average cost of indebtedness was approximately 9.0%.

         On January 24, 2001, we and Mediacom Capital completed an offering of $500.0 million of 9 1/2% senior notes due January 2013. Interest on the 9 1/2% senior notes is payable semi-annually on January 15 and July 15 of each year, which commenced on July 15, 2001. Approximately $467.5 million of the net proceeds were used to repay a substantial portion of the indebtedness outstanding under our subsidiary credit facilities and related accrued interest. The balance of the net proceeds was used for general corporate purposes.

         On February 7, 2001, we and Mediacom Capital, along with our manager, filed a registration statement with the SEC under which any of us may sell securities for an aggregate maximum amount of $1.0 billion. The SEC declared this registration statement effective on February 13, 2001. Our manager has drawn down approximately $627.6 million under this registration statement.

         On July 17, 2001, we paid a $125.0 million cash dividend to our manager that was funded with borrowings under our subsidiary credit facilities. After giving effect to the cash dividend paid to our manager and our preferred equity investment in Mediacom Broadband, as of March 31, 2001, we had approximately $625.0 million of unused credit commitments under our subsidiary credit facilities.

         Although we have not generated earnings sufficient to cover fixed charges, we have generated cash and obtained financing sufficient to meet our debt service, working capital, capital expenditure and acquisition requirements. We expect that we will continue to be able to generate funds and obtain financing sufficient to service our obligations and complete our pending and future acquisitions. There can be no assurance that we will be able to obtain sufficient financing, or, if we were able to do so, that the terms would be favorable to us.

Recent Accounting Pronouncements

         In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued effective January 1, 2001. This statement establishes the accounting and reporting standards for derivatives and hedging activity. Upon adoption of SFAS 133, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. As a result of the adoption of SFAS 133, we recorded a charge of approximately $1.6 million in our consolidated statements of operations during the three months ended March 31, 2001.

         In March 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 does not apply to our basic cable television business. We will continue to account for revenues based upon Statement of Financial Accounting Standards No. 51, "Financial Reporting by Cable Television Companies." SAB 101 did not have a material impact on our results of operations and consolidated financial statements.

         In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events as if they had occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 does not have a material impact on our results of operations and consolidated financial statements.

Inflation and Changing Prices

         Our cable systems' costs and expenses are subject to inflation and price fluctuations. Since changes in costs can be passed through to subscribers, such changes are not expected to have a material effect on our results of operations.

Quantitative and Qualitative Disclosure About Market Risk

         In the normal course of business, we use interest rate swap agreements in order to fix interest rates under debt contracts for the duration of the contract as a hedge against interest rate volatility. As of March 31, 2001, we had interest rate exchange agreements with various banks pursuant to which the interest rate on $170.0 million is fixed at a weighted average swap rate of approximately 6.7%, plus the average applicable margin over the Eurodollar Rate option under our bank credit agreement. Under the terms of the interest rate exchange agreements, which expire from 2002 through 2004, we are exposed to credit loss in the event of nonperformance by the other parties to the interest rate exchange agreements. However, we do not anticipate nonperformance by the counterparties. We would have paid approximately $3.3 million at March 31, 2001 if the interest rate exchange agreements were terminated, inclusive of accrued interest. The table below provides information on our long-term debt. See Note 4 of our historical consolidated financial statements for the three months ended March 31, 2001 appearing elsewhere in this prospectus.

                                                 Expected Maturity
                         ------------------------------------------------------------------
                                          (All dollar amounts in thousands)
                           2002       2003       2004       2005       2006      Thereafter         Total    Fair Value
                         -------    -------    -------    -------    -------    -----------    -----------   ----------
Fixed rate..........     $      -   $      -   $      -   $      -   $      -   $   200,000    $   200,000   $  190,000
Weighted average
   interest rate....          8.5%       8.5%       8.5%       8.5%       8.5%          8.5%           8.5%

Fixed rate..........     $      -   $      -   $      -   $      -   $      -    $  125,000    $   125,000   $  108,000
Weighted average
   interest rate....          7.9%       7.9%       7.9%       7.9%       7.9%          7.9%           7.9%

Fixed rate..........     $      -   $      -   $      -   $      -   $      -    $  500,000    $   500,000   $  489,000
Weighted average
   interest rate....          9.5%       9.5%       9.5%       9.5%       9.5%          9.5%           9.5%

Variable rate.......     $    750   $  2,000   $  2,000   $  2,000   $  2,000    $  191,250    $   200,000   $  200,000
Weighted average
   interest rate....          8.0%       8.0%       8.0%       8.0%       8.0%          8.0%           8.0%

                                    BUSINESS

Overview

         Mediacom Communications Corporation, our parent and manager, is the eighth largest cable television company in the United States based on customers served. Mediacom Communications provides its customers with a wide array of broadband products and services, including traditional video services, digital television and high-speed Internet access. Mediacom Communications was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. As of the date of this prospectus, our manager's cable systems, which are owned and operated through its operating subsidiaries, passed approximately 2.6 million homes and served approximately 1.6 million basic subscribers in 23 states. A basic subscriber is a customer that subscribes to a package of basic cable television services.

         Our manager's senior management team has significant cable television industry expertise in all aspects of acquiring, operating and financing cable systems. Mr. Commisso has 23 years of experience, and the other senior managers have an average of 20 years of experience, with the cable television industry.

         Our manager's Class A common stock is traded on The Nasdaq National Market under the symbol "MCCC." As of the date of this prospectus, Mr. Commisso and the senior management team owned in the aggregate approximately 24.7% of Mediacom Communications' common stock outstanding.

Mediacom LLC

         Mediacom LLC is a wholly-owned subsidiary of our manager. As of March 31, 2001, our cable systems passed approximately 1.2 million homes and served approximately 777,000 basic subscribers in 22 states. Since commencement of our operations in March 1996, we have experienced significant growth by deploying a disciplined strategy of acquiring underperforming cable systems principally in non-metropolitan markets with favorable demographic profiles. As of March 31, 2001, we had completed 20 acquisitions of cable systems that served as of their respective dates of acquisition an aggregate of approximately 759,000 basic subscribers for an aggregate purchase price of approximately $1.3 billion, or an average price of $1,714 per subscriber. We have also generated strong internal growth and have improved the operating and financial performance of our cable systems. These results have been achieved through the implementation of our operating practices, including the introduction of new and advanced broadband products and services made possible by the rapid upgrade of our cable network, and the application of disciplined cost controls.

         We believe that advancements in digital technology, together with the explosive growth of the Internet, have positioned the cable television industry's high-speed, interactive broadband network as the primary platform for the delivery of video, voice and data services to homes and businesses. To capitalize on these opportunities, we have upgraded a substantial portion of our cable network, allowing us to launch advanced broadband products and services, including digital cable and high-speed Internet access, or cable modem service. As of March 31, 2001, our digital cable service was available to approximately 470,000 basic subscribers, with approximately 53,000 digital customers for a penetration of 11.3%. As of the same date, our cable modem service was launched in cable systems passing approximately 500,000 homes, with approximately 15,600 cable modem customers for a penetration of 3.1%.

         We expect to continue to rapidly upgrade our cable network to enable us to launch advanced broadband products and services in virtually all the communities we serve. As of March 31, 2001, approximately 76% of our cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 55% of our homes passed were activated with two-way communications capability. By December 2002, we anticipate that 95% of our cable network will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability.

         As part of our cable network upgrade program, we have been aggressively consolidating our signal processing and distribution facilities, or headends, serving our cable systems. Headend consolidation facilitates the launch of new and advanced broadband products and services by allowing us to spread the capital and operating costs associated with these services over a larger subscriber base. As of March 31, 2001, our cable systems were served by a total of 408 headends, with the 40 largest headends serving approximately 513,000 basic subscribers, or approximately 66% of our total basic subscribers. By December 2002, we expect that the number of headends serving our cable systems will be reduced to 100, with the 40 largest headends serving approximately 92% of our basic subscribers. We expect to spend approximately $190 million, $170 million and $100 million in 2001, 2002 and 2003, respectively, to fund capital expenditures for our cable systems, including our cable network upgrade program and network maintenance.

Business Strategy

         Our business strategy is to focus on providing entertainment, information and telecommunications services in non-metropolitan markets of the United States. The key elements of our business strategy are to:

  Acquire Underperforming Cable Systems Principally in Non-Metropolitan Markets

         Our disciplined acquisition strategy targets underperforming cable systems serving primarily non-metropolitan markets. These systems are typically within the top 50 to 100 television markets and small and medium-sized communities where customers generally require cable to clearly receive a full complement of off-air television signals. We believe that there are advantages in acquiring and operating cable systems in non-metropolitan markets, including:

         o less direct competition given the lower housing densities and the resulting higher costs per customer of constructing a cable network;

         o higher penetration levels of our services and lower customer turnover as a result of fewer competing entertainment alternatives; and

         o generally lower overhead and operating costs than those incurred by cable operators serving larger markets.

         In addition, we seek to acquire or trade for cable systems in close proximity to our existing operations because it is more cost effective to provide cable television and advanced telecommunications services over an expanded subscriber base within a concentrated geographic area. We have been able to purchase fill-in acquisitions at favorable prices in geographic regions where we are the dominant provider of cable television services. In 2000, we completed nine acquisitions of cable systems serving approximately 53,000 basic subscribers as of their respective acquisition dates for an aggregate purchase price of $109.2 million. These cable systems serve communities in Alabama, Illinois, Iowa, Kentucky, Minnesota and South Dakota, which are located within our regional operating clusters.

   Improve the Operating and Financial Performance of Our Cable Systems

         We seek to rapidly integrate our acquired cable systems and improve their operating and financial performance. Prior to completion of an acquisition, we formulate plans for customer care and billing improvements, network upgrades, headend consolidation, new product and service launches, competitive positioning and human resource requirements. After completing an acquisition, we implement managerial, operating, purchasing, personnel and engineering changes designed to effect these plans.

   Develop Efficient Operating Clusters

         Our systems currently are organized into six regional operating clusters. To enhance these clusters, our acquisition strategy focuses, in part, on acquiring or trading for systems in close proximity to our own systems. By further concentrating the geographic clustering of our cable systems, we expect additional operating efficiencies through the consolidation of many managerial, customer service, marketing, administrative and technical functions.

         The clustering of systems also enables us to consolidate headend facilities, resulting in lower fixed capital costs on a per home basis as we introduce new and enhanced products and services because of the larger number of customers served by a single headend facility. This headend consolidation also improves our ability to sell advertising on our cable systems. As a result of our clustering and upgrade program, by December 2002 we plan to eliminate 308 headend facilities so that all of our customers will be served by 100 headend facilities and 92% of our customers will be served by 40 headend facilities.

                  Rapidly Upgrade Our Cable Network

         We are rapidly upgrading our cable network to provide new broadband products and services, improve our competitive position and increase overall customer satisfaction. By December 2002, we anticipate that 95% of our basic subscribers will be served by cable systems with 550MHz to 870MHz bandwidth capacity and two-way communications capability. As part of our upgrade program, we plan to deploy over 10,000 route miles of fiber optic cable to create large regional fiber optic networks with the potential to provide advanced telecommunications services. Our upgrade plans will allow us to:

         o offer digital cable television, high-speed Internet access and interactive video services;

         o increase channel capacity to a minimum of 82 channels, and significantly more with digital video technology;

         o activate the two-way communications capability of our systems, which will give our customers the ability to send and receive signals over our cable network;

         o eliminate 308 headend facilities, lowering our fixed capital costs on a per home basis as we introduce new products and services; and

         o utilize our regional fiber optic networks to offer advanced telecommunications services.

   Introduce New and Enhanced Products and Services

         We have acquired cable systems that we believe generally underserved their customers prior to our ownership. We believe that significant opportunities exist to increase our revenues by expanding the array of products and services we offer. We have used and will continue to use the expanded channel capacity of our upgraded systems to introduce several new basic programming services, additional premium services and numerous pay-per-view channels.

         Utilizing digital video technology, we are offering multiple packages of premium services, several pay-per-view channels on a near video-on-demand basis, digital music services and interactive program guides. As of March 31, 2000, our digital cable service was available to approximately 470,000 basic subscribers. We also offer high-speed Internet access at speeds up to 100 times faster than a conventional telephone modem. As of March 31, 2001, we launched cable modem service in cable systems with approximately 500,000 homes passed. In addition, we are currently exploring opportunities in interactive video and telecommunications services.

   Maximize Customer Satisfaction to Build Customer Loyalty

         As a result of our strong regional and local management presence, we are responsive to customer needs and preferences and better positioned to strengthen relations with the local government authorities and the communities we serve. We seek a high level of customer satisfaction by providing superior customer service and attractively priced product and service offerings. We believe our investments in the cable network are increasing customer satisfaction as a result of a wide array of new product and service introductions, greater technical reliability and improved quality of service. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We have regional calling centers servicing 84% of our customers that are staffed with dedicated personnel who provide service 24 hours a day, seven days a week. We believe that our focus on customer service has enhanced our reputation in the communities we serve, which has increased customer loyalty and the potential demand for our new and enhanced products and services.

   Maintain a Flexible Financing Structure

         To support our business strategy and enhance our financial flexibility, we have deployed a financing strategy utilizing a blend of equity and debt capital to complement our acquisition and operating activities. We have diversified our sources of debt capital by raising long-term debt while utilizing our operating subsidiaries to access debt, principally in the commercial bank market, through separate borrowing groups.

         We believe our financing strategy is beneficial because it broadens our access to various debt markets, enhances our flexibility in managing our capital structure, reduces the overall cost of debt capital and permits us to maintain a substantial liquidity position in the form of unused and available subsidiary credit facilities. As of March 31, 2001, after giving pro forma effect to the incurrence of additional bank indebtedness related to the $125.0 million cash dividend paid to our manager and our $150.0 million preferred equity investment in Mediacom Broadband, the unused credit commitments under our subsidiary credit facilities were approximately $625.0 million and our overall cost of debt capital was approximately 8.4%.

   Products and Services

         We provide our customers with the ability to tailor their product selection from a full array of core cable television services. In addition, we offer our customers advanced broadband products and services such as digital cable television and high-speed Internet access. These products and services have been introduced to a significant portion of our customer base. In 2001, we plan to further introduce digital cable and high-speed Internet access across our cable systems and to aggressively market these services to our customer base. We also are exploring opportunities in interactive programming and telecommunications services.

   Core Cable Television Services

         We design both our basic channel line-up and our additional channel offerings for each system according to demographics, programming preferences, channel capacity, competition, price sensitivity and local regulation. Our core cable television service offerings include the following in most of our cable systems:

         Limited Basic Service. Our limited basic service includes, for a monthly fee, local broadcast channels, network and independent stations, limited satellite-delivered programming, and local public, government, home-shopping and leased access channels.

         Expanded Basic Service. Our expanded basic service includes, for an additional monthly fee, various satellite-delivered channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.

         Premium Service. Our premium services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. HBO, Cinemax, Showtime, The Movie Channel and Starz are typical examples. Such premium programming services are offered by the systems both on a per-channel basis and as part of premium service packages designed to enhance customer value and to enable us to take advantage of programming agreements offering cost incentives based on premium service unit growth.

         The significant expansion of bandwidth capacity resulting from our capital improvement program will allow us to expand the use of tiered and multichannel packaging strategies for marketing and promoting premium and niche programming services. We believe that these packaging strategies will increase basic and premium penetration as well as revenue per basic subscriber.

         Pay-Per-View Service. Our pay-per-view services allow customers to pay to view a single showing of a feature film, live sporting event, concert and other special event, on an unedited, commercial-free basis. Such pay-per-view services are offered by us on a per-viewing basis, with subscribers only paying for programs which they select for viewing.

   Digital Cable Services

         Digital video technology offers significant advantages. Most importantly, this technology allows us to greatly increase our channel offerings through the use of compression, which converts one analog channel into eight to 12 digital channels. The implementation of digital technology has significantly enhanced and expanded the video and other service offerings we provide to our customers.

         We currently offer our customers several digital cable programming packages that include:

         o        up to 42 multichannel premium services;

         o        up to 34 pay-per-view movie and sports channels;

         o        up to 45 channels of digital music; and

         o an interactive on-screen program guide to help them navigate the new digital choices.

         We first introduced digital cable services in our cable systems in June 1999. As of March 31, 2001, our digital service was available to approximately 470,000 basic subscribers and we served approximately 53,000 digital customers. By year-end 2001, we expect our digital cable service to be available to 550,000 basic subscribers and to serve between 90,000 and 100,000 digital customers.

   High-Speed Internet Access

         Our broadband cable network enables data to be transmitted up to 100 times faster than traditional telephone modem technologies. This high-speed capability allows our cable modem customer to receive and transmit large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, the cable modem service eliminates the need for a telephone line, is always activated and does not require the customer to dial into the Internet service provider and await authorization.

         We first introduced two-way, high-speed Internet access service in our cable systems in November 1999. As of March 31, 2001, we launched cable modem service in cable systems with approximately 500,000 homes passed and we served approximately 15,600 cable modem customers. We also provided dial-up telephone Internet access to 3,400 customers. By year-end 2001, we expect to launch cable modem service in cable systems with 800,000 homes passed and to serve between 45,000 and 50,000 data customers.

         In December 2000, our manager signed a binding commitment letter with At Home Network Solutions, Inc., a partially-owned subsidiary of At Home Corporation, for a new cable affiliate relationship. This new affiliation enables us to offer the Excite@Home high-speed broadband Internet service to our customers under the name Mediacom@Home. Through January 2001, ISP Channel was the third party provider of Internet access to our cable modem customers. As of January 31, 2001, our relationship with ISP Channel was terminated. Mediacom Communications is completing the documentation of its definitive agreement with At Home Solutions.

   Future Services

         Interactive Services. Our upgraded cable network will have the capacity to deliver various interactive television services. Interactive television can be divided among three general service categories: enhanced television; Internet access over the television; and video-on-demand. These new services enable the customer to interact over the television set, generally by using a conventional remote television control or a computer keyboard, to either buy a product or service or request information on a product or service.

         Enhanced television includes such services as ancillary programming information, interactive advertising and impulse sales and purchases. Companies delivering enhanced television services include TV Guide Interactive, Wink Communications, Liberate Technologies and OpenTV. Internet access and e-mail over the television are delivered using a set-top box with the customer using a wireless keyboard. Companies providing Internet access over the television include WebTV and WorldGate Communications. The provision of video-on-demand services requires the use of servers at the headend facility of a cable system to provide hundreds of movies or special events on demand with video cassette recorder functionality, or the ability to fast forward, pause and rewind a program at will. Companies providing video-on-demand services include Concurrent Computer Corporation, DIVA Systems Corporation, Intertainer Inc., N-Cube, Sea Change International and others. We are in discussions with several interactive service providers and expect to initiate trial launches of interactive services in the second half of 2001.

         Telecommunications Services. We are exploring technologies using Internet protocol telephony as well as traditional switching technologies that are currently available to transmit telephony signals over our cable network. Our upgrade plans include the installation of over 10,000 route miles of fiber-optic cable resulting in the creation of large, high-capacity regional networks. We are constructing our networks with excess fiber-optic capacity, thereby affording us the flexibility to pursue new data and telecommunications opportunities. We are in discussions with several telecommunications service providers and are developing plans for trial launches of such services.

Description of Our Cable Systems

     Overview

         The following table provides an overview of selected operating and technical statistics for our cable systems for the periods ended:

                                                         December 31,                             March 31,
                                -------------------------------------------------------------    ---------
                                  1996         1997         1998         1999          2000         2001
                                ---------    ---------    ---------    ---------    ---------    ---------
Operating Data:
    Homes passed ............      38,749       87,750      520,000    1,071,500    1,173,000    1,178,000
    Basic subscribers .......      27,153       64,350      354,000      719,000      779,000      777,000
    Basic penetration .......        70.1%        73.3%        68.1%        67.1%        66.4%        66.0%
    Premium service
      units .................      11,691       39,288      407,100      587,000      597,000      599,500

    Premium penetration .....        43.1%        61.1%       115.0%        81.6%        76.6%        77.2%
    Average monthly revenues
      per basic subscriber ..   $   34.09    $   32.11    $   32.88    $   35.52    $   38.45    $   38.70
Digital Cable:

    Digital-ready basic
      subscribers ...........           -            -            -      168,000      400,000      470,000
    Digital customers .......           -            -            -        5,300       40,000       53,000
    Digital penetration .....           -            -            -          3.2%        10.0%        11.3%
Data:

    Data-ready homes passed .           -            -            -      120,000      550,000      650,000
    Data-ready homes marketed           -            -            -      105,500      486,000      500,000
    Dial-up customers .......       2,225        2,518        4,729        4,600        3,600        3,400
    Cable modem customers ...           -            -            -          500       12,000       15,600
                                ---------    ---------    ---------    ---------    ---------    ---------
    Total data customers ....       2,225        2,518        4,729        5,100       15,600       19,000
    Data penetration ........           -            -            -          4.8%         3.2%         3.8%
Cable Network Data:

    Miles of plant ..........         736        1,697       11,950       22,444       24,500       24,650
    Density .................          53           52           44           48           48           48
    Percentage of basic
      subscribers at 550MHz
      to 870MHz .............           0%          25%          45%          57%          74%          76%

     Selected Operating Region Data

         Our cable systems are currently organized into six operating regions. The following table sets forth the six operating regions, the principal states served by such regions, and their respective homes passed, basic subscribers and basic penetration as of March 31, 2001:

                                                               Homes            Basic            Basic
          Region                       States                 Passed         Subscribers      Penetration
          ------                       ------                 ------         -----------      -----------
Midwest....................  Illinois, Indiana,
                             Michigan, Ohio                   306,100          194,200           63.4%
North Central..............  Iowa, Minnesota, South
                             Dakota, Wisconsin                284,350          193,000           67.9%
Southern...................  Alabama, Florida,
                             Mississippi, Tennessee           215,000          154,000           71.6%
Mid-Atlantic...............  Delaware, Maryland,
                             North Carolina, Virginia         131,000           89,500           68.3%
Central....................  Kansas, Kentucky,
                             Missouri, Oklahoma               137,050           86,000           62.8%
Western....................  Arizona, California              104,500           60,300           57.7%
                                                              -------           ------           ----
                                      Total                 1,178,000          777,000           66.0%
                                                            =========          =======           ====

Technology Overview

         As part of our commitment to maximize customer satisfaction, to improve our competitive position and to introduce new and enhanced products and services to our customers, we continue to make significant investments to upgrade our cable network. The current objectives of our upgrade program are to:

         o        increase the bandwidth capacity to 870MHz;

         o        activate two-way communications capability;

         o consolidate our headend facilities, through the extensive deployment of fiber-optic networks; and

         o allow us to provide digital cable television, high-speed Internet access, interactive video and other telecommunications services.

         The following table describes the technological state of our cable network as of March 31, 2001 and through December 31, 2002, based on our current upgrade plans:

                                                                        Percentage of Basic Subscribers
                                                                        -------------------------------
                                                                    Less than       550MHz-         Two-Way
                                                                     550MHz          870MHz         Capable
                                                                     ------          ------         -------
    March 31, 2001...............................................      24%            76%             55%
    December 31, 2001............................................      10%            90%             80%
    December 31, 2002............................................       5%            95%             95%


         By December 2002, we expect that 95% of our basic subscribers will be served by cable systems that have been upgraded with 550MHz to 870MHz bandwidth capacity and two-way communications capability. A central feature of our upgrade program is the deployment of high capacity, hybrid fiber-optic coaxial architecture. The hybrid fiber-optic coaxial architecture combines the use of fiber-optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired levels for delivering channels. In most of our cable systems, we connect fiber-optic cable to individual nodes serving an average of 350 homes or commercial buildings. A node is a single connection to a cable system's main, high-capacity fiber-optic cable that is shared by a number of customers. Coaxial cable is then connected from each node to the individual homes or buildings. Our network design generally provides for six strands of fiber to each node, with two strands active and four strands reserved for future services.

We believe hybrid fiber-optic coaxial architecture provides higher capacity, superior signal quality, greater network reliability, reduced operating costs and more reserve capacity for the addition of future services than traditional coaxial network design.

         Two-way communications capability will permit our customers to send and receive signals over the cable network so that interactive services, such as video-on-demand, will be accessible and high-speed Internet access will not require a separate telephone line. This capability will also position us to offer cable telephony, using either Internet protocol telephony as it becomes commercially feasible, or the traditional switching technologies that are currently available. We believe our plans for two-way communications capability, together with hybrid fiber-optic coaxial architecture, will enhance our cable network's ability to provide advanced telecommunications services.

         As of March 31, 2001, our cable systems were operated from 408 headend facilities. We believe that fiber-optics and advanced transmission technologies make it cost effective to consolidate our headend facilities, allowing us to realize operating efficiencies and resulting in lower fixed capital costs on a per home basis as we introduce new products and services. By December 2002, we plan to eliminate 308 headend facilities so that all of our customers will be served by 100 headend facilities and 92% of our customers will be served by 40 headend facilities.

         As part of this headend consolidation program, we plan to deploy over 10,000 route miles of fiber-optic cable to create large regional fiber-optic networks with the potential to provide advanced telecommunications services. We are constructing our regional networks with excess fiber-optic capacity to accommodate new and expanded products and services in the future.

Sales and Marketing

         We seek to be the premier provider of entertainment, information and telecommunications services in the markets we serve. Our marketing programs and campaigns offer a variety of cable services creatively packaged and tailored to appeal to each of our local markets and to segments within each market. We routinely survey our customers to ensure that we are meeting their demands and our customer surveys keep us abreast of our competition so that we can effectively counter competitors' service offerings and promotional campaigns. With our strong local presence, we interact with our customers on a more individualized basis allowing us to better service our customers and enhance customer loyalty and trust.

         We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events, typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.

         We build awareness of our brand through a variety of promotional campaigns, particularly in our newly acquired systems. As a result of our branding efforts, our emphasis on customer service and our investments in the cable network, we believe we have developed a reputation for quality, reliability and timely introduction of new products and services.

         We invest a significant amount of time, effort and financial resources in the training and evaluation of our marketing professionals and customer sales representatives. Our customer sales representatives customize their sales presentation to fit each of our customers' specific needs by conducting focused consumer research and are given the incentive to use their frequent contact with our customers as opportunities to sell our new products and services. As a result, we believe we can accelerate the introduction of new products and services to our customers and achieve high success rates in attracting and retaining customers.

Programming Supply

         We have various contracts to obtain basic and premium programming for the systems from program suppliers whose compensation is typically based on a fixed fee per customer. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to us. Our successful marketing of multiple premium service packages emphasizing customer value enables us to take advantage of such cost incentives. In addition, we are a member of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators serving, in the aggregate, over twelve million cable subscribers. The consortium helps create efficiencies in the areas of obtaining and administering programming contracts, as well as securing more favorable programming rates and contract terms for small to medium-sized cable operators. We negotiate programming contract renewals both directly and through the consortium to obtain the best available contract terms.

         Our programming costs are expected to increase in the future due to additional programming being provided to our customers, increased costs to purchase programming, inflationary increases and other factors affecting the cable television industry. Although we will legally be able to pass through expected increases in our programming costs to customers, there can be no assurance that the marketplace will allow us to do so. We also have various retransmission consent arrangements with commercial broadcast stations, which generally expire in December 2002. None of these consents require payment of fees for carriage. However, we have entered into agreements with certain stations to carry satellite-delivered cable programming, which is affiliated with the network carried by such stations.

         Currently, there are over 200 cable programming networks carried or seeking to be carried on our cable systems. We use the analog and digital channel capacity resulting from our capital improvement program to negotiate more favorable long-term contracts with our programming suppliers and utilize other financial arrangements to offset programming cost increases.

Customer Rates

         Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided. As of March 31, 2001, our monthly basic service rates for residential customers ranged from $5.18 to $38.95; the combined monthly basic and expanded basic service rates for residential customers ranged from $15.95 to $38.95; and per-channel premium service rates, not including special promotions, ranged from $0.30 to $13.00 per service for our cable systems.

         A one-time installation fee, which we may wholly or partially waive during a promotional period, is usually charged to new customers. We charge monthly fees for converters and remote control tuning devices and also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge in the majority of the systems and may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged negotiated monthly fees and a non-recurring fee for the installation of service. Multiple dwelling units, which include commercial customers as well as condominiums and apartment complexes, may be offered a bulk rate in exchange for single-point billing and basic service to all units.

         In addition to customer fees, we derive revenues from the sale of local spot advertising time on locally originated and satellite-delivered programming and from affiliations with home shopping services, which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts. Our headend consolidation program will increase the concentration of customers served by our headend facilities. We believe the greater concentration of customers served by our remaining headend facilities will enable us to increase our advertising revenues.

Customer Service and Community Relations

         We are dedicated to providing superior customer service. Our emphasis on system reliability and customer satisfaction is a cornerstone of our business strategy. We expect that on going investments in our cable network will significantly strengthen customer service, enhancing the reliability of our cable network and allowing us to introduce new products and services to our customers. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We maintain five regional calling centers, which service 84% of our cable systems' customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week, on a toll-free basis. We believe our regional calling centers allow us to coordinate more effectively installation appointments and reduce response time to customer inquiries. We continue to invest in both personnel and equipment of our regional calling centers to ensure that these operating units are professionally managed and employ state-of-the-art technology.

         In addition, we are dedicated to fostering strong community relations in the communities served by our cable systems. We support local charities and community causes in various ways, including staged events and promotional campaigns to raise funds and supplies for persons in need and in-kind donations that include production services and free airtime on cable networks. We participate in the "Cable in the Classroom" program, which is a national effort by cable companies to provide schools with free cable television service and, where available, Internet access. We also install and provide free cable television service to government buildings and not-for-profit hospitals in our franchise areas. We believe that our relations with the communities in which our cable systems operate are good.

Franchises

         Cable systems are generally operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of services and the provision of free service to schools and other public institutions; and the granting of insurance and indemnity bonds by the cable operator. Many of the provisions of local franchises are subject to federal regulation under the Communications Act of 1934, as amended.

         As of March 31, 2001, our cable systems were subject to 1,018 franchises. These franchises, which are non-exclusive, provide for the payment of fees to the issuing authority. In most of the cable systems, such franchise fees are passed through directly to the customers. The Cable Communications Policy Act of 1984 prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

         Substantially all of our cable systems' basic subscribers are in service areas that require a franchise. The table below groups the franchises of our cable systems by year of expiration and presents the approximate number and percentage of basic subscribers for each group as of March 31, 2001.

                                                                  Percentage of     Number of     Percentage of
                                                    Number of         Total           Basic        Total Basic
           Year of Franchise Expiration            Franchises       Franchises     Subscribers     Subscribers
           ----------------------------            ----------       ----------     -----------     -----------
    2001 through 2004..........................         283             27.8%           221,700          28.5%
    2005 and thereafter........................         735             72.2%           555,300          71.5%
                                                      -----            -----            -------         -----
    Total......................................       1,018            100.0%           777,000         100.0%
                                                      =====            =====            =======         =====


Competition

         We, like most cable systems, compete on the basis of several factors, including price and the quality and variety of services offered. We face competition from various communications and entertainment providers, the number and type of which we expect to increase as we expand the products and services offered over our broadband network. We believe our ability to package multiple services, such as digital television and high-speed Internet access, is an advantage in our competitive business environment.

   Providers of Broadcast Television and Other Entertainment

         The extent to which a cable system competes with over-the-air broadcasting, which provides signals that a viewer is able to receive directly, depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies authorizing new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable systems. The extent to which a cable television service is competitive depends in significant part upon the cable system's ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

   Direct Broadcast Satellite Providers

         Individuals can purchase home satellite dishes, which allow them to receive satellite-delivered broadcast and non broadcast program services, commonly known as DBS, that formerly were available only to cable television subscribers. According to recent government and industry reports, conventional, medium and high-power satellites currently provide video programming services to approximately 15.0 million individual households, condominiums, apartments and office complexes in the United States.

         DBS service can be received virtually anywhere in the continental United States through the installation of a small roof top or side-mounted antenna, and it is accessible in areas where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS systems use video compression technology to increase channel capacity and digital technology to improve the quality of the signals transmitted to their customers. DBS service is being heavily marketed on a nationwide basis by several service operators. We believe our digital cable service is competitive with the programming, channel capacity and the digital quality of signals delivered to customers by DBS systems.

         Two major companies, DirecTV and Echostar, are currently providing nationwide high-power DBS services, which typically offer to their customers more than 300 channels of programming, including programming similar to that provided by cable systems. Pursuant to legislation enacted in November 1999, DBS operators have begun to deliver local broadcast signals. This change in law eliminated a significant competitive advantage which cable system operators had over DBS operators, as previously DBS operators were not permitted to retransmit local broadcast signals. DirecTV and Echostar now deliver local broadcast signals in a number of the largest markets and they plan to expand such carriage to many more markets. The FCC has adopted rules effective January 2002 which place a must-carry requirement on DBS operators in any market where they retransmit one or more local signals. The current capacity limitations of satellite technology may limit the DBS operators' ability to comply with these must-carry requirements. The DBS industry recently initiated a judicial challenge to the January 2002 requirement on the grounds that it is unconstitutional. These companies and others are also developing ways to bring advanced communications services to their customers. They are currently offering satellite-delivered high-speed Internet access services with a telephone return path and are beginning to provide true two-way interactivity. We are unable to predict the effects these competitive developments might have on our business and operations.

      Multichannel Multipoint Distribution Systems

         Multichannel multipoint distribution systems deliver programming services over microwave channels licensed by the FCC and received by subscribers with special antennas. These wireless cable systems are less capital intensive and subject to fewer regulatory requirements than cable television systems, and are not required to obtain local franchises or pay franchise fees. To date, the ability of wireless cable services to compete with cable systems has been limited by a channel capacity of up to 35 channels and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology, and the FCC's recent amendment to its rules to permit reverse path or two-way transmission over wireless facilities, may enable multichannel multipoint distribution systems to deliver more channels and additional services, including Internet related services. Digital compression technology refers to the conversion of the standard video signal into a digital signal and the compression of that signal to facilitate multiple channel transmissions through a single channel's signal.

      Private Cable Television Systems

         Private cable television systems compete with conventional cable television systems for the right to service condominiums, apartment complexes and other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television (SMATV) systems, provide improved reception of local television stations and several of the same satellite-delivered programming services offered by franchised cable systems. SMATV system operators often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude franchised cable television operators from serving residents of such private complexes and typically are not subject to regulation like local franchised cable operators. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Under the 1996 Telecom Act, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights of way. The FCC has held that the latter provision is not violated so long as interconnection across public rights of way is provided by a third party.

      Traditional Overbuilds

         Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Franchising authorities have from time to time granted additional franchises to other companies, including other cable operators or telephone companies, and these additional franchises might contain terms and conditions more favorable than those afforded to the incumbent cable operator. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system, may be able to avoid significant local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities which already possess or are developing fiber-optic and other transmission facilities in the areas they serve, may over time become competitors. We believe that various entities are currently offering cable service to an estimated 4.7% of the homes passed in the service areas of our franchises.

      Internet Access

         We offer high-speed Internet access in many of our cable systems. These cable systems will compete with a number of other companies, many of which have substantial resources, such as existing Internet service providers, commonly known as ISP's, and local and long distance telephone companies.

         Recently, a number of ISP's have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers. Many local franchising authorities have been examining the issue and a few have required cable operators to provide such access. Several Federal courts have ruled that localities are not authorized to require such access. The FCC initiated an inquiry into the appropriate regulatory treatment of Internet offered on cable systems.

         The deployment of digital subscriber line technology, known as DSL, allows Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines, putting it in direct competition with cable modem service. Numerous companies, including telephone companies, have introduced DSL service and certain telephone companies are seeking to provide high-speed broadband services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. We are unable to predict the likelihood of success of competing online services or what impact these competitive ventures may have on our business operations.

      Other Competition

         The FCC has authorized a new interactive television service which permits non-video transmission of information between an individual's home and entertainment and information service providers. This service, which can be used by direct broadcast satellite systems, television stations and other video programming distributors, including cable television systems, is an alternative technology for the delivery of interactive video services. It does not appear at the present time that this service will have a material impact on the operations of cable television systems.

         The FCC has allocated spectrum in the 28GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC completed the process of awarding licenses to use this spectrum via a market-by-market auction. We do not know whether such a service would have a material impact on the operations of cable television systems.

         The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television to incumbent television broadcast licensees. Digital television can deliver high definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information that may be useful to both consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmission.

         Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry.

      Employees

         As of March 31, 2001, we employed 1,468 full-time employees and 173 part-time employees. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

      Properties

         Our principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headend facilities and distribution systems and equipment at or near customers' homes for each of the systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headend facilities are located near the receiving devices. Some basic subscribers of the systems utilize converters that can be addressed by sending coded signals from the headend facility over the cable network. Our distribution system consists primarily of coaxial and fiber-optic cables and related electronic equipment.

         We own the real property housing our regional call centers in Gulf Breeze, Florida; Chillicothe, Illinois; and Waseca, Minnesota as well as numerous locations for business offices and warehouses throughout our operating regions. We lease space for our other regional call centers in Benton, Kentucky; and Hendersonville, North Carolina. We also lease additional locations for business offices and warehouses throughout our operating regions. Our headend facilities, signal reception sites and microwave facilities are located on owned and leased parcels of land, and we generally own the towers on which certain of our equipment is located. We own most of our service vehicles. We believe that our properties both owned and leased, are in good condition and are suitable and adequate for our operations.

         Our cable television plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the systems require maintenance and periodic upgrading to improve system performance and capacity.

      Legal Proceedings

         There are no material pending legal proceedings to which we are a party or to which any of our properties are subject.

                           LEGISLATION AND REGULATION

General

         A federal law known as the Communications Act of 1934, as amended (the "Communications Act"), establishes a national policy to guide the regulation, development and operation of cable communications systems. In 1996, a comprehensive amendment to the Communications Act became effective and is expected to promote competition and decrease governmental regulation of various communications industries, including the cable television industry. However, until the desired competition develops, various federal, state and local governmental units will have broad regulatory authority and responsibilities over telecommunications and cable television matters. The courts, especially the federal courts, will continue to play an important oversight role as the statutory and regulatory provisions are interpreted and enforced by the various federal, state and local governmental units.

         The Communications Act allocates principal responsibility for enforcing the federal policies between the Federal Communications Commission (the "FCC"), state and local governmental authorities. The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Communications Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under the Communications Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations. In the following paragraphs, we summarize the federal laws and regulations materially affecting the growth and operation of the cable industry. We also provide a brief description of certain state and local laws.

Federal Regulation

         The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

         o        subscriber rates;

         o the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

         o the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

         o        our franchise agreements with local governmental authorities;

         o        cable system ownership limitations and prohibitions; and

         o        our use of utility poles and conduit.

   Subscriber Rates

         The Communications Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and equipment. No other rates can be regulated. Federal law exempts cable systems from rate regulation of cable services and customer equipment in communities that are subject to effective competition, as defined by federal law.

         Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the right to regulate the rates charged by the operator for:

         o the lowest level of programming service offered by cable operator, typically called basic service, which includes the local broadcast channels and any public access or governmental channels that are required by the operator's franchise;

         o        the installation of cable service and related service calls;
                  and

         o the sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

         Local franchising authorities who wish to regulate basic service rates and related installation and equipment rates must first obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the operator's rates.

         Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable system operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using a detailed cost-of-service methodology. The FCC's rules also require franchising authorities to regulate installation and equipment rates on the basis of actual cost plus a reasonable profit, as defined by the FCC.

         If the local franchising authority concludes that an operator's rates are too high under the FCC's rate rules, the local franchising authority may require the operator to reduce rates and to refund overcharges to subscribers, with interest. The operator may appeal adverse local rate decisions to the FCC.

         The FCC's regulations allow an operator to modify regulated rates on a quarterly or annual basis to account for changes in:

         o        the number of regulated channels;

         o        inflation; and

         o certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations.

         The FCC's regulations also allow an operator to modify regulated rates to reflect the costs of a significant system upgrade.

         The Communications Act and the FCC's regulations also:

         o require operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

         o prohibit regulation of non-predatory bulk discount rates offered by operators to subscribers in commercial and residential developments; and

         o permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

   Content Requirements

         The Communications Act and the FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations:

         o to elect once every three years to require a cable system to carry the station, subject to certain exceptions; or

         o to negotiate with us on the terms by which we carry the station on our cable system, commonly called retransmission consent.

         The Communications Act requires a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act also gives local non-commercial television stations mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for:

         o all distant commercial television stations, except for commercial satellite-delivered independent superstations such as WGN;

         o        commercial radio stations; and

         o        certain low-power television stations.

         The FCC has recently completed an administrative proceeding to consider the requirements for mandatory carriage of digital television signals offered by local television broadcasters. Under the new regulations, local television broadcast stations transmitting solely in a digital format are entitled to request carriage in their choice of digital or converted analog format. Stations transmitting in both digital and analog formats, which is permitted during the current several-year transition period, have no carriage rights for the digital format during the transition unless and until they turn in their analog channel. We are unable to predict the impact of these new carriage requirements on the operations of our cable systems.

         The Communications Act requires our cable systems, other than those systems which are subject to effective competition, to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service other than the basic cable service tier. However, we are not required to comply with this requirement until October 2002 for any of our cable systems that do not have addressable converter boxes or that have other substantial technological limitations. Many of our cable systems do not have the technological capability to offer programming in the manner required by the statute and thus currently are exempt from complying with the requirement. We anticipate having significant capital expenditures in order for us to meet this requirement. We are unable to predict whether the full implementation of this statutory provision in October 2002 will have a material impact on the operation of our cable systems.

         To increase competition between cable operators and other video program distributors, the Communications Act and the FCC's regulations:

         o preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

         o require such programmers to sell their programming to other unaffiliated video program distributors; and

         o limit the ability of such programmers to offer exclusive programming arrangements to their related parties.

         The Communications Act and the FCC's regulations contain restrictions on the transmission by cable operators of obscene or indecent programming. Transmission of obscene programming is prohibited. Cable operators must, upon request, fully block both the video and audio portion of indecent programming. Rules allowing cable operators, alternatively, to carry such programming "unblocked" during late-night safe harbor periods were struck down by a three-judge federal district court as unconstitutional. The United States Supreme Court recently affirmed the lower court's decision.

         The FCC actively regulates other aspects of our programming, involving such areas as:

         o our use of syndicated and network programs and local sports broadcast programming;

         o        advertising in children's programming;

         o        political advertising;

         o        origination cablecasting;

         o        sponsorship identification; and

         o        closed captioning of video programming.

   Use of Our Cable Systems by the Government and Unrelated Third Parties

         The Communications Act allows local franchising authorities and unrelated third parties to have access to our cable systems' channel capacity for their own use. For example, it:

         o permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

         o requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

         The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

         o the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

         o        the terms and conditions for commercial use of such channels;
                  and

         o the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

         The FCC has from time to time received petitions from Internet service providers to require access to our cable systems. We cannot predict if these or other similar proposals will be adopted, or, if adopted, whether they will have an adverse impact on our business and operations.

   Franchise Matters

         We have non-exclusive franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level through a franchise agreement or a local ordinance, the Communications Act provides oversight and guidelines to govern our relationship with local franchising authorities.

         For example, the Communications Act:

         o affirms the right of franchising authorities, which may be state or local, depending on the practice in individual states, to award one or more franchises within their jurisdictions;

         o generally prohibits us from operating in communities without a franchise;

         o        encourages competition with existing cable systems by:

                  o allowing municipalities to operate their own cable systems without franchises, and

                  o preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area;

         o permits local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibits franchising authorities from establishing requirements for specific video programming or information services other than in broad categories;

         o permits us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability; and

         o        generally prohibits franchising authorities from:

                  o imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services,

                  o imposing franchise fees on revenues we derive from providing telecommunications services over our cable systems,

                  o restricting our use of any type of subscriber equipment or transmission technology, and

                  o limits our payment of franchise fees to the local franchising authority to 5.0% of our gross revenues derived from providing cable services over our cable system.

         The Communications Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on us in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

         Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

   Ownership Limitations

         The Communications Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have effective competition, as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.

         The Communications Act also authorizes the FCC to adopt nationwide limits on the number of subscribers under the control of a cable operator. The FCC recently reconsidered its cable ownership regulations and:

         o changed its subscriber ownership limit to 30% of subscribers to multi-channel video programming distributors nationwide, but maintained its voluntary stay on enforcement of that limitation pending further action;

         o reaffirmed its subscriber ownership information reporting rules that require any person holding an attributable interest, as defined by FCC rules, in cable systems reaching 20% or more of homes passed by cable plant nationwide to notify the FCC of any incremental change in that person's cable ownership interests;

         o        retained its 5% voting stock attribution benchmark;

         o raised the passive investor voting stock benchmark from 10% to 20%; and

         o adopted a new equity/debt rule that will attribute any interest of over 33% of the total assets, i.e., debt plus equity, voting or nonvoting, of an entity.

         The Communications Act and FCC regulations also impose limits on the number of channels that can be occupied on a cable system by a video programmer in which a cable operator has an interest. A federal appellate court affirmed the statutory ownership restrictions, but overturned the FCC's revised 30% subscriber ownership limitation and the rule regarding the number of channels on a cable system which can be occupied by programming affiliated with the cable operator on the basis that they do not pass constitutional muster. These matters have been sent back to the FCC for further proceedings.

         The 1996 amendments to the Communications Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation remains in place although the FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks.

         The 1996 amendments to the Communications Act also made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

         o eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

         o preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

         o set basic standards for relationships between telecommunications providers; and

         o generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.

         Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. The decision as to whether an operator of an open video system must obtain a local franchise is left to each community.

   Pole Attachment Regulation

         The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC's current rate formula governs the maximum rate certain utilities may charge for attachments to their poles and conduit by cable operators providing only cable services. The FCC also adopted a second rate formula that governs the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

         Any resulting increase in attachment rates due to the FCC's new rate formula will be phased in over a five-year period in equal annual increments, beginning in February 2001. A federal appellate court generally rejected challenges to these new rules. However, there was one significant exception, i.e., the court found that the provision of Internet access by a cable system was neither a cable service or a telecommunications service, thus the FCC lacked authority to regulate pole attachment rates for cable systems which offer Internet access. The Supreme Court has agreed to hear an appeal from this decision. We are unable to predict the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on our business and operations.

   Other Regulatory Requirements of the Communications Act and the FCC

         The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators.

         The Communications Act includes provisions, among others, regulating and the FCC actively regulates other parts of our cable operations, involving such areas as:

         o        equal employment opportunity;

         o        consumer protection and customer service;

         o        technical standards and testing of cable facilities;

         o        consumer electronics equipment compatibility;

         o        registration of cable systems;

         o        maintenance of various records and public inspection files;

         o        microwave frequency usage; and

         o        antenna structure notification, marking and lighting.

         The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC has ongoing rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

         Other bills and administrative proposals pertaining to cable communications have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that Congress and other governmental bodies will make further attempts relating to the regulation of cable communications services.

   Copyright

         Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

         In a report to Congress, the U.S. Copyright Office recommended that Congress make major revisions to both the cable television and satellite compulsory licenses. Congress recently modified the satellite compulsory license in a manner that permits DBS providers to become more competitive with cable operators like us. The possible simplification, modification or elimination of the cable communications compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We are unable to predict the outcome of this legislative activity.

         Copyrighted music performed in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the American Society of Composers and Publishers, commonly referred to as ASCAP, and BMI, Inc., the two major performing rights organizations in the United States. Both the American Society of Composers and Publishers and BMI offer through to the viewer licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers.

         Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations from which performance licenses must be obtained. Although we cannot predict the amount of any license fees we may be required to pay for future use of music, we do not believe such license fees will be significant to our financial position, results of operations or liquidity.

State and Local Regulation

         Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

         o        franchise fees;

         o        franchise term;

         o        system construction and maintenance obligations;

         o        system channel capacity;

         o        design and technical performance;

         o        customer service standards;

         o        sale or transfer of the franchise;

         o        territory of the franchise;

         o        indemnification of the franchising authority;

         o        use and occupancy of public streets; and

         o        types of cable services provided.

         A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, other than Delaware, no state in which we operate has enacted such state-level regulation. State and local franchising jurisdiction is not unlimited; however, it must be exercised consistently with federal law. The Communications Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

         The foregoing describes all material present and proposed federal, state and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our cable operations can be predicted at this time.

                                   MANAGEMENT

         Mediacom Communications is our sole member. The table below sets forth certain information with respect to the executive officers of Mediacom Communications, Mediacom LLC and Mediacom Capital. Mediacom Communications serves as manager of our operating subsidiaries. The executive officers of Mediacom LLC and the executive officers and directors of Mediacom Communications and Mediacom Capital are:

    Name                                                        Age    Position
    ----                                                        ---    --------
    Rocco B. Commisso........................................    51    Chairman and Chief Executive Officer of
                                                                       Mediacom LLC and Mediacom Communications
                                                                       and President, Chief Executive Officer
                                                                       and Director of Mediacom Capital
    Mark E. Stephan..........................................    45    Senior Vice President, Chief Financial
                                                                       Officer and Treasurer of Mediacom LLC,
                                                                       Senior Vice President, Chief Financial
                                                                       Officer, Treasurer and Director of
                                                                       Mediacom Communications and Treasurer and
                                                                       Secretary of Mediacom Capital
    James M. Carey...........................................    50    Senior Vice President, Operations of
                                                                       Mediacom Communications
    Charles J. Bartolotta....................................    46    Senior Vice President, Field Operations
                                                                       of Mediacom Communications
    John G. Pascarelli.......................................    40    Senior Vice President, Marketing and
                                                                       Consumer Services of Mediacom
                                                                       Communications
    Joseph Van Loan..........................................    59    Senior Vice President, Technology of
                                                                       Mediacom Communications
    Italia Commisso Weinand..................................    47    Senior Vice President, Programming and
                                                                       Human Resources and Secretary of Mediacom
                                                                       Communications
    Craig S. Mitchell........................................    42    Director of Mediacom Communications
    William S. Morris III....................................    66    Director of Mediacom Communications
    Thomas V. Reifenheiser...................................    65    Director of Mediacom Communications
    Natale S. Ricciardi......................................    52    Director of Mediacom Communications
    Robert L. Winikoff.......................................    55    Director of Mediacom Communications


         Rocco B. Commisso has 23 years of experience with the cable television industry and has served as our and our manager's Chairman and Chief Executive Officer since founding our predecessor company in July 1995. Mr. Commisso has served as President, Chief Executive Officer and Director of Mediacom Capital since its inception in March 1998. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada's affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he was assigned to manage the bank's lending activities to communications firms including the cable industry. He serves on the boards of the National Cable Television Association, Cable Television Laboratories, Inc. and C-SPAN. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.

         Mark E. Stephan has 14 years of experience with the cable television industry and has served as our and our manager's Senior Vice President, Chief Financial Officer and Treasurer since the commencement of our operations in March 1996. Mr. Stephan has served as Director of our manager since its incorporation in November 1999 and as Treasurer and Secretary of Mediacom Capital since its inception in March 1998. From 1993 to February 1996, Mr. Stephan served as Vice President of Finance for Cablevision Industries. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada from 1987 to 1992.

         James M. Carey has 20 years of experience in the cable television industry. Before joining our manager in September 1997, Mr. Carey was founder and President of Infinet Results, a telecommunications consulting firm, from December 1996. Mr. Carey served as Executive Vice President, Operations at MediaOne Group from August 1995 to November 1996, where he was responsible for MediaOne's Atlanta cable operations. Prior to that time, he served as Regional Vice President of Cablevision Industries' Southern region. Mr. Carey is a member of the board of directors of the American Cable Association.

         Charles J. Bartolotta has 19 years of experience in the cable television industry. Before joining our manager in October 2000, Mr. Bartolotta served as Division President for AT&T Broadband, LLC from July 1998, where he was responsible for managing an operating division serving nearly three million customers. He served as Regional Vice President of Tele-Communications, Inc. from January 1997 and as Vice President and General Manager for TKR Cable Company from 1989. Prior to that time, Mr. Bartolotta held various management positions with Cablevision Systems Corporation.

         John G. Pascarelli has 20 years of experience in the cable television industry. Before joining our manager in March 1998, Mr. Pascarelli served as Vice President, Marketing for Helicon Communications Corporation from January 1996 to February 1998 and as Corporate Director of Marketing for Cablevision Industries from 1988 to 1995. Prior to that time, Mr. Pascarelli served in various marketing and system management capacities for Continental Cablevision, Inc., Cablevision Systems and Storer Communications. Mr. Pascarelli is a member of the board of directors of the Cable Television Administration and Marketing Association.

         Joseph Van Loan has 28 years of experience in the cable television industry. Before joining our manager in November 1996, Mr. Van Loan served as Senior Vice President, Engineering for Cablevision Industries from 1990. Prior to that time, he managed a private telecommunications consulting practice specializing in domestic and international cable television and broadcasting and served as Vice President, Engineering for Viacom Cable. Mr. Van Loan received the 1986 Vanguard Award for Science and Technology from the National Cable Television Association.

         Italia Commisso Weinand has 25 years of experience in the cable television industry. Before joining our manager in April 1996, Ms. Weinand served as Regional Manager for Comcast Corporation from July 1985. Prior to that time, Ms. Weinand held various management positions with Tele-Communications, Times Mirror Cable and Time Warner. She serves on the board of directors of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators. Ms. Weinand is the sister of Mr. Commisso.

         Craig S. Mitchell has held various management positions with Morris Communications Corporation for more than the past five years. He currently serves as its Vice President of Finance and Treasurer and is also a member of its board of directors.

         William S. Morris III has served as the Chairman and Chief Executive Officer of Morris Communications for more than the past five years. He was the Chairman of the board of directors of the Newspapers Association of America for 1999-2000.

         Thomas V. Reifenheiser served for more than five years as a Managing Director and Group Executive of the Global Media and Telecom Group of Chase Securities Inc. until his retirement in September 2000. He joined Chase in 1963 and has been the Global Media and Telecom Group Executive since 1977. He also had been a director of the Management Committee of The Chase Manhattan Bank. Mr. Reifenheiser is a member of the board of directors of Lamar Advertising Company, a leading owner and operator of outdoor advertising and logo sign displays.

         Natale S. Ricciardi has held various management positions with Pfizer Inc. for more than the past five years. Mr. Ricciardi joined Pfizer in 1972 and currently serves as its Vice President, U.S. Manufacturing, with responsibility for all of Pfizer's U.S. manufacturing facilities.

         Robert L. Winikoff has been a partner of the law firm of Sonnenschein Nath & Rosenthal since August 2000. Prior thereto, he was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than five years. Sonnenschein Nath & Rosenthal currently serves as our manager's outside general counsel and prior to such representation Cooperman Levitt Winikoff Lester & Newman, P.C. served as our manager's outside general counsel since 1995.

Compensation

         None of the executive officers of Mediacom LLC and Mediacom Capital are compensated for their services as such officers. Rather, executive management of Mediacom LLC and Mediacom Capital receive compensation from Mediacom Communications.

         The executive officers and directors of Mediacom Communications are compensated exclusively by Mediacom Communications and do not receive any separate compensation from Mediacom LLC or Mediacom Capital. Mediacom Communications acts as our manager and in return receives a management fee. See "Description of Governing Documents--Management Agreements."

                              CERTAIN TRANSACTIONS

Management Agreements

         Pursuant to management agreements between Mediacom Communications and our operating subsidiaries, Mediacom Communications is entitled to receive annual management fees in amounts not to exceed 4.5% of our gross operating revenues. For the three months ended March 31, 2001 and for the year ended December 31, 2000, Mediacom Communications received $2.3 million and $5.2 million, respectively, of such management fees.

Other Relationships

         JP Morgan, Credit Suisse First Boston and Salomon Smith Barney and their affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. As of March 31, 2001, two affiliates of J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) together held approximately 2.0% of the Class A common stock of Mediacom Communications and individuals affiliated with Credit Suisse First Boston Corporation beneficially owned an aggregate of approximately 0.1% of the Class A common stock of Mediacom Communications. In addition, J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank which is agent bank and a lender under our subsidiary credit facilities. Credit Suisse First Boston Corporation is an affiliate of Credit Suisse First Boston, New York Branch, which is a lender under our subsidiary credit facilities. Salomon Smith Barney Inc. is an affiliate of Citibank, N.A. which is also a lender under our subsidiary credit facilities. The Chase Manhattan Bank, Credit Suisse First Boston, New York Branch, and Citibank, N.A. received their proportionate share of any repayment of amounts outstanding under the revolver portion of our subsidiary credit facilities from the proceeds of our January 2001 offer and sale of the initial notes, of which J.P. Morgan, Credit Suisse First Boston and Salomon Smith Barney were the initial purchasers.

         On July 17, 2001, we paid a $125.0 million cash dividend to our manager that was funded with borrowings under our subsidiary credit facilities. On July 18, 2001, we made a $150.0 million preferred equity investment in Mediacom Broadband, which has a 12% annual cash dividend, payable quarterly, that was also funded with borrowings under our subsidiary credit facilities. The proceeds of the preferred equity investment and, indirectly, the $125.0 million cash dividend paid to our manager partially funded the purchase price of Mediacom Broadband's acquisition of cable systems from affiliates of AT&T Broadband.

                             PRINCIPAL STOCKHOLDERS

         Mediacom Capital is our wholly-owned subsidiary. Mediacom Communications is our sole member. The address of Mediacom Communications is 100 Crystal Run Road, Middletown, New York 10941.

                       DESCRIPTION OF GOVERNING DOCUMENTS

Mediacom LLC Operating Agreement

         Mediacom LLC was formed as a limited liability company on July 17, 1995, pursuant to the provisions of the New York Limited Liability Company Law. The following is a summary of the material provisions of the operating agreement of Mediacom LLC.

         The operating agreement provides that the overall management, operation, and control of the business, activities, and affairs of Mediacom LLC be vested exclusively in its managing member, Mediacom Communications. The managing member serves without compensation, but is entitled to reimbursement for all costs and expenses incurred by it in performing its duties under the operating agreement. The managing member may delegate any of the duties, powers, and authority vested in it under the operating agreement. Anyone to whom it delegates any duties is subject to removal at any time at the managing member 's discretion and must report to and consult with the managing member.

         As of the date of this prospectus, Mediacom Communications is our sole member.

         No member is obligated to make any contributions to the capital of Mediacom LLC, or has the right to withdraw its capital contribution or to demand and receive property of Mediacom LLC or any distribution in return for its capital, prior to dissolution of Mediacom LLC.

         Under the operating agreement, members may not transfer their interests without the consent of the managing member.

Management Agreements

         Mediacom Communications manages each of our operating subsidiaries pursuant to a management agreement with each operating subsidiary. Pursuant to the management agreements, Mediacom Communications has the authority to perform, or cause to be performed, for and on behalf of our operating subsidiaries, such services as are reasonably required for the management and supervision of the day-to-day operations of our operating subsidiaries' cable television systems. Our operating subsidiaries retain ultimate control over their cable television systems and their assets, including all franchises, FCC licenses and permits, and remain responsible for all expenses and liabilities relating to the construction, development, operation, maintenance, repair, and ownership of their systems.

         As compensation for the performance of its services, subject to certain restrictions contained in our subsidiary credit facilities, Mediacom Communications is entitled under each management agreement to receive management fees in an amount not to exceed 4.5% of the annual gross operating revenues of each of our operating subsidiaries. Mediacom Communications is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

         The management agreements will terminate upon the dissolution and liquidation of the respective operating subsidiary, and are also terminable by any operating subsidiary as follows:

         o if Mediacom Communications materially breaches the management agreement and fails to cure the breach within 20 days of receipt of written notice of the breach (or, if the breach is not susceptible to cure within 20 days, if Mediacom Communications fails to cure the breach as promptly as possible, but in any event, within 60 days of the written notice);

         o if Mediacom Communications engages in any act of gross negligence, dishonesty, willful malfeasance or gross misconduct that is materially injurious to the respective operating subsidiary;

         o if any lender consummates foreclosure proceedings following default under any loan agreement with respect to the equity interests or assets of the respective operating subsidiary; and

         o if Mediacom Communications is unable to pay its debts as such debts become due.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

Subsidiary Credit Facilities

         Our operating subsidiaries, through two separate borrowing groups we refer to as the Mediacom USA Group and the Mediacom Midwest Group, currently obtain bank financing through two separate credit facilities. The subsidiary credit facilities for each borrowing group have no cross-default provisions relating directly to each other, have different revolving credit periods and contain separately negotiated covenants tailored for each borrowing group. The subsidiary credit facilities restrict the ability of each borrowing group to make distributions to us, subject to limited exceptions.

         Financing for the operations of the Mediacom USA Group is provided by a credit agreement among the operating subsidiaries comprising the Mediacom USA Group, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Mediacom USA credit facility is a $550.0 million credit facility, consisting of a $450.0 million revolving credit facility and a $100.0 million term loan. The revolving credit facility expires March 31, 2008, subject to earlier repayment on June 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. Principal on the outstanding term loan is payable in quarterly installments of $250,000 with the balance due and payable on September 30, 2008, and is also subject to earlier repayment on September 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. At March 31, 2001, there was $100.0 million of indebtedness outstanding under the Mediacom USA credit facility. The Mediacom USA credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the overnight rate plus one-half of 1% and the prime commercial lending rate, and a eurodollar rate, based on the interbank eurodollar interest rate. Interest rate margins for the Mediacom USA credit facility depend upon the performance of the Mediacom USA Group measured by its leverage ratio, or the ratio of indebtedness to the immediately preceding quarter's system cash flow, multiplied by four. The interest rate margins for the Mediacom USA credit facility are as follows:

         o interest on outstanding revolving loans is payable at either the eurodollar rate plus a floating percentage ranging from 0.75% to 2.25% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0% to 1.25% depending on the leverage ratio; and

         o interest on term loans is payable at either the eurodollar rate plus a floating percentage tied to the leverage ratio of either 2.50% or 2.75% or the base rate plus a floating percentage tied to the leverage ratio of either 1.50% or 1.75%.

         The weighted average interest rate at March 31, 2001 on the outstanding borrowings under the Mediacom USA credit facility was 7.6%. As of March 31, 2001, interest rate swap agreements had been entered into to hedge the underlying eurodollar rate exposure in the amount of $85.0 million with expiration dates ranging from 2002 to 2004.

         The revolving credit facility is available to the Mediacom USA Group to fund acquisitions, to make payments to us under limited circumstances, to pay management fees, to make investments and to finance capital expenditures and working capital needs. Up to $100.0 million of the revolving credit facility is available for letters of credit.

         Financing for the operations of the Mediacom Midwest Group is provided by a credit agreement among the operating subsidiaries comprising the Mediacom Midwest Group, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Mediacom Midwest credit facility is a $550.0 million credit facility, consisting of a $450.0 million revolving credit facility and a $100.0 million term loan. The $450.0 million revolving credit facility expires June 30, 2008, subject to earlier repayment on September 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. Principal on the outstanding term loan is payable in quarterly installments of between $125,000 and $250,000 with the balance due and payable on December 31, 2008, and is also subject to earlier repayment on December 31, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. At March 31, 2001, there was $100.0 million of indebtedness outstanding under the Mediacom Midwest credit facility. The Mediacom Midwest credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the overnight rate plus 1/2 of 1% and the prime commercial lending rate, and a eurodollar rate based on the interbank eurodollar interest rate. Interest rate margins for the

Mediacom Midwest credit facility depend upon the performance of the Mediacom Midwest Group as measured by its leverage ratio. The interest rate margins for the Mediacom Midwest credit facility are as follows:

         o interest on outstanding revolving loans is payable at either the eurodollar rate plus a floating percentage ranging from 0.75% to 2.25% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0% to 1.25% depending on the leverage ratio; and

         o interest on term loans is payable at either the eurodollar rate plus a floating percentage tied to the leverage ratio of either 2.50% or 2.75% or the base rate plus a floating percentage tied to the leverage ratio of either 1.50% or 1.75%.

         The weighted average interest rate at March 31, 2001 on the outstanding borrowings under the Mediacom Midwest credit facility was 7.7%. As of March 31, 2001, interest rate swap agreements had been entered into to hedge the underlying eurodollar rate exposure in the amount of $85.0 million with expiration dates ranging from 2003 to 2004.

         The revolving credit facility is available to the Mediacom Midwest Group to make restricted payments to us, to pay management fees, to make investments and to finance capital expenditures, working capital needs and acquisitions. Up to $100.0 million of the revolving credit facility is available for letters of credit.

         In general, each of the subsidiary credit facilities requires the borrowing groups to use the proceeds from specified debt issuances and asset dispositions to prepay borrowings under the relevant borrowing group's credit facility and to reduce permanently commitments thereunder. Each of the subsidiary credit facilities also requires mandatory prepayments of amounts outstanding and permanent reductions in the commitments thereunder, beginning in 2002, based on a percentage of excess cash flow.

         Each of the subsidiary credit facilities is secured by a pledge of our ownership interests in the subsidiaries forming the relevant borrowing group, and is guaranteed by us on a limited recourse basis to the extent of such ownership interests.

         Each of the subsidiary credit facilities contains covenants, including:

         o limitations on mergers and acquisitions, consolidations and sales of assets;

         o        limitations on liens;

         o        incurrence of additional indebtedness;

         o        investments;

         o        restricted payments;

         o        maintenance of specified financial ratios;

         o        payment of management fees;

         o        capital expenditures; and

         o        restrictions on transactions with related parties.

         In addition, an event of default will occur under each of the subsidiary credit facilities if, among other things:

         o Mr. Commisso ceases to be the Chairman and Chief Executive Officer of Mediacom Communications and, in the case of the Mediacom Midwest credit facility, the Chairman and Chief Executive Officer of Zylstra;

         o Mediacom LLC or Mediacom Communications shall cease to act as manager of our subsidiaries;

         o Mediacom LLC or Mediacom Communications shall cease to own 50.1% or more of the aggregate voting rights of the equity interests of our subsidiaries;

         o        specified change of control events occur and are continuing;
                  or

         o Mr. Commisso, his family members, his affiliates and our officers and employees collectively cease to own at least 50.1% of the combined voting power of the common stock of Mediacom Communications on a fully-diluted basis.

Mediacom LLC Senior Notes

         Mediacom LLC and Mediacom Capital, are obligors under the $200.0 million aggregate principal amount of 8 1/2% senior notes due April 15, 2008 and the $125.0 million aggregate principal amount of 77/8% senior notes due February 15, 2011. For a description of the exchange notes, see "Description of Notes."

         These senior notes are general unsecured obligations of Mediacom LLC and Mediacom Capital, rank on the same level with the existing and future senior indebtedness of Mediacom LLC and Mediacom Capital and are subordinated to all indebtedness and other liabilities and commitments of the subsidiaries of Mediacom LLC and Mediacom Capital, including their credit facilities and trade payables.

         On or after April 15, 2003 with respect to the 8 1/2% senior notes and on or after February 15, 2006 with respect to the 77/8% senior notes, Mediacom LLC and Mediacom Capital may redeem the notes. On or before April 15, 2001 with respect to the 8 1/2% senior notes and on or before February 15, 2002 with respect to the 77/8% senior notes, Mediacom Capital and Mediacom LLC may redeem up to 35% of the aggregate principal amount of the notes originally issued at the price specified in the relevant indenture relating to the notes:

         o        only with the net proceeds of one or more equity offerings;
                  and

         o only if at least 65% of the aggregate principal amount of the relevant senior notes originally issued remains outstanding after each redemption.

         If Mediacom LLC and Mediacom Capital sell specified assets or if Mediacom LLC and Mediacom Capital experience specific kinds of changes of control, holders of the 8 1/2% senior notes and the 77/8% senior notes will have the opportunity to sell their notes to Mediacom LLC and Mediacom Capital at 100% or at 101%, respectively, of the principal amount of such notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

         The indentures governing the 8 1/2% senior notes and the 77/8% senior notes limit the activities of Mediacom LLC and Mediacom Capital and the activities of their restricted subsidiaries. The provisions of the indentures limit their ability, subject to important exceptions:

         o        to incur additional indebtedness;

         o        to pay dividends or make other restricted payments;

         o        to sell assets or subsidiary stock;

         o        to enter into transactions with related parties;

         o        to create liens;

         o to enter into agreements that restrict dividends or other payments from restricted subsidiaries;

         o to merge, consolidate or sell all or substantially all of our assets; and

         o with respect to restricted subsidiaries, to issue capital stock.

                              DESCRIPTION OF NOTES

General

         The initial notes were issued and the exchange notes (the "Notes") will be issued under an Indenture (the "Indenture") dated as of January 24, 2001, among Mediacom LLC and Mediacom Capital, as joint and several obligors, and The Bank of New York, as Trustee (the "Trustee"). The Notes initially issued will not be guaranteed by any Subsidiary of Mediacom LLC, but Mediacom LLC will agree in the Indenture to cause a Restricted Subsidiary to guarantee payment of the Notes in certain limited circumstances specified therein. See "Covenants--Limitation on Guarantees of Certain Indebtedness" below. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more registered Notes in global form and in certain circumstances may be represented by Notes in certificated form. See "Book-Entry; Delivery and Form."

         The form and terms of the exchange notes are the same in all material respects as the form and terms of the initial notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The initial notes have not been registered under the Securities Act and are subject to transfer restrictions.

         The following is a summary of the material provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of the Indenture and is qualified in its entirety by reference to the Indenture, including the terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the Indenture may be obtained upon request without charge from Mediacom Communications. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the Indenture.

                        Principal, Maturity and Interest

         The Notes initially issued under the Indenture were issued in an aggregate principal amount of $500.0 million and will mature on January 15, 2013. Interest on the Notes accrue at the rate of 9 1/2% per annum from January 24, 2001, or from the most recent date on which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the January 1 or July 1 (whether or not such day is a business day) immediately preceding the interest payment date on January 15 and July 15 of each year, which commenced July 15, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Indenture provides for the issuance thereunder of up to $500.0 million aggregate principal amount of additional Notes having substantially identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture (including "Covenants--Limitation on Indebtedness" as a new Incurrence of Indebtedness by the Issuers). Any Additional Notes will be part of the same issue as the Notes offered hereby (and accordingly will participate in purchase offers and partial redemptions), will vote on all matters with the Notes offered hereby and will have the same CUSIP number. Unless the context otherwise requires, for purposes of this "Description of the Notes," reference to the Notes includes Additional Notes.

         Principal of, premium, if any, and interest, including Liquidated Damages, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee at 101 Barclay Street, floor 21 west, New York, New York 10286), except that, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the registered holders of the Notes at their registered addresses; provided that all payments with respect to global Notes and certificated Notes the holders of which have given written wire transfer instructions to the Trustee by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

Ranking

         The Notes will be unsecured, senior obligations of the Issuers, ranking pari passu in right of payment with the 8 1/2% Notes, the 77/8% Notes and all other existing and future unsecured Indebtedness of the Issuers, other than any Subordinated Obligations. The Notes will be effectively subordinated to any secured Indebtedness of the

Issuers. Since Mediacom LLC is an intermediate holding company and conducts its business through its Subsidiaries, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Subsidiaries. Mediacom Communications is not and will not be an obligor or guarantor of the Notes.

         As of March 31, 2001, on a pro forma basis after giving effect to the incurrence of $275.0 million of additional indebtedness under our subsidiary credit facilities in July 2001 as described in "Unaudited Pro Forma Consolidated Financial Statements," we had approximately $1.3 billion of total Indebtedness outstanding (including approximately $475.0 million of Indebtedness of the Subsidiaries), with the Subsidiaries having the ability to borrow up to an additional $625.0 million in the aggregate under the Subsidiary Credit Facilities (subject to certain borrowing conditions).

Optional Redemption

         Except as set forth below, the Notes are not redeemable prior to January 15, 2006. Thereafter, the Notes will be redeemable, in whole or in part, from time to time at the option of the Issuers, on not less than 30 and not more than 60 days' notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder's address appearing in the register of Notes maintained by the Registrar at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning with January 15 of the year indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption:

             Year                                Redemption Price
             ----                                ----------------
             2006                                    104.750%
             2007                                    103.167%
             2008                                    101.583%
             2009 and thereafter                     100.000%

         In addition, at any time and from time to time, on or prior to January 15, 2004, the Issuers may redeem up to 35% of the original principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price in cash equal to 109.500% of the principal to be redeemed plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the original principal amount of Notes (as so calculated) remains outstanding immediately after each such redemption. Any such redemption will be required to occur within 90 days following the closing of any such Equity Offering.

         If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of Holders

     Change of Control

         The Indenture provides that upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuers to repurchase all or any part of such holder's Notes pursuant to an offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment").


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         A "Change of Control" means the occurrence of any of the following events: (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of Mediacom LLC; (ii) Mediacom LLC consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or Mediacom LLC or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom LLC and its Subsidiaries (determined on a consolidated basis) to any Person (other than Mediacom LLC or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of Mediacom LLC, "beneficially own" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (iii) Mediacom LLC is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture); (iv) a majority of the members of the Executive Committee of Mediacom LLC shall consist of Persons who are not Continuing Members; or (v) Mediacom LLC ceases to own 100% of the issued and outstanding Equity Interests of Mediacom Capital, other than by reason of a merger of Mediacom Capital into and with a corporate successor to Mediacom LLC; provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described in clauses (i) through (iv) above if after the occurrence of any such circumstance (A) Rocco B. Commisso continues to be the manager of Mediacom LLC pursuant to the Operating Agreement and/or the chief executive officer or chairman of Mediacom LLC (or the surviving or transferee Person in the case of clause (ii) above), or (B) Rocco B. Commisso and the other Permitted Holders together with their respective designees constitute the majority of the members of the Executive Committee.

         Within 30 days of the occurrence of a Change of Control, the Issuers shall send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of Notes maintained by the Registrar, a notice stating: (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Issuers default in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased; (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and (9) the name and address of the Paying Agent.

         On the Change of Control Payment Date, the Issuers shall, to the extent lawful (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Issuers. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuers shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of


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

the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. The Issuers will send to the Trustee and the holders of Notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

         The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuers will not be required to make a Change of Control Offer in the event of a highly leveraged transaction that does not constitute a Change of Control.

         The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

         The Subsidiary Credit Facilities include "change of control" provisions that permit the lenders thereunder to accelerate the repayment of Indebtedness thereunder. The Subsidiary Credit Facilities will not permit the Subsidiaries of Mediacom LLC to make distributions to the Issuers so as to permit the Issuers to effect a purchase of the Notes upon the Change of Control without the prior satisfaction of certain financial tests and other conditions. Any future credit facilities or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom LLC become a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Issuers may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Subsidiary Credit Facilities or other agreements relating to Indebtedness, if accelerated. The failure of the Issuers to make or consummate the Change of Control Offer or to pay the Change of Control Payment when due will give the Trustee and the holders of the Notes the rights described under "Events of Default" below.

         The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of the assets of Mediacom LLC and its Subsidiaries. Although there is a developing body of case law interpreting the phrase "substantially all," there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Issuers to repurchase such Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Mediacom LLC and its Subsidiaries to another Person or group may be uncertain.

   Asset Sales

         The Indenture provides that Mediacom LLC shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) Mediacom LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution); (ii) not less than 75% of the consideration received by Mediacom LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and (iii) the Asset Sale Proceeds received by Mediacom LLC or such Restricted Subsidiary are applied (a) first, to the extent Mediacom LLC elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of Mediacom LLC or any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale or, to the extent Mediacom LLC elects, to make an investment in assets (including Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in a Related Business, provided that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"), and (b) second, on a pro rata basis (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share (provided that any such repayment shall result in a permanent reduction of any commitment in respect thereof in an amount equal to the principal amount so repaid) and (2) if on the Reinvestment Date with respect to any Asset Sale the Excess Proceeds exceed $10.0 million, the Issuers shall apply an amount equal to such Excess Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (an "Excess Proceeds Offer"); provided, that so long as any of the 8 1/2% Notes or 7 7/8% Notes are outstanding, the Issuers shall make such an


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

Excess Proceeds Offer, together with a similar pro rata offer to the holders of the 8 1/2% Notes and/or the 7 7/8% Notes, as applicable, and purchase any Notes, 8 1/2% Notes or 7 7/8% Notes tendered in such offers within 359 days following the receipt of the Asset Sale Proceeds. If an Excess Proceeds Offer is not fully subscribed, the Issuers may retain the portion of the Excess Proceeds not required to repurchase Notes. For purposes of determining in clause (ii) above the percentage of cash consideration received by Mediacom LLC or any Restricted Subsidiary, the amount of any (x) liabilities (as shown on Mediacom LLC's or such Restricted Subsidiary's most recent balance sheet) of Mediacom LLC or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Mediacom LLC and the Restricted Subsidiaries are fully released shall be deemed to be cash, and (y) securities, notes or other similar obligations received by Mediacom LLC or such Restricted Subsidiary from such transferee that are immediately converted (or are converted within 30 days of the related Asset Sale) by Mediacom LLC or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion.

         If the Issuers are required to make an Excess Proceeds Offer, the Issuers shall mail, within 30 days following the Reinvestment Date, a notice to the holders of Notes stating, among other things: (1) that such holders have the right to require the Issuers to apply the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Issuers, that each holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

         The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

         Notwithstanding the foregoing, the Indenture provides that Mediacom LLC or any Restricted Subsidiary will be permitted to consummate an Asset Swap if
(i) at the time of entering into the related Asset Swap Agreement or immediately after giving effect to such Asset Swap no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) such Asset Swap shall have been approved in good faith by the Executive Committee, whose approval shall be conclusive and evidenced by a Committee Resolution, which states that such Asset Swap is fair to Mediacom LLC or such Restricted Subsidiary, as the case may be, from a financial point of view.

         If a Restricted Subsidiary were to consummate an Asset Sale, the Subsidiary Credit Facilities would not permit such Restricted Subsidiary to make a distribution to the Issuers of the related Asset Sale Proceeds so as to permit the Issuers to effect an Excess Proceeds Offer with such Asset Sale Proceeds without the prior satisfaction of certain financial tests and other conditions. Any future credit agreements or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom LLC become a party may contain similar restrictions or other provisions which would prohibit the Issuers from purchasing any Notes from Asset Sale Proceeds. In the event an Excess Proceeds Offer occurs at a time when the Issuers are prohibited from receiving Asset Sale Proceeds or purchasing the Notes, the Issuers could seek the consent of their lenders to the distribution of Asset Sales Proceeds or the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Issuers do not obtain such a consent or repay such Indebtedness, the Issuers may remain prohibited from purchasing the Notes. In such case, the Issuers' failure to purchase tendered Notes when due will give the Trustee and the holders of the Notes the rights described under "Events of Default" below.

Events of Default

         An Event of Default is defined in the Indenture as being: default in payment of any principal of, or premium, if any, on the Notes when due; default for 30 days in payment of any interest or Liquidated Damages, if any, on the Notes when due; default by the Issuers for 60 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding in the observance or performance of any other covenant in the Notes or the Indenture; default in the payment at maturity (continued for the longer of any applicable grace period or 30 days) of any Indebtedness aggregating $15.0 million or more of the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom LLC which, if merged into each other, would constitute a Significant Subsidiary, or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within 30 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding; any final judgment or judgments for the payment of money in excess of $15.0 million (net of amounts covered by insurance) shall be rendered against the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom LLC which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect; certain events involving bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom LLC which, if merged into each other, would constitute a Significant Subsidiary; or any Restricted Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor shall deny or disaffirm its obligations under the Indenture or any Restricted Subsidiary Guarantee. The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal of or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

         The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all the Notes to be due and payable immediately, but if the Issuers shall cure (or the holders of a majority in principal amount of the Notes, if permitted by the Indenture, shall waive) all defaults (except the nonpayment of principal, interest and premium, if any, on any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled by the holders of a majority in principal amount of the Notes then outstanding. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

         The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee subject to certain limitations specified in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the Trustee indemnity satisfactory to it.

Covenants

     Limitation on Restricted Payments

         The Indenture provides that, so long as any of the Notes remain outstanding, Mediacom LLC shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (i) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment; (ii) immediately after giving effect to such proposed Restricted Payment, Mediacom LLC would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" below; or (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after April 1, 1998 (the amount of any Restricted Payment, if other than cash, to be based upon the fair market value thereof on the date of such Restricted Payment (without giving effect to subsequent changes in value) as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution) would exceed an amount equal to the difference between (a) the Cumulative Credit and (b) 1.4 times Cumulative Interest Expense.

         "Restricted Payment" means (i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests of Mediacom LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any dividend made to Mediacom LLC or another Restricted Subsidiary or any dividend payable in Equity Interests of Mediacom LLC or any Restricted Subsidiary); or (ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests of Mediacom LLC or of any

Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any distribution made to Mediacom LLC or another Restricted Subsidiary or any distribution payable in Equity Interests of Mediacom LLC or any Restricted Subsidiary); or (iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests of Mediacom LLC (other than Disqualified Equity Interests), or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests; or (iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or
(v) any Investment (other than a Permitted Investment).

         The provisions of the first paragraph of this covenant shall not prevent (i) the retirement of any of Mediacom LLC's Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mediacom LLC or an employee stock ownership plan or to a trust established by Mediacom LLC or any Subsidiary of Mediacom LLC for the benefit of its employees) of Equity Interests of Mediacom LLC; (ii) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (iii) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under "Repurchase at the Option of Holders--Asset Sales" above; (iv) payments of compensation to officers, directors and employees of Mediacom LLC or any Restricted Subsidiary so long as the Executive Committee or the manager of Mediacom LLC in good faith shall have approved the terms thereof; (v) the payment of dividends on any Equity Interests of any Restricted Subsidiary following the issuance thereof in an amount per annum of up to 6% of the net proceeds received by Mediacom LLC or such Restricted Subsidiary from an Equity Offering of such Equity Interests; (vi) the payment of management, consulting and advisory fees, and any related reimbursement of expenses or indemnity, to Mediacom Communications or any Affiliate thereof and other amounts payable pursuant to the Operating Agreement, other than any dividend or distribution (whether made in cash, property or securities) on or with respect to any Equity Interests of Mediacom LLC or any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests of Mediacom LLC, or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests;
(vii) the payment of amounts in connection with any merger, consolidation, or sale of assets effected in accordance with the "--Merger or Sales of Assets" covenant below, provided that no such payment may be made pursuant to this clause (vii) unless, after giving effect to such transaction (and the Incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Mediacom LLC would be able to Incur $1.00 of additional Indebtedness in compliance with the first paragraph of "--Limitation on Indebtedness" below such that after incurring that $1.00 of additional Indebtedness, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0; (viii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mediacom LLC or an employee stock ownership plan or to a trust established by Mediacom LLC or any Subsidiary of Mediacom LLC (for the benefit of its employees) of Equity Interests of Mediacom LLC or Subordinated Obligations of Mediacom LLC; (ix) the payment of any dividend or distribution on or with respect to any Equity Interests of any Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis; (x) the making and consummation of (A) an Excess Proceeds Offer in accordance with the provisions of the Indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the Notes in accordance with the provisions of the Indenture or (C) any offer similar to the offer described in clause (A) or (B) set forth in any other indenture governing debt securities; (xi) during the period Mediacom LLC is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of members' or partners' income tax liability with respect to Mediacom LLC in an amount not to exceed the aggregate amount of tax distributions, if any, permitted to be made by Mediacom LLC to its members under the Operating Agreement (such amount not to include amounts in respect of taxes resulting from Mediacom LLC's reorganization as or change in the status to a corporation);
(xii) the payment by any Restricted Subsidiary to Mediacom LLC or another Restricted Subsidiary of principal and interest due in respect of intercompany Indebtedness and dividends and other distributions in respect of Preferred Equity Interests in such Restricted Subsidiary; and (xiii) the distribution of any Investment originally made by Mediacom LLC or any Restricted Subsidiary pursuant to the first paragraph of this covenant to holders of Equity Interests of Mediacom LLC or such Restricted Subsidiary, as the case may be; provided, however, that in the case of clauses (ii), (v), (vii), (ix), (x) and (xiii) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In determining the aggregate amount of Restricted Payments made on or


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

after the date of the Indenture, Restricted Payments made pursuant to clauses
(ii) and (v) and any Restricted Payment deemed to have been made pursuant to the "--Limitation on Transactions with Affiliates" covenant below shall be included in such calculation.

   Limitation on Indebtedness

         The Indenture provides that Mediacom LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that Mediacom LLC or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 7.0 to 1.0.

         The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

(a) Indebtedness under the Notes issued on the date of the Indenture, the Exchange Notes and the Indenture;

(b) Indebtedness and Disqualified Equity Interests of Mediacom LLC and the Restricted Subsidiaries outstanding on the Issue Date other than Indebtedness described in clause (a), (c), (d) or (f) of this paragraph;

(c) (i) Indebtedness of the Restricted Subsidiaries under the Subsidiary Credit Facilities (including any refinancing thereof), and (ii) Indebtedness of the Restricted Subsidiaries (including any refinancing thereof) if, at the time of and immediately after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0; provided, however, that for purposes of the calculation of such Ratio, the term "Consolidated Total Indebtedness" shall refer only to the Consolidated Total Indebtedness of the Restricted Subsidiaries (including Indebtedness Incurred under the Subsidiary Credit Facilities and the Future Subsidiary Credit Facilities) outstanding as of the Determination Date (as defined hereafter in the term "Debt to Operating Cash Flow Ratio") and the term "Operating Cash Flow" shall refer only to the Subsidiary Operating Cash Flow of the Restricted Subsidiaries for the related Measurement Period (as defined hereafter in the term "Debt to Operating Cash Flow Ratio");

(d) Indebtedness and Disqualified Equity Interests of (x) any Restricted Subsidiary owed to or issued to and held by Mediacom LLC or any Restricted Subsidiary and (y) Mediacom LLC owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness and Disqualified Equity Interests that is not permitted by this clause (d) shall be deemed to have occurred upon
         (i) any sale or other disposition of any Indebtedness or Disqualified Equity Interests of Mediacom LLC or a Restricted Subsidiary referred to in this clause (d) to any Person (other than Mediacom LLC or a Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests of Mediacom LLC or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) any designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests of Mediacom LLC as an Unrestricted Subsidiary;

(e) guarantees by any Restricted Subsidiary of Indebtedness of Mediacom LLC or any other Restricted Subsidiary Incurred in accordance with the provisions of the Indenture;

(f) Hedging Agreements of Mediacom LLC or any Restricted Subsidiary relating to any Indebtedness of Mediacom LLC or such Restricted Subsidiary, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that such Hedging Agreements have been entered into for bona fide business purposes and not for speculation;

(g) Indebtedness or Disqualified Equity Interests of Mediacom LLC or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding

         Indebtedness or Disqualified Equity Interests of Mediacom LLC or any Restricted Subsidiary, as the case may be, Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of Mediacom LLC may not be refinanced under this clause (g) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value (or, if such Indebtedness or Disqualified Equity Interests provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness of Mediacom LLC shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iv) Subordinated Obligations of Mediacom LLC or Disqualified Equity Interests of Mediacom LLC may only be refinanced with Subordinated Obligations of Mediacom LLC or Disqualified Equity Interests of Mediacom LLC, and (v) Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations, or with Disqualified Equity Interests;

(h) Indebtedness of Mediacom LLC or a Restricted Subsidiary Incurred as a result of the pledge by Mediacom LLC or such Restricted Subsidiary of intercompany Indebtedness or Equity Interests in another Restricted Subsidiary or Equity Interests in an Unrestricted Subsidiary in the circumstance where recourse to Mediacom LLC or such Restricted Subsidiary is limited to the value of the intercompany Indebtedness or the Equity Interests so pledged;

(i) Indebtedness of Mediacom LLC or a Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom LLC or such Restricted Subsidiary or a Related Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

(j) Indebtedness of Mediacom LLC or a Restricted Subsidiary in an aggregate amount not to exceed two times the sum of (i) the aggregate Net Cash Proceeds to Mediacom LLC from (x) the issuance (other than to a Subsidiary of Mediacom LLC or an employee stock ownership plan or a trust established by Mediacom LLC or any Subsidiary of Mediacom LLC (for the benefit of its employees)) of any class of Equity Interests of Mediacom LLC (other than Disqualified Equity Interests) on or after February 26, 1999 or (y) contributions to the equity capital of Mediacom LLC on or after February 26, 1999 which do not themselves constitute Disqualified Equity Interests and (ii) the fair market value, as determined by an independent nationally recognized accounting, appraisal or investment banking firm experienced in similar types of transactions, of any assets (other than cash or Cash Equivalents) that are used or useful in a Related Business or Equity Interests of a Person engaged in a Related Business that is or becomes a Restricted Subsidiary of Mediacom LLC, in each case received by Mediacom LLC after February 26, 1999 in exchange for the issuance (other than to a Subsidiary of Mediacom LLC) of its Equity Interests (other than Disqualified Equity Interests); provided, that (A) the amount of such Net Cash Proceeds with respect to which Indebtedness is incurred pursuant to this clause (j) shall not be deemed Net Cash Proceeds from the issue or sale of Equity Interests for purposes of clause (ii) of the definition of "Cumulative Credit" and (B) the issuance of Equity Interests with respect to which Indebtedness is incurred pursuant to this clause (j) shall not also be used to effect a Restricted Payment pursuant to clause (i) or (viii) of the third paragraph of "--Limitation on Restricted Payments"; and

(k) in addition to any Indebtedness described in clauses (a) through (j) above, Indebtedness of Mediacom LLC or any of the Restricted Subsidiaries so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (k) does not exceed $10.0 million at any one time outstanding.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mediacom LLC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

   Limitation on Transactions with Affiliates

         The Indenture provides that Mediacom LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate $5.0 million or more with any Affiliate unless such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the independent members of the Executive Committee, which approval in each case shall be conclusive, to the effect that such transaction (or series of related transactions) is (a) in the best interest of Mediacom LLC or such Restricted Subsidiary and (b) upon terms which would be obtainable by Mediacom LLC or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate, except that the foregoing shall not apply in the case of any of the following transactions (the "Specified Affiliate Transactions"): (i) the making of any Restricted Payment (including the making of any Permitted Investment that is permitted pursuant to "--Limitation on Restricted Payments"); (ii) any transaction or series of transactions between Mediacom LLC and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, members, directors and employees of Mediacom LLC or any Restricted Subsidiary, and management, consulting or advisory fees and reimbursements of expenses and indemnity in each case so long as the Executive Committee in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; (iv) any payments for goods or services purchased in the ordinary course of business, upon terms which would be obtainable by Mediacom LLC or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate; and (v) any transaction pursuant to any agreement with any Affiliate in effect on the date of the Indenture (including, but not limited to, the Operating Agreement and other agreements relating to the payment of management fees, acquisition fees and expense reimbursements), including any amendments thereto entered into after the date of the Indenture, provided, that the terms of any such amendment are not less favorable to Mediacom LLC than the terms of the relevant agreement in effect prior to any such amendment, as determined in good faith by the Executive Committee. The Indenture will further provide that, except in the case of a Specified Affiliate Transaction, Mediacom LLC shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to engage in any transaction (or series of related transactions) involving in the aggregate $25.0 million or more with any Affiliate unless (i) such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the independent members of the Executive Committee to the effect set forth in clauses (a) and (b) above; and (ii) Mediacom LLC shall have received an opinion from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions stating that the terms of such transaction (or series of related transactions) are fair to Mediacom LLC or such Restricted Subsidiary, as the case may be, from a financial point of view. Notwithstanding the foregoing, any transaction (or series of related transactions) entered into by Mediacom LLC or any Restricted Subsidiary with any Affiliate without complying with the foregoing provisions of this covenant shall not constitute a violation of the provisions of this covenant if Mediacom LLC or such Restricted Subsidiary would be permitted to make a Restricted Payment pursuant to the first paragraph of "-Limitation on Restricted Payments" at the time of the completion of such transaction (or series of related transactions) in an amount equal to the fair market value of such transaction (or series of related transactions), as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. In such a case, Mediacom LLC or such Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment for purposes of the calculation of Restricted Payments pursuant to clause (iii) of the first paragraph of "--Limitation on Restricted Payments."

   Limitation on Liens

         The Indenture provides that Mediacom LLC shall not Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Mediacom LLC unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such secured Indebtedness. This restriction does not, however, apply to Indebtedness secured by (i) Liens, if any, in effect on the date of the Indenture; (ii) Liens in favor of governmental bodies to secure progress or advance payments; (iii) Liens on Equity

Interests or Indebtedness existing at the time of the acquisition thereof (including acquisition through merger or consolidation), provided that such Liens were not Incurred in anticipation of such acquisition; (iv) Liens securing industrial revenue or pollution control bonds; (v) Liens securing the Notes;
(vi) Liens securing Indebtedness of Mediacom LLC in an amount not to exceed $10.0 million at any time outstanding; (vii) Other Permitted Liens; and (viii) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (vii), inclusive.

   Limitation on Business Activities of Mediacom Capital

         The Indenture provides that Mediacom Capital shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to Mediacom LLC or any Wholly Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Mediacom LLC, including the Notes and the Exchange Notes, if any, that is permitted to be Incurred by Mediacom LLC under "--Limitation on Indebtedness" above (provided that the net proceeds of such Indebtedness are retained by Mediacom LLC or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Mediacom Capital), and activities incidental thereto. Neither Mediacom LLC nor any Restricted Subsidiary shall engage in any transactions with Mediacom Capital in violation of the immediately preceding sentence.

   Designation of Unrestricted Subsidiaries

         The Indenture provides that Mediacom LLC may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (b) at the time of and after giving effect to such Designation, Mediacom LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and (c) Mediacom LLC would be permitted to make a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to Mediacom LLC's proportionate interest in the fair market value of such Subsidiary on such date (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution). Notwithstanding the foregoing, neither Mediacom Capital nor any of its Subsidiaries may be designated as Unrestricted Subsidiaries.

         The Indenture will further provide that at the time of Designation all of the Indebtedness of such Unrestricted Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and that neither Mediacom LLC nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to (x) make additional Investments (other than Permitted Investments) in any Unrestricted Subsidiary or (y) maintain or preserve the financial condition of any Unrestricted Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results or (z) be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mediacom LLC or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Mediacom LLC. If, at anytime, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

         Mediacom LLC may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; (b) at the time of and after giving effect to such Revocation, Mediacom LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and (c) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

         All Designations and Revocations must be evidenced by Committee Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

   Limitation on Guarantees of Certain Indebtedness

         The Indenture provides that Mediacom LLC shall not (a) permit any Restricted Subsidiary to guarantee any Indebtedness of either Issuer other than the Notes (the "Other Indebtedness"), or (b) pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness, in each case unless such Restricted Subsidiary, the Issuers and the Trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee the Issuers' obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Issuers' obligations under the Other Indebtedness (including waiver of subrogation, if any). Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

         The guarantee of a Restricted Subsidiary will be released upon (i) the sale of all of the Equity Interests, or all or substantially all of the assets, of the applicable Guarantor (in each case other than to Mediacom LLC or a Subsidiary), (ii) the designation by Mediacom LLC of the applicable Guarantor as an Unrestricted Subsidiary, or (iii) the release of the guarantee of such Guarantor with respect to the obligations which caused such Guarantor to deliver a guarantee of the Notes in accordance with the preceding paragraph, in each case in compliance with the Indenture (including, in the event of a sale of Equity Interests or assets described in clause (i) above, that the net cash proceeds are applied in accordance with the requirements of the applicable provision of the Indenture described under "Repurchase at the Option of Holders--Asset Sales" above).

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that Mediacom LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to Mediacom LLC or any Restricted Subsidiary on its Equity Interests; (b) pay any Indebtedness owed to Mediacom LLC or any Restricted Subsidiary; (c) make loans or advances, or guarantee any such loans or advances, to Mediacom LLC or any Restricted Subsidiary; (d) transfer any of its properties or assets to Mediacom LLC or any Restricted Subsidiary; (e) grant Liens on the assets of Mediacom LLC or any Restricted Subsidiary in favor of the holders of the Notes; or (f) guarantee the Notes or any renewals or refinancings thereof (any of the actions described in clauses
(a) through (f) above is referred to herein as a "Specified Action"), except for
(i) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary, provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Mediacom LLC or any other Restricted Subsidiary, (ii) such encumbrances or restrictions arising under refinancing Indebtedness permitted by clause (g) of the second paragraph under "--Limitation on Indebtedness" above; provided that the terms and conditions of any such restrictions are no less favorable to the holders of Notes than those under the Indebtedness being refinanced, (iii) customary provisions restricting the assignment of any contract or interest of Mediacom LLC or any Restricted Subsidiary, (iv) restrictions contained in the Indenture or any other indenture governing debt securities that are no more restrictive than those contained in the Indenture, and (v) restrictions under the Subsidiary Credit Facilities and under the Future Subsidiary Credit Facilities, provided that, in the case of any Future Subsidiary Credit Facility Mediacom LLC shall have used commercially reasonable efforts to include in the agreements relating to such Future Subsidiary Credit Facility provisions concerning the encumbrance or restriction on the ability of any Restricted Subsidiary to take any Specified Action that are no more restrictive than those in effect in the Subsidiary Credit Facilities on the date of the creation of the applicable restriction in such Future Subsidiary Credit Facility ("Comparable Restriction Provisions"), and provided further that if Mediacom LLC shall conclude in its sole discretion based on then prevailing market conditions that it is not in the best interest of Mediacom LLC and the Restricted Subsidiaries to comply with the foregoing proviso, the failure to include Comparable Restriction Provisions in the agreements relating to such Future Subsidiary Credit Facility shall not constitute a violation of the provisions of this covenant.

   Reports

         The Indenture provides that, whether or not the Issuers are then subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Issuers shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the Notes are outstanding the annual reports, quarterly reports and other periodic reports which the Issuers would have been required to file with the SEC pursuant to Section 13(a) or

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15(d) or any successor provision thereto if the Issuers were so subject on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required to file such documents if the Issuers were so subject. The Issuers shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit or cause to be transmitted by mail to all holders of Notes, at such holder's address appearing in the register maintained by the Registrar, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuers are required to file with the SEC pursuant to the preceding sentence, or if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Issuers with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of Notes. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the effectiveness of the Shelf Registration Statement, if required, the Issuers shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   Merger or Sales of Assets

         The Indenture provides that neither of the Issuers shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless (i) either (A) such Issuer shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the surviving Person (if other than such Issuer) expressly assumes by supplemental indenture all the obligations of such Issuer under the Notes and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and (v) Mediacom LLC shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

         The Indenture provides that no Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless (i) either (A) such Guarantor shall be the continuing Person, or
(B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the Notes and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) Mediacom LLC shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

   Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

         "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Mediacom LLC; (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause
(i) above; (iii) any trust in which any such Persons described in clauses (i) and (ii) above has a beneficial interest; and (iv) any corporation or other organization of which any such Persons described above collectively owns 5% or more of the equity of such entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling,"



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"controlled by" and "under common control with") when used with respect to any specified Person includes the direct or indirect beneficial ownership of more than 5% of the voting securities of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Asset Acquisition" means (i) an Investment by Mediacom LLC or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Mediacom LLC or any Restricted Subsidiary, or (ii) any acquisition by Mediacom LLC or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

         "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than Mediacom LLC or any Wholly Owned Restricted Subsidiary or any Controlled Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of Mediacom LLC or any Restricted Subsidiary, (iii) any assets of Mediacom LLC or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Mediacom LLC or any Restricted Subsidiary or (iv) any other property or asset of Mediacom LLC or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "Repurchase at the Option of Holders--Change of Control" above and "Covenants--Merger or Sales of Assets" above, and the creation of any Lien not prohibited under "Covenants--Limitation on Liens" above, (ii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Mediacom LLC or any Restricted Subsidiary, as the case may be, (iii) any transaction consummated in compliance with "Covenants--Limitation on Restricted Payments" above, and (iv) Asset Swaps permitted pursuant to "Repurchase at the Option of Holders--Asset Sales." In addition, solely for purposes of "Repurchase at the Option of Holders--Asset Sales" above, any sale, conveyance, transfer, lease or other disposition, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $2.0 million in any fiscal year shall be deemed not to be an Asset Sale.

         "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by Mediacom LLC or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting, legal, accounting and other fees and expenses related to such Asset Sale, and any relocation expenses incurred as a result thereof, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale by such Restricted Subsidiary, (d) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (e) deduction of appropriate amounts to be provided by Mediacom LLC or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles consistently applied, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Mediacom LLC or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (ii) promissory notes and other non-cash consideration received by Mediacom LLC or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

         "Asset Swap" means the substantially concurrent purchase and sale, or exchange, of Productive Assets between Mediacom LLC or any of the Restricted Subsidiaries and another Person or group of affiliated Persons (which Person or group of affiliated Persons is not affiliated with Mediacom LLC and the Restricted Subsidiaries) pursuant to an Asset Swap Agreement; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith, provided that such cash payment, if received by Mediacom LLC or any of the Restricted Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "Repurchase at the Option of Holders--Asset Sales."

         "Asset Swap Agreement" means a definitive agreement, subject only to customary closing conditions that Mediacom LLC in good faith believes will be satisfied, providing for an Asset Swap; provided, however, that any


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


amendment to, or waiver of, any closing condition that individually or in the aggregate is material to such Asset Swap shall be deemed to be a new Asset Swap.

         "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (iii)(a) and that have not yet been the basis for application in accordance with clause (iii)(b) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.

         "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

         "Cash Equivalents" means (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to any Subsidiary Credit Facility or any Future Subsidiary Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having a rating of at least P-1 from Moody's or a rating of at least A-1 from S & P; and (vi) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses (i) through (v) above.

         "Committee Resolution" means with respect to Mediacom LLC, a duly adopted resolution of the Executive Committee of Mediacom LLC.

         "Consolidated Income Tax Expense" means, with respect to Mediacom LLC for any period, the provision for federal, state, local and foreign income taxes payable by Mediacom LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Interest Expense" means, with respect to Mediacom LLC and the Restricted Subsidiaries for any period, without duplication, the sum of (i) the interest expense of Mediacom LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issued discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness; (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Mediacom LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied; and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by Mediacom LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Mediacom LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Net Income" means, with respect to any period, the net income (loss) of Mediacom LLC and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (ii) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to


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

the extent actually received in cash by Mediacom LLC or any Restricted Subsidiary; (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Mediacom LLC or any Restricted Subsidiary; (iv) net income (loss) of any other Person combined with Mediacom LLC or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests; (vi) the cumulative effect of a change in accounting principles after April 1, 1998; (vii) net income (loss) attributable to discontinued operations; (viii) management fees payable to the "manager" as defined in the Operating Agreement and to Mediacom Communications and its Affiliates pursuant to management agreements with Mediacom LLC or its Subsidiaries accrued for such period that have not been paid during such period; and (ix) any other item of expense, other than "interest expense," which appears on Mediacom LLC's consolidated statement of income (loss) below the line item "Operating Income," determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness and the aggregate liquidation preference or redemption payment value of all Disqualified Equity Interests of Mediacom LLC and the Restricted Subsidiaries outstanding as of such date of determination, less the obligations of Mediacom LLC or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

         "Continuing Member" means, as of the date of determination, any Person who (i) was a member of the Executive Committee of Mediacom LLC on the date of the Indenture, (ii) was nominated for election or elected to the Executive Committee of Mediacom LLC with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election or (iii) is a representative of, or was approved by, a Permitted Holder.

         "Controlled Subsidiary" means a Restricted Subsidiary which is engaged in a Related Business (i) 80% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law) are owned by Mediacom LLC or by one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries or by Mediacom LLC and one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries, (ii) of which Mediacom LLC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Equity Interests, by agreement or otherwise, and
(iii) all of whose Indebtedness is Non-Recourse Indebtedness.

         "Cumulative Credit" means the sum of (i) $10.0 million, plus (ii) the aggregate Net Cash Proceeds received by Mediacom LLC or a Restricted Subsidiary from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests of Mediacom LLC or a Restricted Subsidiary (other than Disqualified Equity Interests) on or after April 1, 1998, plus (iii) the principal amount (or accreted amount (determined in accordance with generally accepted accounting principles), if less) of any Indebtedness, or the liquidation preference or redemption payment value of any Disqualified Equity Interests, of Mediacom LLC or any Restricted Subsidiary which has been converted into or exchanged for Equity Interests of Mediacom LLC or a Restricted Subsidiary (other than Disqualified Equity Interests) on or after April 1, 1998, plus (iv) cumulative Operating Cash Flow on or after April 1, 1998, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus (v) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after April 1, 1998 is sold or otherwise liquidated or repaid or any Unrestricted Subsidiary which was designated as an Unrestricted Subsidiary after April 1, 1998 is sold or otherwise liquidated, the fair market value of such Restricted Payment (less the cost of disposition, if any) on the date of such sale, liquidation or repayment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution, plus (vi) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as an Unrestricted Subsidiary at such time, determined in accordance with the provisions described under "Covenants--Designation of Unrestricted Subsidiaries" above.



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


         "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid or accrued of the Issuers and the Restricted Subsidiaries on or after April 1, 1998, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

         "Debt to Operating Cash Flow Ratio" means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to (ii) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period; (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash
Flow) will be deemed not have been a Restricted Subsidiary at any time during such Measurement Period; and (III) if Mediacom LLC or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

         "Disqualified Equity Interest" means (i) any Equity Interest issued by Mediacom LLC which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each such case, upon the occurrence of a Change of Control or a Regulatory Equity Interest Repurchase), in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding; and (ii) any Equity Interest issued by any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness.

         "8 1/2% Notes" means the 8 1/2% Senior Notes due 2008 issued by Mediacom LLC and Mediacom Capital.

         "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Equity Interests.

         "Equity Offering" means a public or private offering by Mediacom LLC or a Restricted Subsidiary for cash of its respective Equity Interests (other than Disqualified Equity Interests) or options, warrants or rights with respect to such Equity Interests.

         "Excess Proceeds" means, with respect to any Asset Sale, the then Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (iii)(b)(1) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.

         "Executive Committee" means (i) so long as Mediacom LLC is a limited liability company, (x) while the Operating Agreement is in effect, the Executive Committee authorized thereunder, and (y) at any other time, the manager or board of managers of Mediacom LLC, or management committee, board of directors or similar governing body responsible for the management of the business and affairs of Mediacom LLC or any committee of such governing body; (ii) if Mediacom LLC were to be reorganized as a corporation, the board of directors of


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


Mediacom LLC; and (iii) if Mediacom LLC were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner).

         "Future Subsidiary Credit Facilities" means one or more debt facilities (other than the Subsidiary Credit Facilities) entered into from time to time after the date of the Indenture by one or more Restricted Subsidiaries or groups of Restricted Subsidiaries with banks or other institutional lenders, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including any amendment (including any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders.

         "Guarantor" means any Subsidiary of Mediacom LLC that guarantees the Issuers' obligations under the Indenture and the Notes issued after the date of the Indenture pursuant to "Covenants--Limitation on Guarantees of Certain Indebtedness" above.

         "Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

         "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with Mediacom LLC or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with Mediacom LLC or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with Mediacom LLC or any Restricted Subsidiary.

         "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services (but excluding trade payables incurred in the ordinary course of business and non-interest bearing installment obligations and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (but without duplication), (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which any property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), and (iv) obligations of Mediacom LLC or any Restricted Subsidiary under any Hedging Agreement applicable to any of the foregoing (if and only to the extent any amount due in respect of such Hedging Agreement would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles). Indebtedness (i) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, Incurred in the ordinary course of business, including in connection with pole rental or conduit attachments and the like or the requirements of cable television franchising authorities, and otherwise consistent with industry practice; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided such obligations are extinguished within five business days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and
(iii) which provides that
an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.

         "Investment" means, directly or indirectly, any advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person, provided that the term "Investment" shall not include any such advance, loan or extension of credit having a term not exceeding 90 days arising in the ordinary course of business or any pledge of Equity Interests pursuant to the Subsidiary Credit Facilities or any Future Subsidiary Credit Facilities. If Mediacom LLC or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest of any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Mediacom LLC no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, Mediacom LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests of such former Restricted Subsidiary not sold or disposed of.

         "Lien" means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).

         "Liquidated Damages" has the meaning specified in the section of this prospectus entitled "Exchange Offer."

         "Mediacom Communications" means Mediacom Communications Corporation, a Delaware corporation.

         "Mediacom Midwest Credit Agreement" means the credit agreement, dated as of November 5, 1999, by and among Mediacom Illinois LLC, Mediacom Indiana LLC, Mediacom Iowa LLC, Mediacom Minnesota LLC, Mediacom Wisconsin LLC, Zylstra Communications Corporation and The Chase Manhattan Bank, as Administrative Agent, establishing a reducing revolving credit facility and term loan.

         "Mediacom USA Credit Agreement" means the credit agreement, dated as of September 30, 1999, by and among Mediacom Southeast LLC, Mediacom California LLC, Mediacom Delaware LLC, Mediacom Arizona LLC and The Chase Manhattan Bank, as Administrative Agent, establishing a reducing revolving credit facility and term loan.

         "Moody's" means Moody's Investors Service, Inc.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Mediacom Communications, Mediacom LLC or any Restricted Subsidiary of such issuance or sale net of attorneys' fees, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Non-Recourse Indebtedness" means Indebtedness of a Person (i) as to which neither of the Issuers nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either of the Issuers or the Restricted Subsidiaries (other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Person or in another Restricted Subsidiary or an Unrestricted Subsidiary pledged by Mediacom LLC, a Restricted Subsidiary or an Unrestricted Subsidiary); provided, however, that Mediacom LLC or any Restricted Subsidiary may make a loan to a Controlled Subsidiary or an Unrestricted Subsidiary, or guarantee a loan made to a Controlled Subsidiary or an Unrestricted Subsidiary, if such loan or guarantee is permitted by "Covenants--Limitation on Restricted Payments" above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness.

         "Notes" means the 9 1/2% Senior Notes due 2013 to be issued by Mediacom LLC and Mediacom Capital.

         "Operating Agreement" means the Fifth Amended and Restated Operating Agreement of Mediacom LLC dated as of February 9, 2000, as the same may be amended, supplemented or modified from time to time.

         "Operating Cash Flow" means, with respect to Mediacom LLC and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item (other than the management fees referred to in clause (viii) of the definition of "Consolidated Net Income") which requires the accrual of, or a reserve for, cash charges for any future period) of Mediacom LLC and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and decreased by non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

         "Other Pari Passu Debt" means Indebtedness of Mediacom LLC or any Restricted Subsidiary that does not constitute Subordinated Obligations and that is not senior in right of payment to the Notes.

         "Other Pari Passu Debt Pro Rata Share" means the amount of the applicable Available Asset Sale Proceeds obtained by multiplying the amount of such Available Asset Sale Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which Mediacom LLC or any Restricted Subsidiary is required to use Available Asset Sale Proceeds to repay or make an offer to purchase or repay and
(ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale Offer with respect to which Mediacom LLC or any Restricted Subsidiary is required to use the applicable Available Asset Sale Proceeds to offer to repay or make an offer to purchase or repay.

         "Other Permitted Liens" means (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (iii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Mediacom LLC or its Subsidiaries; (iv) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom LLC or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved; (v) Liens resulting from the pledge by Mediacom LLC of Equity Interests in a Restricted Subsidiary in connection with a Subsidiary Credit Facility or a Future Subsidiary Credit Facility or in an Unrestricted Subsidiary in any circumstance, in each such case where recourse to Mediacom LLC is limited to the value of the Equity Interests so pledged; (vi) Liens resulting from the pledge by Mediacom LLC of intercompany indebtedness owed to Mediacom LLC in connection with a Subsidiary Credit Facility or a Future Subsidiary Credit Facility; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (ix) leases or subleases granted to third Persons not interfering with the ordinary course of business of Mediacom LLC; (x) deposits made in the ordinary course of business to secure liability to insurance carriers; (xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xii) Liens on the assets of Mediacom LLC to secure hedging agreements with respect to Indebtedness permitted by the Indenture to be Incurred; (xiii) attachment or judgment Liens not giving rise to a Default or an Event of Default; and (xiv) any interest or title of a lessor under any capital lease or operating lease.

         "Permitted Holder" means (i) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses, (ii) any controlled Affiliate of any individual described in clause (i) above, (iii) in the event of the death or incompetence of any individual described in clause (i) above, such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Mediacom LLC, (iv) any trust or trusts created for the benefit of each Person described in this definition, including any trust for the benefit of the parents or siblings of any individual described in clause (i) above, (v) any trust for the benefit of any such trust, (vi) any of the holders of Equity Interests in Mediacom LLC on February 26, 1999, or (vii) any of the Affiliates of any Person described in clause (vi) above.

         "Permitted Investments" means (i) Cash Equivalents; (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business; (iv) Investments existing as of the date of the Indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Mediacom LLC or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (v) Hedging Agreements;
(vi) any Investment for which the sole consideration provided is Equity Interests (other than Disqualified Equity Interests) of Mediacom LLC; (vii) any Investment consisting of a guarantee permitted under clause (e) of the second paragraph of "Covenants--Limitation on Indebtedness" above; (viii) Investments in Mediacom LLC, in any Wholly Owned Restricted Subsidiary or in any Controlled Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary or is merged with or into or consolidated with Mediacom LLC or a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary; (ix) loans and advances to officers, directors and employees of Mediacom Communications, Mediacom LLC and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business; (x) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of Mediacom LLC; (xi) Related Business Investments; and (xii) other Investments made pursuant to this clause (xii) at any time, and from time to time, after the date of the Indenture, in addition to any Permitted Investments described in clauses (i) through (xi) above, in an aggregate amount at any one time outstanding not to exceed $10.0 million.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

         "Preferred Equity Interest" means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

         "Productive Assets" means assets of a kind used or useable by Mediacom LLC and the Restricted Subsidiaries in any Related Business and specifically includes assets acquired through Asset Acquisitions (it being understood that "assets" may include Equity Interests of a Person that owns such Productive Assets, provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary).

         "Related Business" means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.

         "Related Business Investment" means (i) any capital expenditure or Investment, in each case related to the business of Mediacom LLC and its Restricted Subsidiaries as conducted on the date of the Indenture and as such business may thereafter evolve in the fields of Related Businesses, (ii) any Investment in any other Person primarily engaged in a Related Business and (iii) any customary deposits or earnest money payments made by Mediacom LLC or any Restricted Subsidiary in connection with or in contemplation of the acquisition of a Related Business.

         "Restricted Subsidiary" means any Subsidiary of Mediacom LLC that has not been designated by the Executive Committee of Mediacom LLC by a Committee Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to "Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

         "7 7/8% Notes" means the 7 7/8% Senior Notes due 2011 issued by Mediacom LLC and Mediacom Capital.

         "S&P" means Standard & Poor's Ratings Group.

         "Significant Subsidiary" means any Restricted Subsidiary which at the time of determination had (A) total assets which, as of the date of Mediacom LLC's most recent quarterly consolidated balance sheet, constituted at least 10% of Mediacom LLC's total assets on a consolidated basis as of such date, or (B) revenues for the three-month period ending on the date of Mediacom LLC's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom LLC's total revenues on a consolidated basis for such period, or (C) Subsidiary Operating Cash Flow for the three-month period ending on the date of Mediacom LLC's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom LLC's total Operating Cash Flow on a consolidated basis for such period.

         "Subordinated Obligations" means, with respect to either of the Issuers, any Indebtedness of either of the Issuers which is expressly subordinated in right of payment to the Notes.

         "Subsidiary" means a Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by Mediacom LLC or a Subsidiary. Voting stock in a corporation is Equity Interests having voting power under ordinary circumstances to elect directors.

         "Subsidiary Credit Facilities" means the Mediacom Midwest Credit Agreement and the Mediacom USA Credit Agreement, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including any amendment (including any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders, pursuant to which (i) an aggregate amount of Indebtedness up to $325.0 million may be Incurred pursuant to clause (c)(i) of the second paragraph of "Covenants--Limitation on Indebtedness" and (ii) any additional amount of Indebtedness in excess of $325.0 million may be Incurred pursuant to the first paragraph or pursuant to clause
(c)(ii) or any other applicable clause (other than clause (c)(i)) of the second paragraph of "Covenants--Limitation on Indebtedness."

         "Subsidiary Operating Cash Flow" means, with respect to any Subsidiary for any period, the "Operating Cash Flow" of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of "Operating Cash Flow" in the Indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.

         "Unrestricted Subsidiary" means any Subsidiary of Mediacom LLC designated as such pursuant to the provisions of "Covenants-Designation of Unrestricted Subsidiaries" above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

         "Voting Equity Interests" means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect the Executive Committee, the board of managers, board of directors or other governing body of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 99% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law) are owned by Mediacom LLC or by one or more Wholly Owned Restricted Subsidiaries or by Mediacom LLC and one or more Wholly Owned Restricted Subsidiaries.

No Liability of Managers, Officers, Employees, or Shareholders

         No manager, director, officer, employee, member, shareholder, partner or incorporator of either Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers under the Notes, the Exchange Notes, if any, or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and the SEC is of the view that such a waiver is against public policy.

Defeasance and Covenant Defeasance

         The Indenture provides that the Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants (and related Events of Default) contained in the Indenture, including but not limited to those described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit) and (y) Mediacom LLC has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that (i) defeasance or covenant defeasance, as the case may be, will not require registration of the Issuers, the Trustee or the trust fund under the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1940, as amended, and (ii) the holders of the Notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the Notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

         From time to time, the Issuers and the Trustee may, without the consent of holders of the Notes, enter into one or more supplemental indentures for certain specified purposes, including providing for a successor or successors to the Issuers, adding guarantees, releasing Guarantors when permitted by the Indenture, providing for security for the Notes, adding to the covenants of the Issuers, surrendering any right or power conferred upon the Issuers, providing for uncertificated Notes in addition to or in place of certificated Notes, making any change that does not adversely affect the rights of any Noteholder, complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies. The Indenture contains provisions permitting the Issuers and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall, without the consent of each holder affected thereby (i) change or extend the fixed maturity of any Notes, reduce the rate or extend the time of payment of interest or Liquidated Damages thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the Notes are payable; (ii) reduce the premium payable upon any redemption of Notes in accordance with the optional redemption provisions of the Notes or change the time before which no such redemption may be made; (iii) waive a default in the payment of principal or interest or Liquidated Damages on the Notes (except that holders of a majority in aggregate principal amount of the Notes at the time outstanding may (a) rescind an acceleration of the Notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of Noteholders to waive defaults; or (iv) reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any such modification. Any existing Event of Default, other than a default in the payment of principal or interest or Liquidated Damages on the Notes, or compliance with any provision of the Notes or the Indenture, other than any provision related to the payment of principal or interest or Liquidated Damages on the Notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.

Compliance Certificate

         The Indenture provides that Mediacom LLC will deliver to the Trustee within 120 days after the end of each fiscal year of Mediacom LLC an Officers' Certificate stating whether or not the signers know of any Event of Default that has occurred. If they do, the certificate will describe the Event of Default and its status.

                         U.S. FEDERAL TAX CONSIDERATIONS

         In the opinion of Sonnenschein Nath & Rosenthal, the following general discussion summarizes the material U.S. federal tax aspects of the exchange offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of exchange notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in partnerships or other pass-through entities. In addition, except as otherwise provided, this discussion addresses only certain U.S. federal income tax consequences and does not describe U.S. federal estate or gift tax consequences or the tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.

         As used herein, a "U.S. Holder" is a beneficial owner of a note that is
(1) a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.

         This discussion is based on the Code, existing and proposed U.S. Treasury regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any opinions of counsel or rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the notes which are different from those discussed herein.

         Investors in notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, or subsequent revisions thereof.

Exchange of Notes

         The exchange of notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly,

         (1) a holder will not recognize gain or loss upon receipt of an exchange note;

         (2) the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

         (3) the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.

         The filing of a shelf registration statement will not result in a taxable exchange to us or to any holder of a note.

U.S. Federal Income Taxation of U.S. Holders

         Payments of Interest

         A U.S. Holder of an exchange note generally will be required to report as ordinary income for U.S. federal income tax purposes interest received or accrued on the exchange note in accordance with the U.S. Holder's regular method of accounting.

         Bond Premium and Market Discount

         A U.S. Holder who purchases an exchange note for an amount in excess of its stated principal amount will be considered to have purchased the exchange note at a premium equal to the amount of such excess. A U.S. Holder generally may elect to amortize the premium on the constant yield method. The amount amortized in any year under such method will be treated as a reduction of the holder's interest income from the exchange note during such year and will reduce the holder's adjusted tax basis in the exchange note by such amount. A holder of an exchange note that does not make the election to amortize the premium will not reduce its tax basis in the exchange note and, thus, effectively will realize a smaller gain or a larger loss on a taxable disposition of the exchange note than it would have realized had the election been made. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         If a U.S. Holder purchases an exchange note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes unless such difference is less than a specified de minimis amount. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the stated redemption price at maturity of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.

         Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain from the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a holder may be required to defer until maturity of the exchange note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest on any indebtedness incurred or continued to purchase or carry such exchange note.

         In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. Holder elects to accrue the market discount on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         Sale, Exchange, or Redemption of the Exchange Notes

         Upon the sale, exchange, redemption, or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (not including amounts attributable to accrued but unpaid interest which is taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note (or the cost of the initial note exchanged for the exchange note) to the U.S. Holder, increased by any market discount previously included in income through the date of disposition and decreased by any amortized bond premium applied to reduce interest and by any principal payments on the exchange note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount not previously included in income, which will be taxed as ordinary income.

U.S. Federal Income Taxation of Non-U.S. Holders

         Payments of Interest

         The payment to a Non-U.S. Holder of interest on an exchange note generally will not be subject to a 30% U.S. federal withholding tax provided that the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Mediacom Communications within the meaning of the Code and U.S. Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury regulations;
(3) is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN (or a successor form) and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house or other financial institution that holds the notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN (or a successor form) from the beneficial owner and furnishes us with a copy thereof. In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b) above.

         If a Non-U.S. Holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In addition, the Non-U.S. Holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number ("TIN").

         If a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder, unless the Non-U.S. Holder can claim an exemption under the benefit of an applicable income tax treaty. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

         Generally, the payments of interest to a Non-U.S. Holder would be subject to reporting requirements, even though such payments are not subject to a 30% U.S. federal withholding tax.

         Sale, Exchange, or Redemption of the Exchange Notes

         Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.

U.S. Federal Estate Taxation of Non-U.S. Holders

         An exchange note that is held by an individual who, at the time of death, is not a citizen or resident of the United States will generally not be subject to U.S. federal estate tax if, at the time of the individual's death, interest on the exchange note would have qualified for the portfolio interest exception.

Information Reporting and Backup Withholding

         U.S. Holders may be subject, under certain circumstances, to information reporting and backup withholding at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30.5% for amounts paid before 2002 and after August 6, 2001) with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note. Backup withholding may apply if the U.S. Holder (1) fails to furnish its TIN on an IRS Form W-9 (or a suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         Non-U.S. Holders will generally not be subject to backup withholding at the rate described in the immediately preceding paragraph (which is 30.5% for amounts paid before 2002 and after August 6, 2001) with respect to payments of interest on the exchange notes if we do not have actual knowledge that the Non-U.S. Holder is a U.S. person and such holder provides the requisite certification on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption from backup withholding. Such payments of interest, however, would generally be subject to reporting requirements, see "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" above.

         Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note effected by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies as to its non-U.S. status on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.

         However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker which fails to maintain documentary evidence that the holder is a Non-U.S. Holder or that the holder otherwise is entitled to an exemption, and the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States; (3) a controlled foreign corporation for U.S. federal income tax purposes; or (4) a foreign partnership (a) more than 50% of the capital or profits interest of which is owned by U.S. persons or (b) which is engaged in a U.S. trade or business. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

         Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. or Non-U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                 EXCHANGE OFFER

Exchange and Registration Rights Agreement

         The initial notes were originally issued on January 24, 2001 to J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation and Salomon Smith Barney Corporation pursuant to a purchase agreement dated January 17, 2001. The initial purchasers subsequently resold the initial notes in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to an exchange and registration rights agreement with the initial purchasers entered into as a condition to the closing of the offering of the initial notes under the purchase agreement. Pursuant to the exchange and registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

         o file an exchange offer registration statement on or before July 23, 2001 with the Securities and Exchange Commission with respect to the exchange offer for the initial notes; and

         o use our reasonable best efforts to have the registration statement declared effective under the Securities Act by November 20, 2001.

         Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. A holder of initial notes that are surrendered to us pursuant to the exchange offer will receive exchange notes having an aggregate principal amount equal to that of the surrendered initial notes. The exchange notes will be identical to the initial notes in all material respects, except that the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes. Pursuant to the exchange and registration rights agreement, we have agreed to use our reasonable best efforts to complete the registered exchange offer by January 19, 2002.

         Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any initial purchaser holding an unsold allotment from the initial distribution of the initial notes and any purchaser of initial notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         o will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

         o will not be able to tender its initial notes in the exchange offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

         If, prior to the consummation of the exchange offer, any holder holds any initial notes that are reasonably likely to be considered an unsold allotment in an initial distribution, or any holder of initial notes is not entitled to participate in this exchange offer, we will issue in a private exchange offer, upon the request of any such holder, and deliver to such holder, in exchange for such holder's initial notes, a like aggregate principal amount of debt securities that are identical in all material respects to the exchange notes, except that such private exchange notes will contain transfer restrictions.

         As contemplated by the no-action letters discussed above and the exchange and registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that at the time of the consummation of the exchange offer:

         o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

         o the holder is not engaged in, does not intend to engage in, and has no arrangements or understanding with any person to participate in, a distribution of the exchange notes; and

         o the holder is acquiring the exchange notes in the ordinary course of its business.

         Each holder participating in the exchange offer for the purpose of distributing the exchange notes must acknowledge and agree that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on the no-action letters discussed above.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended and supplemented from time to time, may be used by a broker-dealer in connection with any resale of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the consummation of this exchange offer or, if earlier, such time as any such broker-dealer no longer owns any exchange notes, we will make this prospectus, as it may be amended and supplemented from time to time, available to any such broker-dealer for use in connection with any resale of such exchange notes. See "Plan of Distribution."

Shelf Registration Statement

         The exchange and registration rights agreement provides that if:

         o we are not permitted to consummate this exchange offer because the exchange offer is not permitted by applicable law or Commission policy (after we have unsuccessfully sought a no-action letter from the Commission allowing us to consummate the exchange offer);

         o any initial notes validly tendered in this exchange offer are not exchanged for exchange notes by January 19, 2002;

         o an initial purchaser of the initial notes so requests with respect to notes not eligible to be exchanged for exchange notes in this exchange offer and held by such initial purchaser after the consummation of the exchange offer;

         o any law or Commission policy prohibits a holder of the initial notes from participating in the exchange offer;

         o any holder of initial notes that participates in this exchange offer does not receive freely tradeable exchange notes in exchange for the tendered initial notes; or

         o        we so elect;

then we will file with the Commission a shelf registration statement relating to all such transfer restricted securities. We will use our reasonable best efforts to file the shelf registration statement within 60 days of the earlier of the date we determine that we are required to file a shelf registration statement or the date we receive notice from a holder that it holds such transfer restricted securities. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission and keep the shelf registration statement effective for a period ending on the earlier of two years from the date the initial notes were issued, when all of the transfer restricted securities covered by the shelf registration statement have been sold and the date the initial notes will be eligible for resale without volume restrictions pursuant to Rule 144 of the Securities Act.

         For purposes of the preceding paragraph, "transfer restricted securities" means:

         o each initial note until the date on which such initial note has been exchanged in the exchange offer for an exchange note which may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

         o each initial note or exchange note exchanged privately that contains transfer restrictions until the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

         o each initial note or exchange note exchanged privately that contains transfer restrictions until the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold pursuant to Rule 144(k) of the Securities Act; and

         o each exchange note held by a broker-dealer until the date on which such exchange note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contained herein (including the delivery of this prospectus).

         The exchange and registration rights agreement provides that if:

         o we fail to file the registration statement or shelf registration statement required by the exchange and registration rights agreement on or before the date specified for such filing;

         o the registration statement or the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified in the exchange and registration rights agreement for such effectiveness;

         o we fail to complete the exchange offer within 60 days of the November 20, 2001 deadline for effectiveness of the registration statement; or

         o the shelf registration statement is filed and declared effective by the Securities and Exchange Commission on or prior to the date specified in the exchange and registration rights agreement but thereafter ceases to be effective at any time that we are obligated to maintain the effectiveness of the shelf registration statement without being succeeded within 120 days by an additional registration statement filed and declared effective (each such event referred to in this clause and the three preceding clauses are referred to as a "registration default");

then we will pay liquidated damages to each holder of transfer restricted securities during the period of one or more such registration defaults in an amount equal to $0.192 per week per $1,000 principal amount of such transfer restricted securities held by such holder.

         All accrued liquidated damages will be payable to holders of the transfer restricted securities in cash on the semi-annual interest payment dates on the transfer restricted securities, commencing with the date such registration default occurs, until such registration default is cured.

         Following the cure of all registration defaults, the accrual of liquidated damages will cease.

         Holders of notes will be required to make certain representations to us (as described in the exchange and registration rights agreement) in order to participate in this exchange offer and will be required to deliver certain information to be used in connection with any shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Expiration Date; Extensions; Amendments; Termination

         This exchange offer will expire at 5:00 p.m., New York City time, on September 12, 2001, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 30 days (or longer, if required by applicable law) after the date on which we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the exchange and registration rights agreement.

         To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will also need to notify the holders of the initial notes by mailing an announcement to such holders or by means of a press release or other public announcement, unless otherwise required by applicable law or regulation.

         We expressly reserve the right:

         o to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

         o        to amend the terms of the exchange offer in any manner.

         If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

                  Procedures for Tendering Initial Notes

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

Regular Delivery Procedure:                      Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal.
                                                 Mail or otherwise deliver the completed letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent so that the exchange agent receives such documents and initial notes on or before 5:00 p.m., New York City time, on the expiration date.

Book-Entry Delivery Procedure:                   Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company ("DTC") as contemplated by the procedures for book-entry transfer described below under
                                                 "--Book-Entry Delivery Procedure," for receipt in such account on or before 5:00 p.m., New York City time, on the expiration date.

Guaranteed                                       Delivery Procedure: If time will not permit you to complete your tender by using the procedures described above
                                                 before the expiration date, comply with the guaranteed
                                                 delivery procedures described below under "--Guaranteed
                                                 Delivery Procedure."


         The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution means an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, including:

         o        a bank;

         o a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

         o        a credit union;

         o a national securities exchange, registered securities association or clearing agency; or

         o        certain savings associations.

         However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

         o by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

         o        for the account of an eligible institution.

         If the letter of transmittal or any bond powers are signed by:

         o the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

         o a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

         o a person other than the registered holder of any initial notes: These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes;

         o trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

              Book-Entry Delivery Procedure

         Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

                  Guaranteed Delivery Procedure

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes, the letter of transmittal or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed, and an agent's message (or letter of transmittal (or facsimile thereof)) cannot be delivered, on or prior to the expiration date, you may still tender in this exchange offer if:

         o        you tender through an eligible institution;

         o on or before the expiration date the exchange agent receives from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes, the certificate numbers of the initial notes and the principal amount of initial notes tendered, stating that the tender is being made pursuant to the notice of guaranteed delivery and guaranteeing that within three New York Stock Exchange trading days after the expiration date a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message (or letter of transmittal (or facsimile thereof)), as the case may be, and the letter of transmittal and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation with an agent's message (or letter of transmittal (or facsimile thereof)), as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message (or a letter of transmittal (or facsimile thereof)) or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer below to "--Conditions to the Exchange Offer." For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message (or a letter of transmittal (or facsimile thereof)), in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

         o purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described below under "--Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our exchange and registration rights agreement; and

         o purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

         The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

Withdrawal of Tenders

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

         Any notice of withdrawal must:

         o specify the name of the person having tendered the initial notes to be withdrawn;

         o identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and the total principal amount of these notes;

         o be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

         o        state that you are withdrawing your tender of initial notes.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described above under "--Procedures for Tendering Initial Notes" at any time before the expiration date.

Conditions to the Exchange Offer

         With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

         o the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

         o        any required governmental approval has not been obtained; or

         o a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

         These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of our rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

         If we determine that we may terminate the exchange offer, as provided above, we may:

         o refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

         o extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

         o waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided above under "--Expiration Date; Extensions; Amendments; Termination."

         If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

         We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

         We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  The Bank of New York
                  101 Barclay Street, 7E
                  New York, New York 10286
                  Attention:  Reorganization Section
                  Fax number:  (212) 815-6339

Fees and Expenses

         We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

         We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

         o certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

         o tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

         o a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

         If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

         If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our exchange and registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in this exchange offer will have adverse consequences."

                          BOOK-ENTRY; DELIVERY AND FORM

         Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and any of the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

         So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

         o        receiving payment on the notes;

         o        receiving notices; and

         o        for all other purposes under the Indenture and the notes.

         Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

         Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant in DTC, the person must rely on the procedures of the participant in DTC through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

         Although DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. of Luxembourg ("Clearstream") have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of an initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         DTC has provided the following information to us. DTC is a:

         o        limited-purpose trust company organized under the New York
                  Banking Law;

         o        a banking organization within the meaning of the New York
                  Banking Law;

         o        a member of the U.S. Federal Reserve System;

         o a clearing corporation within the meaning of the New York Uniform Commercial Code; and

         o a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

         Notes represented by a global security are exchangeable for certificated notes only if:

         o DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

         o we determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

         o an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

         Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:

         o certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

         o payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

         o no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                              PLAN OF DISTRIBUTION

         A broker-dealer that is the holder of initial notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than initial notes acquired directly from us or any of our affiliates, may exchange such initial notes for exchange notes pursuant to the exchange offer; provided, that each broker-dealer that receives exchange notes for its own account in exchange for initial notes pursuant to this exchange offer, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the consummation of the exchange offer or, if earlier, such time as any such broker-dealer no longer owns any exchange notes, we will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer for use in connection with any resale of such exchange notes. All dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer as described above may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for initial notes, where such initial notes were acquired by the broker-dealer as a result of market-making or other trading activities, and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the consummation of the exchange offer or, if earlier, such time as any broker-dealer no longer owns any exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including certain expenses of legal counsel for the holders of the initial notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the exchange notes offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York. Robert L. Winikoff, a member of the board of directors, compensation committee and stock option committee of Mediacom Communications, is a partner of Sonnenschein Nath & Rosenthal. Mr. Winikoff beneficially owns 15,000 shares and has options to purchase 30,000 shares of the Class A common stock of Mediacom Communications.

                                     EXPERTS

         The audited financial statements and schedules of Mediacom LLC and Triax Midwest Associates, L.P. and the audited balance sheet of Mediacom Capital Corporation included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contain all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the Commission. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act. So long as we are subject to these periodic reporting requirements, we will continue to furnish the information required thereby to the Commission. We are required to file periodic reports with the Commission pursuant to the Securities Exchange Act during our current fiscal year and thereafter so long as the exchange notes are held by at least 300 registered holders. We do not anticipate that, for periods following December 31, 2001, the exchange notes will be held of record by more than 300 registered holders. Therefore, we do not expect to be required to comply with the periodic reporting requirements imposed under the Securities Exchange Act after that date. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, unless the Commission will not accept such a filing:

         o all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, regarding a discussion of the annual information only, a report thereon by our certified independent public accountants; and

         o all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

         In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                          INDEX TO FINANCIAL STATEMENTS
                                  MEDIACOM LLC

                                    Contents

                                                                                                                Page
                                                                                                                ----
Report of Independent Public Accountants..................................................................      F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999..............................................      F-3

Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998................      F-4

Consolidated  Statements  of Changes in Members'  Equity and  Comprehensive  Loss for the Years Ended
     December 31, 2000, 1999 and 1998.....................................................................      F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998 ...............      F-6

Notes to Consolidated Financial Statements................................................................      F-7

Consolidated Balance Sheets as of March 31, 2001 (unaudited) and December 31, 2000........................      F-19

Consolidated  Statements of Operations  and  Comprehensive  Loss for the Three Months Ended March 31,
     2001 and 2000 (unaudited)............................................................................      F-20

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2001
     and 2000 (unaudited).................................................................................      F-21

Notes to Unaudited Consolidated Financial Statements......................................................      F-22

                          MEDIACOM CAPITAL CORPORATION

Report of Independent Public Accountants..................................................................      F-26

Balance Sheets as of December 31, 2000 and December 31, 1999..............................................      F-27

Notes to Balance Sheets...................................................................................      F-28

Balance Sheets as of March 31, 2001 (unaudited) and December 31, 2000.....................................      F-29

Note to Balance Sheets....................................................................................      F-30

                         TRIAX MIDWEST ASSOCIATES, L.P.

Report of Independent Public Accountants..................................................................      F-31

Balance Sheets as of December 31, 1997 and 1998 and September 30, 1999 (unaudited)........................      F-32

Statements  of  Operations  for the Years Ended  December  31,  1996,  1997 and 1998 and for the Nine
     Months Ended September 30, 1998 and 1999 (unaudited).................................................      F-33

Statements  of Partners'  Deficit for the Years Ended  December  31, 1996,  1997 and 1998 and for the
     Nine Months Ended September 30, 1999 (unaudited).....................................................      F-34

Statements  of Cash  Flows for the Years  Ended  December  31,  1996,  1997 and 1998 and for the Nine
     Months Ended September 30, 1998 and 1999 (unaudited).................................................      F-35

Notes to Financial Statements.............................................................................      F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mediacom LLC:

We have audited the accompanying consolidated balance sheets of Mediacom LLC (a New York limited liability company) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in members' equity and comprehensive loss and cash flows for each of the three years in the period then ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mediacom LLC and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period then ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                             ARTHUR ANDERSEN LLP




Stamford, Connecticut
February 16, 2001

                          MEDIACOM LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                          (All dollar amounts in 000's)

                                                                                     December 31,
                                                                            -----------------------------
                                                                               2000               1999
                                                                            -----------       -----------
                                         ASSETS
Cash and cash equivalents ............................................      $     4,093       $     4,473
Subscriber accounts receivable, net of allowance for doubtful accounts
   of $932 and $772, respectively ....................................           13,500            12,149
Prepaid expenses and other assets ....................................            7,023             4,376
Investments ..........................................................            3,985             8,794
Investment in cable television systems:
   Inventory .........................................................           14,131            12,384
   Property, plant and equipment, at cost ............................          840,052           700,696
   Less: accumulated depreciation ....................................         (204,440)         (101,693)
                                                                            -----------       -----------
     Property, plant and equipment, net ..............................          635,612           599,003
   Intangible assets, net of accumulated amortization of $124,955 and
     $56,171, respectively ...........................................          680,420           588,103
                                                                            -----------       -----------
     Total investment in cable television systems ....................        1,330,163         1,199,490
Other assets, net of accumulated amortization of $5,749 and $6,343,
   respectively ......................................................           17,008            43,599
                                                                            -----------       -----------
     Total assets ....................................................      $ 1,375,772       $ 1,272,881
                                                                            ===========       ===========

                            LIABILITIES AND MEMBERS' EQUITY

LIABILITIES

   Debt ..............................................................      $   987,000       $ 1,139,000
   Accounts payable and accrued expenses .............................           80,143            56,310
   Subscriber advances ...............................................            3,886             3,188
   Management fees payable ...........................................            1,236               873
   Deferred revenue ..................................................           40,510            18,895
                                                                            -----------       -----------
     Total liabilities ...............................................      $ 1,112,775       $ 1,218,266
                                                                            -----------       -----------

MEMBERS' EQUITY
   Capital contributions .............................................          521,696           142,096
   Other equity ......................................................           18,598            39,917
   Accumulated comprehensive (loss) income ...........................             (414)              261
   Accumulated deficit ...............................................         (276,883)         (127,659)
                                                                            -----------       -----------
     Total members' equity ...........................................          262,997            54,615
                                                                            -----------       -----------
     Total liabilities and members' equity ...........................      $ 1,375,772       $ 1,272,881
                                                                            ===========       ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (All amounts in 000's)

                                                                                   Years Ended December 31,
                                                                           ------------------------------------------
                                                                              2000             1999           1998
                                                                           ------------       --------       --------
Revenues...............................................................    $    332,050       $176,052       $129,297

Costs and expenses:
     Service costs.....................................................         114,234         58,058         43,849
     Selling, general and administrative expenses......................          55,820         32,949         25,596
     Management fee expense............................................           6,029          6,951          5,797
     Depreciation and amortization.....................................         177,928        101,065         65,793
     Non-cash stock charges relating to management fee expense.........          28,254         15,445             -

Operating loss.........................................................         (50,215)       (38,416)       (11,738)
                                                                           ------------       --------       --------
Interest expense, net..................................................          68,973         37,817         23,994
Other expenses.........................................................          30,036          5,087          4,058
                                                                           ------------       --------       --------
Net loss...............................................................    $   (149,224)      $(81,320)      $(39,790)
                                                                           ============       ========       ========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                     MEMBERS' EQUITY AND COMPREHENSIVE LOSS
                          (All dollar amounts in 000's)

                                                                            Accumulated
                                              Capital          Other       Comprehensive      Accumulated
                                            Contributions      Equity     (Loss) Income        Deficit          Total
                                            -------------      ------     -------------        -------          -----
Balance, December 31, 1997 ............      $  30,990     $         -     $         -       $  (6,549)      $  24,441
   Comprehensive loss:
     Net loss .........................              -               -               -         (39,790)
     Comprehensive loss ...............        (39,790)
   Members' contributions .............         94,000               -               -               -          94,000
                                             ---------       ---------       ---------       ---------       ---------
Balance, December 31, 1998 ............      $ 124,990     $         -      $        -       $ (46,339)      $  78,651
   Comprehensive loss:
     Net loss .........................              -               -               -         (81,320)
     Unrealized gain on investments ...              -               -             261               -
     Comprehensive loss ...............        (81,059)
   Members' contributions .............         10,500               -               -               -          10,500
   Non-cash contributions .............          6,606               -               -               -           6,606
   Non-cash contribution for the
     reduction of management fees .....              -          25,100               -               -          25,100
   Equity issued to management ........              -          27,016               -               -          27,016
   Non-vested portion of equity
     granted to management ............              -         (12,199)              -               -         (12,199)
                                             ---------       ---------       ---------       ---------       ---------
Balance, December 31, 1999 ............      $ 142,096       $  39,917       $     261       $(127,659)      $  54,615
   Comprehensive loss:
     Net loss .........................              -               -               -        (149,224)
     Unrealized loss on investments ...              -               -            (675)              -
     Comprehensive loss ...............       (149,899)
   Equity contribution from MCC .......        354,500               -               -               -         354,500
   Reclassification of vested equity to
     capital contributions ............         25,100         (25,100)              -               -               -
   Vesting of equity granted to
     management, net of forfeiture ....              -           3,781               -               -           3,781
                                             ---------       ---------       ---------       ---------       ---------
Balance, December 31, 2000 ............      $ 521,696       $  18,598       $    (414)      $(276,883)      $ 262,997
                                             =========       =========       =========       =========       =========




          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (All dollar amounts in 000's)

                                                                                         Years Ended December 31,
                                                                               -----------------------------------------
                                                                                  2000            1999            1998
                                                                               ---------       ---------       ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
   Net loss .............................................................      $(149,224)      $ (81,320)      $ (39,790)
   Adjustments to reconcile net loss to net cash flows
    from operating activities:
     Accretion of interest on seller note ...............................              -             225             287
     Depreciation and amortization ......................................        177,928         101,065          65,793
     Impairment of available-for-sale securities ........................         28,488               -               -
     Vesting of management stock ........................................          3,781          14,817               -
     Other non-cash charges relating to management fee expense ..........         24,473           7,234               -
     Amortization of SoftNet revenue ....................................         (2,502)           (142)              -
     Changes in assets and liabilities, net of effects from acquisitions:
       Subscriber accounts receivable ...................................           (980)            429          (1,437)
       Prepaid expenses and other assets ................................         (2,276)         (2,211)            329
       Accounts payable and accrued expenses ............................         13,172          13,120          26,665
       Subscriber advances ..............................................            320             480             852
       Management fees payable ..........................................            363             (89)            857
       Deferred revenue .................................................           (325)            608               -
                                                                               ---------       ---------       ---------
         Net cash flows provided by operating activities ................         93,218          54,216          53,556
                                                                               ---------       ---------       ---------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Capital expenditures .................................................       (182,552)        (86,669)        (53,721)
   Acquisitions of cable television systems .............................       (112,142)       (764,253)       (343,330)
   Other, net ...........................................................           (919)           (626)            (34)
                                                                               ---------       ---------       ---------
         Net cash flows used in investing activities ....................       (295,613)       (851,548)       (397,085)
                                                                               ---------       ---------       ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   New borrowings .......................................................        318,000         995,700         488,200
   Repayment of debt ....................................................       (470,000)       (194,830)       (223,350)
   Capital contributions ................................................        354,500          10,500          94,000
   Financing costs ......................................................           (485)        (11,777)        (14,136)
                                                                               ---------       ---------       ---------
         Net cash flows provided by financing activities ................        202,015         799,593         344,714
                                                                               ---------       ---------       ---------
         Net (decrease) increase in cash and cash equivalents ...........           (380)          2,261           1,185

CASH AND CASH EQUIVALENTS, beginning of year ............................          4,473           2,212           1,027
                                                                               ---------       ---------       ---------

CASH AND CASH EQUIVALENTS, end of year ..................................      $   4,093       $   4,473       $   2,212
                                                                               =========       =========       =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for interest ...............................      $  74,811       $  28,639       $  21,127
                                                                               =========       =========       =========
   Cash paid during the year for taxes ..................................      $      50       $       -       $       -
                                                                               =========       =========       =========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Limited Liability Company

   Organization

     Mediacom LLC ("Mediacom," and collectively with its subsidiaries, the "Company"), a New York limited liability company wholly-owned by Mediacom Communications Corporation ("MCC"), is involved in the acquisition and development of cable television systems serving principally non-metropolitan markets of the United States. Through these cable systems, the Company provides entertainment, information and telecommunications services to its subscribers. As of December 31, 2000, the Company had acquired and was operating cable television systems in 22 states, principally Alabama, California, Florida, Illinois, Indiana, Iowa, Kentucky, Minnesota, Missouri and North Carolina.

     On February 9, 2000, MCC, a Delaware corporation organized in November 1999, completed an initial public offering of its Class A common stock. Immediately prior to the completion of its initial public offering, MCC issued shares of its Class A and Class B common stock in exchange for all of the outstanding membership interests in Mediacom and became the sole member and manager of Mediacom.

     Prior to February 9, 2000, Mediacom conducted its affairs pursuant to an amended and restated operating agreement among its members. Pursuant to this amended and restated operating agreement, net losses were generally allocated first to the Commisso Members (the "Primary Members"), as defined therein, including the Chairman and Chief Executive Officer of MCC (the "Manager"), and the balance of the net losses to the other members ratably in accordance with their respective membership units.

     Mediacom serves as a holding company for the Company's operating subsidiaries. Each operating subsidiary is wholly-owned by Mediacom, except for a 1.0% ownership interest in a subsidiary, Mediacom California LLC, that is held by Mediacom Management Corporation ("Mediacom Management"), a Delaware corporation.

     Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly-owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer with Mediacom of public debt securities. Mediacom Capital has nominal assets and does not conduct operations of its own.

   Capitalization

     For the years ended December 31, 1999 and 1998, Mediacom received equity contributions from its members of $10.5 million and $94.0 million respectively. On February 9, 2000, Mediacom received an equity contribution from MCC of $354.5 million.

(2)  Summary of Significant Accounting Policies

   Basis of Preparation of Consolidated Financial Statements

     The consolidated financial statements include the accounts of Mediacom and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Revenue Recognition

     Revenues include amounts billed to customers for services provided, installations, advertising and others. Revenues from basic, premium, pay-per-view and data services are recognized when the services are provided to the customers. Installation revenues are recognized to the extent of direct selling costs incurred. Additional installation revenues collected, if any, are deferred and amortized to income over the estimated average life of a subscriber. Advertising sales are recognized in the period that the advertisements are exhibited. Franchise fees are collected on a monthly basis and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

   Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

   Concentration of Credit Risk

     The Company's accounts receivable is comprised of amounts due from subscribers in varying regions throughout the United States. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising the Company's customer base and their geographic dispersion.

   Investments

     Investments consist of equity securities. Management classifies these securities as available-for-sale securities under the provisions defined in the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Available-for-sale securities are carried at market value, with unrealized gains and losses reported as a component of accumulated comprehensive income. If a decline in the fair value of the security is judged to be other than temporary, a realized loss will be recorded.

   Inventory

     Inventory consists primarily of fiber-optic cable, coaxial cable, electronics, hardware and miscellaneous tools and are stated at the lower of cost or market. Cost is determined using the average cost method.

   Property, Plant and Equipment

     Property, plant and equipment is recorded at purchased and capitalized cost. The Company capitalizes a portion of direct and indirect costs related to the construction, replacement and installation of property, plant and equipment. The Company capitalized interest of approximately $5.3 million and $1.8 million for the years ended December 31, 2000 and 1999, respectively. Capitalized costs are charged to property, plant and equipment and depreciated over the life of the related assets.

     Amounts incurred for repairs and maintenance are charged to operations in the period incurred.

     Depreciation is calculated on a straight-line basis over the following useful lives:

     Buildings....................................................................       45 years
     Leasehold improvements.......................................................       Life of respective lease
     Cable systems and equipment..................................................       5 to 10 years
     Subscriber devices...........................................................       5 years
     Vehicles.....................................................................       5 years
     Furniture, fixtures and office equipment.....................................       5 to 10 years

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Intangible Assets

     Intangible assets include franchising costs, goodwill, subscriber lists and covenants not to compete. Amortization of intangible assets is calculated on a straight-line basis over the following lives:

     Franchising costs............................................................       15 years
     Goodwill                                                                            15 years
     Subscriber lists.............................................................       5 years
     Covenants not to compete.....................................................       3 to 7 years


   Impairment of Long-Lived Assets

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by any entity be reviewed for impairment at each year end and whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. There has been no impairment of long-lived assets of the Company under SFAS 121.

   Other Assets

     Other assets include financing costs of approximately $17.0 million and $19.1 million and a deferred stock expense of approximately $0 and $24.5 as of December 31, 2000 and 1999, respectively. Financing costs incurred to raise debt are deferred and amortized over the expected term of such financings. The deferred stock expense was recognized during 2000 as a non-cash stock charge in the consolidated statements of operations. (See Note 7).

   Comprehensive Loss

     During 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. In accordance with SFAS 130, the Company records temporary unrealized gains and losses on investments as a component of accumulated comprehensive income.

   Segment Reporting

     In accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," segments have been identified based upon management responsibility. Management has identified one reportable segment, cable services.

   Reclassifications

     Certain reclassifications have been made to prior year's amounts to conform to the current year's presentation.

   Recent Accounting Pronouncements

     In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued effective January 1, 2001. This statement establishes the accounting and reporting standards for derivatives and hedging activity. Upon adoption of SFAS 133, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company estimates the impact of the adoption of SFAS 133, as amended, will result in an after tax charge of approximately $1.6 million which will be reflected as a change in accounting principle in 2001.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In March 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 does not apply to the Company's basic cable television business. The Company will continue to account for revenues based upon Statement of Financial Accounting Standards No. 51, "Financial Reporting by Cable Television Companies." SAB 101 will not have a material impact on the Company's results of operations and consolidated financial statements.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events as if they had occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 does not have a material impact on the Company's results of operations and consolidated financial statements.

(3)  Acquisitions

     The Company has completed the undernoted acquisitions (the "Acquired Systems") in 2000 and 1999. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price of these Acquired Systems has been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective date of acquisition. The results of operations of the Acquired Systems have been included with those of the Company since the dates of acquisition.

   2000

     During 2000, the Company completed nine acquisitions of cable systems serving 53,000 basic subscribers for an aggregate purchase price of $109.2 million, including a $2.5 million deferred conditional payment to a seller. The cable systems serve communities in Alabama, Illinois, Iowa, Kentucky, Minnesota and South Dakota. The aggregate purchase price has been allocated as follows: approximately $48.2 million to property, plant and equipment, and approximately $58.5 million to intangible assets. Additionally, approximately $2.7 million of direct acquisition costs have been allocated to property, plant and equipment and intangible assets. These acquisitions were financed with borrowings under the Company's credit facilities. (See Note 6).

   1999

     On October 15, 1999, the Company acquired the stock of Zylstra Communications Corporation (the "Zylstra Systems"), for a purchase price of approximately $19.5 million. Zylstra owned and operated cable systems serving approximately 14,000 subscribers in Iowa, Minnesota and South Dakota. The purchase price has been allocated as follows: $7.8 million to property, plant and equipment, and $11.7 million to intangible assets. Additionally, approximately $400,000 of direct acquisition costs has been allocated to property, plant and equipment and intangible assets. The Zylstra acquisition was financed with borrowings under the Company's credit facilities. (See Note 6).

     On November 5, 1999, the Company acquired the assets of cable systems owned by Triax Midwest Associates, L.P. (the "Triax Systems"), for a purchase price of approximately $740.1 million. The Triax Systems served approximately 344,000 subscribers primarily in Illinois, Indiana, and Minnesota. The purchase price has been allocated based on an independent appraisal as follows: $198.3 million to property, plant and equipment, and $541.8 million to intangible assets. Additionally, approximately $13.5 million of direct acquisition costs has been allocated to property, plant and equipment, intangible assets and other assets. The Triax acquisition was financed with $10.5 million of additional equity contributions from Mediacom LLC's members and borrowings under the Company's credit facilities. (See Notes 1 and 6).

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Summarized below are the pro forma unaudited results of operations for the years ended December 31, 2000 and 1999, assuming the purchase of the Acquired Systems had been consummated as of January 1, 1999. Adjustments have been made to: (i) depreciation and amortization reflecting the fair value of the assets acquired; and (ii) interest expense reflecting the debt incurred to finance the acquisitions. The pro forma results may not be indicative of the results that would have occurred if the acquisitions had been completed on the date indicated or which may be obtained in the future.

                                                2000           1999
                                                ----           ----
                                              (dollars in thousands)
                                                     (unaudited)

     Revenues..............................  $ 348,391      $ 318,086
     Operating loss........................    (50,520)       (39,013)
     Net loss..............................   (150,483)      (139,005)


(4)  Property, Plant and Equipment

     As of December 31, 2000 and 1999, property, plant and equipment consisted of:

                                                       2000            1999
                                                     ---------       ---------
                                                       (dollars in thousands)

Land and land improvements ....................      $     578       $     414
Buildings and leasehold improvements ..........         11,973           6,171
Cable systems, equipment and subscriber devices        801,719         682,305
Vehicles ......................................         17,865           7,211
Furniture, fixtures and office equipment ......          7,917           4,595
                                                     ---------       ---------
                                                     $ 840,052       $ 700,696
Accumulated depreciation ......................       (204,440)       (101,693)
                                                     ---------       ---------
                                                     $ 635,612       $ 599,003
                                                     =========       =========


     Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was approximately $106.8 million, $59.2 million and $39.7 million, respectively.

(5)  Intangible Assets

     The following table summarizes the net asset value for each intangible asset category as of December 31, 2000 and 1999 (dollars in thousands):

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                              Gross Asset   Accumulated    Net Asset
2000                                                                             Value      Amortization     Value
----                                                                            --------      --------      --------
Franchising costs ........................................................      $651,952      $ 59,151      $592,801
Goodwill .................................................................        13,699         1,764        11,935
Subscriber lists .........................................................       134,024        60,668        73,356
Covenants not to compete .................................................         5,700         3,372         2,328
                                                                                --------      --------      --------
                                                                                $805,375      $124,955      $680,420
                                                                                ========      ========      ========

                                                                              Gross Asset    Accumulated   Net Asset
1999                                                                             Value      Amortization     Value
----                                                                            --------      --------      --------
Franchising costs ........................................................      $539,221      $ 18,174      $521,047
Goodwill .................................................................         8,447         1,163         7,284
Subscriber list ..........................................................        91,746        34,552        57,194
Covenants not to compete .................................................         4,860         2,282         2,578
                                                                                --------      --------      --------
                                                                                $644,274      $ 56,171      $588,103
                                                                                ========      ========      ========



     Amortization expense for the years ended December 31, 2000, 1999 and 1998 was approximately $71.1 million, $41.9 million and $26.1 million, respectively.

(6)  Debt

     As of December 31, 2000 and 1999, debt consisted of:

                                                     2000                 1999
                                                  ----------          ----------
                                                       (dollars in thousands)
8 1/2% Senior Notes(a) .................          $  200,000          $  200,000
77/8% Senior Notes(b) ..................             125,000             125,000
Bank Credit Agreements(c) ..............             662,000             814,000
                                                  ----------          ----------
                                                  $  987,000          $1,139,000
                                                  ==========          ==========


(a) On April 1, 1998, Mediacom and Mediacom Capital, jointly issued $200.0 million aggregate principal amount of 8 1/2% senior notes due on April 15, 2008 (the "8 1/2% Senior Notes"). The 8 1/2% Senior Notes are unsecured obligations of the Company, and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. The Company was in compliance with the indenture governing the 8 1/2% Senior Notes as of December 31, 2000.

(b) On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125.0 million aggregate principal amount of 77/8% senior notes due on February 15, 2011 (the "77/8% Senior Notes"). The 77/8% Senior Notes are unsecured obligations of the Company, and the indenture for the 77/8% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. The Company was in compliance with the indenture governing the 77/8% Senior Notes as of December 31, 2000.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c) On September 30, 1999, the Company entered into credit facilities in the aggregate amount of $550.0 million, consisting of a $450.0 million reducing revolving credit facility and a $100.0 million term loan (the "Mediacom USA Credit Agreement"). The revolving credit facility expires on March 31, 2008, subject to earlier expiration on June 30, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes by March 31, 2007. The term loan is due and payable on September 30, 2008, and is subject to repayment on September 30, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes by March 31, 2007. The reducing revolving credit facility makes available a maximum commitment amount for a period of up to eight and one-half years, which is subject to quarterly reductions, beginning September 30, 2002, ranging from 1.25% to 17.50% of the original commitment amount of the reducing revolver. The Mediacom USA Credit Agreement requires mandatory reductions of the reducing revolver facility from excess cash flow, as defined therein, beginning December 31, 2002. The Mediacom USA Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios, and for commitment fees of 1/4% to (3)/8% per annum on the unused portion of available credit under the reducing revolver credit facility.

         On November 5, 1999, the Company entered into other credit facilities in the aggregate amount of $550.0 million, consisting of a $450.0 million reducing revolving credit facility and a $100.0 million term loan (the "Mediacom Midwest Credit Agreement", together with the Mediacom USA Credit Agreement, the "Bank Credit Agreements"). The revolving credit facility expires on June 30, 2008, subject to earlier expiration on September 30, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes by March 31, 2007. The term loan is due and payable on December 31, 2008, and is subject to repayment on December 31, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes by March 31, 2007. The reducing revolving credit facility makes available a maximum commitment amount for a period of up to eight and one-half years, which is subject to quarterly reductions, beginning September 30, 2002, ranging from 1.25% to 8.75% of the original commitment amount of the reducing revolver. The Mediacom Midwest Credit Agreement requires mandatory reductions of the reducing revolver facility from excess cash flow, as defined therein, beginning December 31, 2002. The Midwest Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios, and for commitment fees of 1/4% to (3)/8% per annum on the unused portion of available credit under the reducing revolver credit facility.

         The Bank Credit Agreements require the Company to maintain compliance with certain financial covenants including, but not limited to, leverage, interest coverage and pro forma debt service coverage ratios, as defined therein. The Bank Credit Agreements also require the Company to maintain compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restrictive payments, and certain transactions with affiliates. The Company was in compliance with all covenants of the Bank Credit Agreements as of December 31, 2000.

         The Bank Credit Agreements are secured by Mediacom's pledge of all its ownership interests in its operating subsidiaries and is guaranteed by Mediacom on a limited recourse basis to the extent of such ownership interests. At December 31, 2000, the Company had $436.6 million of unused bank commitments under the Bank Credit Agreements.

         The average interest rate on debt outstanding under the Bank Credit Agreements was 8.3% and 8.0% for the three months December 31, 2000 and December 31, 1999, respectively, before giving effect to the interest rate swap agreements discussed below.

     The Company uses interest rate swap agreements in order to fix the interest rate for the duration of the contract to hedge against interest rate volatility. As of December 31, 2000, the Company had interest rate exchange agreements with various banks pursuant to which the interest rate on $170.0 million is fixed at a weighted average swap rate of

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approximately 6.7%, plus the average applicable margin over the Eurodollar Rate option under our bank credit agreement. Under the terms of the interest rate exchange agreements, which expire from 2002 through 2004, the Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate exchange agreements. However, the Company does not anticipate nonperformance by the counterparties.

     The fair value of the swaps is the estimated amount that the Company would receive or pay to terminate the swaps, taking into account current interest rates and the current creditworthiness of the swap counterparties. At December 31, 2000, the Company would have paid approximately $1.6 million if the swaps were terminated, inclusive of accrued interest.

     The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the senior bank debt approximates the carrying value. The fair value at December 31, 2000 of the 8 1/2% Senior Notes and the 77/8% Senior Notes was approximately $187.0 million and $107.0 million, respectively.

     The stated maturities of all debt outstanding as of December 31, 2000 are as follows (dollars in thousands):

     2001................................................... $         -
     2002...................................................         750
     2003...................................................       2,000
     2004...................................................       2,000
     2005...................................................       2,000
     Thereafter ............................................     980,250
                                                             -----------
                                                             $   987,000
                                                             ===========

(7)  Related Party Transactions

     Prior to MCC's initial public offering in February 2000, separate management agreements with each of Mediacom's operating subsidiaries provided for Mediacom Management to be paid compensation for management services performed for the Company. Until November 19, 1999, under such agreements, Mediacom Management was entitled to receive annual management fees calculated as follows: (i) 5.0% of the first $50.0 million of annual gross operating revenues of the Company; (ii) 4.5% of such revenues in excess thereof up to $75.0 million; and (iii) 4.0% of such revenues in excess of $75.0 million. Effective November 19, 1999, the management agreements with Mediacom Management were amended in connection with an amendment to Mediacom's operating agreement to provide annual management fees equal to 2.0% of annual gross revenues. In connection with this amendment to Mediacom's operating agreement, Mediacom Management also agreed to waive all management fees incurred from July 1, 1999 through November 19, 1999 by Mediacom's operating subsidiaries in the amount of approximately $2.8 million. The amount waived is included in capital contributions in the consolidated balance sheets. Upon MCC's initial public offering in February 2000, all management agreements with Mediacom Management were terminated and replaced with management agreements between MCC and the Company's operating subsidiaries. (See Note 12). The Company incurred management fees under the agreements with Mediacom Management of approximately $559,000, $7.0 million (including the $2.8 million waived) and $5.8 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Also in connection with this amendment to the operating agreement, the Company recorded a deferred stock expense in 1999 of approximately $25.1 million for which additional membership units of Mediacom were issued to the Manager. This deferred expense represented the future benefit of reduced management fees. During 1999, the Company recorded a non-cash stock charge relating to management fee expense of approximately $628,000 in its consolidated statements of operations for the amortization of the future benefit. The remaining balance of approximately $24.5 million was recognized as a non-cash stock charge relating to management fee expense during the year ended December 31, 2000 as a result of MCC's initial public offering and the termination of all management agreements with Mediacom Management. (See Note 12).

     Mediacom Management also agreed to waive its right to all future acquisition fees, including the $3.8 million fee related to the acquisitions of the Triax and Zylstra systems during 1999, as part of this amendment to the operating agreement described above. For the years ended December 31, 1999 and 1998, the Company incurred acquisition fees of approximately $3.8 million and $3.3 million, respectively. Acquisition fees are included in other expenses in the consolidated statements of operations. Mediacom Management is a wholly-owned subsidiary of the Chairman and Chief Executive Officer of MCC.

     Certain of the Company's shareholders are financial institutions who perform various investment banking and commercial banking services. For the years ended December 31, 2000, 1999 and 1998, the Company paid approximately $450,000, $8.9 million and $10.2 million for services performed, respectively.

(8)  Employee Benefit Plans

     Substantially all employees of the Company are eligible to participate in a deferred arrangement pursuant to the Internal Revenue Code Section 401(k) (the "Plan"). Under such arrangement, eligible employees may contribute up to 15% of their current pre-tax compensation to the Plan. The Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The Company presently matches 50% on the first 6% of employee contributions. The Company's contributions under the Plan totaled approximately $590,000, $302,000 and $264,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(9)  Commitments and Contingencies

     Under various lease and rental agreements for offices, warehouses and computer terminals, the Company had rental expense of approximately $2.5 million, $1.3 million and $588,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum annual rental payments are as follows (dollars in thousands):

     2001............................................. $    1,949
     2002.............................................      1,520
     2003.............................................      1,120
     2004.............................................        902
     2005.............................................        752

     In addition, the Company rents utility poles in its operations generally under short-term arrangements, but the Company expects these arrangements to recur. Total rental expense for utility poles was approximately $3.0 million, $1.8 million and $1.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     As of December 31, 2000, approximately $1.4 million of letters of credit were issued in favor of various parties to secure the Company's performance relating to insurance and franchise requirements and pole rentals.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Legal Proceedings

     On November 3, 2000, the Company resolved litigation brought against it by Grey Advertising, Inc. ("Grey") in January 2000. MCC and Grey entered into a final settlement agreement that involves no monetary payments by either party and that permits MCC and its subsidiaries to continue to use the name "Mediacom" in accordance with the terms of their confidential agreement.

     There are no other material pending legal proceedings to which the Company is a party or to which any of our properties are subject.

   Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation by federal, local and, in some instances, state government agencies. The Cable Television Consumer Protection and Competition Act of 1992 and the Cable Communication Policy Act of 1984 (collectively, the "Cable Acts"), both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities.

   Federal Law and Regulation

     The Cable Acts and the FCC's rules implementing such acts generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things: (i) rate regulations; (ii) mandatory carriage and retransmission consent requirements that require a cable television system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station; (iii) rules for franchise renewals and transfers; and (iv) other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     The FCC and Congress continue to be concerned that rates for regulated programming services are rising at a rate exceeding inflation. It is therefore possible that the FCC will further restrict the ability of cable television operators to implement rate increases or Congress will enact legislation to effect the same outcome.

   State and Local Regulation

     Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state government agencies. To date, other than Delaware, no state in which the Company currently operates has enacted state level regulation. The Company cannot predict whether any of the states in which currently operates will engage in such regulation in the future.

(10)   SoftNet

     In November 1999, the Company completed an agreement with SoftNet Systems, Inc. ("SoftNet") to deploy SoftNet's high-speed Internet access services throughout the Company's cable television systems. In addition to a revenue sharing arrangement with SoftNet, the Company received 3.5 million shares of SoftNet's common stock of which approximately 2.2 million shares were vested and non-forfeitable as of December 31, 2000. Upon vesting into shares of SoftNet common stock pursuant to the SoftNet agreement, the Company recorded deferred revenue.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000 and 1999, this deferred revenue amounted to approximately $30.2 million and $8.4 million, respectively, net of amortization recorded. The Company is recognizing this deferred revenue over the life of the SoftNet agreement. For the years ended December 31, 2000 and 1999, the Company recognized such revenue of approximately $2.5 million and $142,000, respectively.

     For the year ended December 31, 2000, relating to the decline in value of the Company's investment in SoftNet common stock that was deemed other than temporary, the Company recorded a non-cash charge of approximately $28.5 million as a realized loss in other expenses in its consolidated statements of operations. The company deemed the decline in the value of the SoftNet common stock to be other than temporary due to the decrease in the fair value of the investment below the Company's basis for a period greater than six months and SoftNet's announcement to restructure and downsize its operations.

     For the years ended December 31, 2000 and 1999, the Company's realized and unrealized gains and losses on its investment was as follows (in thousands):

     Accumulated comprehensive income, December 31, 1999......  $        -
     Unrealized gain..........................................         261
                                                                ----------
     Ending balance...........................................         261
     Unrealized loss..........................................     (29,175)
     Realized loss............................................      28,500
                                                                ----------
     Accumulated comprehensive income, December 31, 2000......  $     (414)
                                                                ==========

     As of December 31, 2000, the Company carried its investment in SoftNet at a fair value of approximately $4.0 million.

(11)   Employment Arrangements

     During 1999, the Company recorded a deferred non-cash stock expense of approximately $27.0 million relating to the grant of membership units of Mediacom to certain members of management for past and future services. These units will vest over five years and are subject to forfeiture penalties during the three year period between the date the membership units become vested and the date the employee leaves the Company. Forfeited units will revert to the Manager. At MCC's initial public offering, all outstanding membership units were redeemed and converted to common shares of MCC. Future vesting under these employment arrangements will be in common shares of MCC (See Note 12). For the years ended December 31, 2000 and 1999, Mediacom recorded a non-cash stock charge relating to management fee expense of approximately $3.8 million and $14.8 million, respectively, in its consolidated statements of operations, as a result of the vested and non-forfeitable membership units. As of December 31, 2000 and 1999, the balance of approximately $8.4 and $12.2 million, respectively, resulting from the non-vested and forfeitable membership units, was recorded as additional paid in capital in the consolidated balance sheets and is being amortized as a non-cash stock charge relating to management fee expense over a period of five to eight years.

(12)   Events Relating to MCC's Initial Public Offering

     Prior to MCC's initial public offering on February 9, 2000, additional membership interests were issued to all members of Mediacom in accordance with a formula set forth in the amended and restated operating agreement, which was based upon a valuation of Mediacom established at the time of the initial public offering. A provision in the operating agreement eliminated a certain portion of the special allocation of membership interests awarded to Primary Members based upon a valuation of Mediacom. In connection with the removal of these specified special allocation provisions and the amendments to Mediacom's management agreements with Mediacom Management

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effective November 19, 1999 (See Note 7), the Primary Members were issued new membership interests in Mediacom immediately prior to the initial public offering representing 16.5% of the equity in Mediacom. These newly issued membership interests were exchanged for shares of MCC Class B common stock immediately prior to the completion of the initial public offering.

     The management agreements between Mediacom Management and each of MCC's operating subsidiaries were terminated at the time of MCC's initial public offering and were replaced with new agreements between MCC and the Company's operating subsidiaries. Under such agreements, MCC is entitled to receive annual management fees in amounts not to exceed 4.5% of the Company's gross operating revenues. For the year ended December 31, 2000, the Company incurred management fees under these agreements of approximately $5.5 million.

     As a result of the initial public offering and the termination of the management agreements with Mediacom Management, a deferred non-cash stock expense of $24.5 million was recorded, relating to future benefits associated with the continuation of such management agreements. This charge was recorded for the year ended December 31, 2000 as a non-cash stock charge relating to management fee expense in the consolidated statements of operations. Mediacom Management is wholly-owned by the Chairman and Chief Executive Officer of MCC.

(13)   Subsequent Events

     As of January 31, 2001, the Company and SoftNet mutually agreed to terminate their affiliate relationship. The Company is in the process of transitioning its cable modem customers to the Excite@Home service. In the first quarter of 2001, the Company will recognize the deferred revenue that resulted from the Company's receipt of SoftNet shares in 1999 and the subsequent vesting thereof. Such deferred revenue will be recorded as other income in the Company's consolidated statements of operations.

     On January 24, 2001, Mediacom and Mediacom Capital, completed an offering of $500.0 million of 9 1/2% senior notes due January 2013. Interest on the 9 1/2% senior notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2001. Approximately $467.5 million of the net proceeds were used to repay a substantial portion of outstanding indebtedness under the Company's subsidiary credit facilities and related accrued interest. The balance of the net proceeds is being used for general corporate purposes.

     On February 7, 2001, Mediacom and Mediacom Capital filed a registration statement with the Securities and Exchange Commission under which it may sell debt securities for a maximum amount of $1.0 billion. The Securities and Exchange Commission declared this registration statement effective on February 13, 2001.

     On February 26, 2001, MCC entered into agreements with AT&T Broadband, LLC to acquire cable systems serving approximately 840,000 basic subscribers in Georgia, Illinois, Iowa, and Missouri, for an aggregate purchase price of $2.215 billion in cash, subject to closing adjustments. MCC expects to fund these acquisitions through a combination of new debt and equity financings and borrowings under the Company's existing subsidiary credit facilities. These pending transactions are expected to close in the second or third quarter of 2001, subject to customary closing conditions and the receipt of regulatory and other approvals.

                          MEDIACOM LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                          (All dollar amounts in 000's)

                                                                              March 31,      December 31,
                                                                                2001             2000
                                                                            -----------       -----------
                                     ASSETS                                          (Unaudited)
Cash and cash equivalents                                                   $    11,797       $     4,093
Subscriber accounts receivable, net of allowance for doubtful accounts
   of $707 and $932, respectively                                                13,184            13,500
Prepaid expenses and other assets                                                 8,331             7,023
Investments                                                                       5,187             3,985
Investment in cable television systems:
   Inventory                                                                     17,253            14,131
   Property, plant and equipment, at cost                                       871,075           840,052
   Less - accumulated depreciation                                             (235,799)         (204,440)
                                                                            -----------       -----------

       Property, plant and equipment, net                                       635,276           635,612
                                                                            -----------       -----------
   Intangible assets, net of accumulated amortization of $143,038 and
       $124,955, respectively                                                   662,684           680,420

       Total investment in cable television systems                           1,315,213         1,330,163
Other assets, net of accumulated amortization of $6,748 and $5,749,
   respectively                                                                  28,795            17,008
                                                                            -----------       -----------
       Total assets                                                         $ 1,382,507       $ 1,375,772
                                                                            ===========       ===========

                         LIABILITIES AND MEMBER'S EQUITY

LIABILITIES

   Debt                                                                     $ 1,025,000       $   987,000
   Accounts payable and accrued expenses                                         78,907            80,143
   Subscriber advances                                                            4,267             3,886
   Management fees payable                                                          762             1,236
   Deferred revenue                                                               9,248            40,510
   Other liabilities                                                              5,158                 -
                                                                            -----------       -----------
       Total liabilities                                                    $ 1,123,342       $ 1,112,775
                                                                            -----------       -----------

MEMBER'S EQUITY
   Capital contributions                                                        521,696           521,696
   Other equity                                                                  19,793            18,598
   Accumulated comprehensive loss                                                (1,100)             (414)
   Accumulated deficit                                                         (281,224)         (276,883)
                                                                            -----------       -----------
       Total member's equity                                                    259,165           262,997
                                                                            -----------       -----------
       Total liabilities and member's equity                                $ 1,382,507       $ 1,375,772
                                                                            ===========       ===========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                          (All dollar amounts in 000's)
                                   (Unaudited)

                                                                 Three Months Ended March 31,
                                                                 ----------------------------
                                                                    2001           2000
                                                                  --------       --------
Revenues                                                          $ 90,334       $ 77,440

Costs and expenses:
   Service costs                                                    31,477         26,635
   Selling, general and administrative expenses                     15,170         13,389
   Management fee expense                                            1,517          1,420
   Depreciation and amortization                                    50,783         40,680
   Non-cash stock charges relating to management fee expense         1,195         26,073
                                                                  --------       --------
Operating loss                                                      (9,808)       (30,757)
                                                                  --------       --------
Interest expense, net                                               20,734         18,423
Other (income) expenses                                            (27,843)           457
                                                                  --------       --------
Net loss before cumulative change in accounting principle           (2,699)       (49,637)
Cumulative effect of change in accounting principle                  1,642              -
                                                                  --------       --------
Net loss                                                          $ (4,341)      $(49,637)
Unrealized (loss) gain on investments                                 (686)         1,517
                                                                  --------       --------
Comprehensive loss                                                $ (5,027)      $(48,120)
                                                                  ========       ========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (All dollar amounts in 000's)
                                   (Unaudited)

                                                                           Three Months Ended March 31,
                                                                           ----------------------------
                                                                              2001            2000
                                                                            ---------       ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
   Net loss                                                                 $  (4,341)      $ (49,637)
   Adjustments to reconcile net loss to net cash flows from operating activities:
       Depreciation and amortization                                           50,783          40,680
       Change in fair value of swaps                                            3,270               -
       Vesting of management stock                                              1,195           1,600
       Other non-cash stock charges relating to management fee expense              -          24,473
       Elimination and amortization of deferred SoftNet revenue               (30,244)           (273)
       Changes in assets and liabilities:
          Subscriber accounts receivable                                          316           1,236
          Prepaid expenses and other assets                                    (1,308)         (2,608)
          Accounts payable and accrued expenses                                 6,960           3,616
          Subscriber advances                                                     381            (258)
          Management fees payable                                                (474)             46
          Deferred revenue                                                     (1,018)           (343)
                                                                            ---------       ---------
              Net cash flows provided by operating activities                  25,520          18,532
                                                                            ---------       ---------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Capital expenditures                                                       (42,341)        (36,594)
   Other, net                                                                    (810)           (204)
                                                                            ---------       ---------
              Net cash flows used in investing activities                     (43,151)        (36,798)
                                                                            ---------       ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   New borrowings                                                             508,000          26,500
   Repayment of debt                                                         (470,000)       (365,500)
   Capital contributions                                                            -         354,500
   Financing costs                                                            (12,665)           (100)
                                                                            ---------       ---------
              Net cash flows provided by financing activities                  25,335          15,400
                                                                            ---------       ---------
              Net increase (decrease) in cash and cash equivalents              7,704          (2,866)

CASH AND CASH EQUIVALENTS, beginning of period                                  4,093          (4,473)
                                                                            ---------       ---------
CASH AND CASH EQUIVALENTS, end of period                                    $  11,797       $   1,607
                                                                            =========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                                 $  17,682       $  23,001
                                                                            =========       =========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(1)  Organization

     Mediacom LLC ("Mediacom," and collectively with its subsidiaries, the "Company"), a New York limited liability company, is involved in the acquisition and development of cable television systems serving principally non-metropolitan markets of the United States. Through these cable systems, the Company provides entertainment, information and telecommunications services to its subscribers. As of March 31, 2001, the Company had acquired and was operating cable television systems in 22 states, principally Alabama, California, Florida, Illinois, Indiana, Iowa, Kentucky, Minnesota, Missouri and North Carolina.

     Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly-owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer of senior notes with Mediacom. Mediacom Capital has nominal assets and does not conduct operations of its own.

     On February 9, 2000, Mediacom Communications Corporation ("MCC"), a Delaware corporation organized in November 1999, completed an initial public offering. Prior to such time, MCC had no assets, liabilities, contingent liabilities or operations. Immediately prior to the completion of its initial public offering, MCC issued shares of its Class A and Class B common stock in exchange for all of the outstanding membership interests in Mediacom. As a result of this exchange, Mediacom became a wholly-owned subsidiary of MCC and Mediacom's amended and restated operating agreement was amended to reflect MCC as the sole member and manager of Mediacom.

(2)  Statement of Accounting Presentation and Other Information

   Basis of Preparation of Consolidated Financial Statements

     The consolidated financial statements as of March 31, 2001 and 2000 are unaudited. However, in the opinion of management, such statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles and are consistent with those applied during annual periods. For additional disclosures, including a summary of the Company's accounting policies, the interim financial statements should be read in conjunction with the Company's Annual Report on Form 10-K (File Nos. 333-57285-01 and 333-57285). The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2001.

   Recent Accounting Pronouncements

     In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued effective January 1, 2001. This statement establishes the accounting and reporting standards for derivatives and hedging activity. Upon adoption of SFAS 133, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. As a result of the adoption of SFAS 133, the Company recorded a charge of approximately $1.6 million in the consolidated statements of operations during the three months ended March 31, 2001.

     In March 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 does not apply to the Company's basic cable television business. The Company will continue to account for revenues based upon Statement of Financial Accounting Standards No. 51, "Financial Reporting by Cable Television Companies." SAB 101 will not have a material impact on the Company's results of operations and consolidated financial statements.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(3)  Acquisitions

     During 2000, the Company completed nine acquisitions of cable systems serving 53,000 basic subscribers for an aggregate purchase price of $109.2 million, including a $2.5 million deferred conditional payment to a seller. The cable systems serve communities in Alabama, Illinois, Iowa, Kentucky, Minnesota and South Dakota. The aggregate purchase price has been allocated as follows: approximately $48.2 million to property, plant and equipment, and approximately $58.5 million to intangible assets. Additionally, approximately $2.7 million of direct acquisition costs have been allocated to property, plant and equipment and intangible assets. These acquisitions were financed with borrowings under the Company's credit facilities.

     These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price of each of these acquired systems has been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective dates of acquisition.

   Unaudited Pro Forma Information

     The Company has reported the operating results of the acquired systems from the dates of their respective acquisition. The unaudited pro forma operating results presented below give pro forma effect to the acquisitions of the acquired systems as if such transactions had been consummated on January 1, 2000. This financial information has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the acquisitions of the acquired systems been consummated at the beginning of the period presented.

                                                                                                 Three Months Ended
                                                                                                   March 31, 2000
                                                                                               (dollars in thousands)

     Revenues................................................................................        $     82,987
     Operating expenses and costs:
        Service costs........................................................................              28,989
        SG&A expenses........................................................................              14,458
        Management fee expense...............................................................               1,420
        Depreciation and amortization........................................................              43,369
        Non-cash stock charges relating to management fee expense............................              26,073
     Operating loss..........................................................................             (31,322)
     Net loss................................................................................        $    (52,499)

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(4)  Debt

     As of March 31, 2001 and December 31, 2000, debt consisted of:

                                                                    March 31, 2001    December 31, 2000
                                                                    --------------    -----------------
                                                                          (dollars in thousands)
     8 1/2% senior notes.........................................   $     200,000        $    200,000
     77/8% senior notes..........................................         125,000             125,000
     9 1/2% senior notes.........................................         500,000                   -
     Bank credit facilities......................................         200,000             662,000
                                                                    -------------        ------------
                                                                    $   1,025,000        $    987,000
                                                                    =============        ============

     The average interest rate on outstanding debt under the bank credit agreements was 8.0% and 8.3% for the three months ended March 31, 2001 and December 31, 2000, respectively, before giving effect to the interest rate swap agreements discussed below.

     The Company uses interest rate swap agreements in order to fix the interest rate for the duration of the contract as a hedge against interest rate volatility. As of March 31, 2001, the Company had entered into interest rate exchange agreements (the "Swaps") with various banks pursuant to which the interest rate on $170.0 million is fixed at a weighted average swap rate of approximately 6.7%, plus the average applicable margin over the Eurodollar Rate option under the bank credit agreements. Under the terms of the Swaps, which expire from 2002 through 2004, the Company is exposed to credit loss in the event of nonperformance by the other parties to the Swaps. However, the Company does not anticipate nonperformance by the counterparties.

     The stated maturities of all debt outstanding as of March 31, 2001 are as follows (dollars in thousands):

     2002...................................................  $        750
     2003...................................................         2,000
     2004...................................................         2,000
     2005...................................................         2,000
     2006...................................................         2,000
     Thereafter ............................................     1,016,250
                                                              ------------
                                                              $  1,025,000
                                                              ============

(5)  SoftNet

     As of December 31, 2000, deferred revenue resulting from the Company's receipt of shares SoftNet Systems, Inc. common stock amounted to approximately $30.2 million, net of amortization taken. As of January 31, 2001, the Company formally terminated its relationship with SoftNet in all material respects. The Company recognized revenue of approximately $287,000 and $273,000 for the period ended January 31, 2001 and the three months ended March 31, 2000, respectively. As a result of the termination of the SoftNet relationship, the Company recognized the remaining deferred revenue of approximately $30.0 million as other income in the consolidated statements of operations during the three months ended March 31, 2001.

                          MEDIACOM LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

     For the year ended December 31, 2000, relating to the decline in value of the Company's investment in shares of SoftNet common stock that was deemed other than temporary, the Company recorded a non-cash charge of approximately $28.5 million as a realized loss in other expenses in its consolidated statements of operations. The Company deemed the decline in the value of the SoftNet common stock to be other than temporary due to the decrease in the fair value of the investment below the Company's basis for a period greater than six months and SoftNet's announcement to restructure and downsize its operations.

(6)  Pending Acquisitions

     On February 26, 2001, MCC entered into agreements with AT&T Broadband, LLC to acquire cable systems serving approximately 840,000 basic subscribers in Georgia, Illinois, Iowa, and Missouri, for an aggregate purchase price of $2.215 billion in cash, subject to closing adjustments. MCC expects to fund these acquisitions through a combination of new debt and equity financings and borrowings under the Company's existing subsidiary credit facilities. These pending transactions are expected to close in the second and third quarter of 2001, subject to customary closing conditions, including the receipt of regulatory and other approvals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of Mediacom Capital Corporation:

We have audited the accompanying balance sheets of Mediacom Capital Corporation as of December 31, 2000 and 1999. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Mediacom Capital Corporation as of December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

                                                      ARTHUR ANDERSEN LLP

Stamford, Connecticut
February 16, 2001

                          MEDIACOM CAPITAL CORPORATION

                                 BALANCE SHEETS

                                                                         December 31,
                                                                         ------------
                                                                        2000      1999
                                                                        ----      ----
                                         ASSETS
     Note receivable - from affiliate for issuance of common stock      $100      $100
                                                                        ----      ----
              Total assets                                              $100      $100
                                                                        ====      ====
                                       STOCKHOLDER'S EQUITY

     Common stock, par value $0.10; 200 shares authorized;
          100 shares issued and outstanding                             $ 10      $ 10
     Additional paid-in capital                                           90        90
                                                                        ----      ----
              Total stockholder's equity                                $100      $100
                                                                        ====      ====

                  The accompanying notes to the balance sheets
               are an integral part of these financial statements.

                          MEDIACOM CAPITAL CORPORATION

                           NOTES TO THE BALANCE SHEETS

(1)  Organization

     Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly-owned by Mediacom LLC ("Mediacom"), was organized on March 9, 1998 for the sole purpose of acting as co-issuer with Mediacom of $200.0 million aggregate principal amount of the 8 1/2% senior notes due April 15, 2008. Interest on the 8 1/2% senior notes is payable semi-annually on April 15 and October 15 of each year. Mediacom Capital does not conduct operations of its own.

     On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125.0 million aggregate principal amount of 77/8% senior notes due on February 15, 2011. The net proceeds from this offering of approximately $121.9 million were used to repay a substantial portion of outstanding bank debt under the bank credit facilities of Mediacom's operating subsidiaries. Interest on the 77/8% senior notes is payable semi-annually on February 15 and August 15 of each year.

(2)  Subsequent Events

     On January 24, 2001, Mediacom and Mediacom Capital completed an offering of $500.0 million of 9 1/2% senior notes due January 2013. Interest on the 9 1/2% senior notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2001. Approximately $467.5 million of the net proceeds were used to repay a substantial portion of outstanding indebtedness and related accrued interest under the Company's subsidiary credit facilities. The balance of the net proceeds is being used for general corporate purposes.

     On February 7, 2001, Mediacom and Mediacom Capital filed a registration statement with the Securities and Exchange Commission under which it may sell debt securities, for a maximum amount of $1.0 billion. The Securities and Exchange Commission declared this registration statement effective on February 13, 2001.

                          MEDIACOM CAPITAL CORPORATION

                                 BALANCE SHEETS

                                                                                    March 31,         December 31,
                                                                                      2001                2000
                                                                                    ----------        ------------
                                     ASSETS                                        (Unaudited)
Note receivable - from affiliate for issuance of common stock................       $      100        $        100
                                                                                    ----------        ------------
       Total assets..........................................................       $      100        $        100
                                                                                    ==========        ============

                              STOCKHOLDER'S EQUITY

Common stock, par value $0.10; 200 shares authorized;
       100 shares issued and outstanding.....................................       $       10        $         10
Additional paid-in capital...................................................               90                  90
                                                                                    ----------        ------------
      Total stockholder's equity.............................................       $      100        $        100
                                                                                    ==========        ============


                  The accompanying notes to the balance sheets
               are an integral part of these financial statements.

                          MEDIACOM CAPITAL CORPORATION

                           NOTE TO THE BALANCE SHEETS
                                   (Unaudited)

(1)  Organization

     Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation, wholly-owned by Mediacom LLC ("Mediacom"), was organized on March 9, 1998 for the sole purpose of acting as co-issuer with Mediacom of $200.0 million aggregate principal amount of the 8 1/2% senior notes due April 15, 2008. Interest on the 8 1/2% senior notes is payable semi-annually on April 15 and October 15 of each year. Mediacom Capital does not conduct operations of its own.

     On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125.0 million aggregate principal amount of 77/8% senior notes due on February 15, 2011. The net proceeds from this offering of approximately $121.9 million were used to repay a substantial portion of outstanding bank debt under the bank credit facilities of Mediacom's operating subsidiaries. Interest on the 77/8% senior notes is payable semi-annually on February 15 and August 15 of each year.

     On January 24, 2001, Mediacom and Mediacom Capital completed an offering of $500.0 million of 9 1/2% senior notes due January 2013. Interest on the 9 1/2% senior notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2001. Approximately $467.5 million of the net proceeds were used to repay a substantial portion of outstanding indebtedness and related accrued interest under the Company's subsidiary credit facilities. The balance of the net proceeds is being used for general corporate purposes.

     On February 7, 2001, Mediacom and Mediacom Capital filed a registration statement with the Securities and Exchange Commission under which it may sell debt securities, for a maximum amount of $1.0 billion. The Securities and Exchange Commission declared this registration statement effective on February 13, 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Midwest Associates, L.P.:

     We have audited the accompanying balance sheets of Triax Midwest Associates, L.P. (a Missouri limited partnership) as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Midwest Associates, L.P. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                           ARTHUR ANDERSEN LLP
Denver, Colorado,
February 26, 1999.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                                 BALANCE SHEETS

       As of December 31, 1997 and 1998 and September 30, 1999 (Unaudited)
                                 (In Thousands)

                                                                                                      September 30,
                                                                           1997           1998            1999
                                                                        ---------       ---------       ---------
                                                                                                       (Unaudited)
                                 ASSETS
Cash .............................................................      $   3,297       $   2,327      $       --
Receivables, net of allowance of $554, $331 and $353, respectively          2,555           2,303           2,043
Property, plant and equipment, net ...............................        124,616         153,224         168,588
Purchased intangibles, net .......................................        157,671         185,268         153,604
Deferred costs, net ..............................................          5,980           6,995           5,364
Other assets .....................................................          2,202           2,911           2,086
                                                                        ---------       ---------       ---------
                                                                        $ 296,321       $ 353,028       $ 331,685
                                                                        =========       =========       =========


                   LIABILITIES AND PARTNERS' DEFICIT

Accrued interest expense .........................................      $   6,057       $   5,383      $       --
Accounts payable and other accrued expenses ......................         11,582          11,714          12,769
Subscriber prepayments and deposits ..............................            695             828             782
Payables to affiliates ...........................................            359             348             339
Debt .............................................................        323,604         404,418         418,810
                                                                        ---------       ---------       ---------
                                                                          342,297         422,691         432,700
Partners' deficit ................................................        (45,976)        (69,663)       (101,015)
                                                                        ---------       ---------       ---------
                                                                        $ 296,321       $ 353,028       $ 331,685
                                                                        =========       =========       =========


                  The accompanying notes to the balance sheets
               are an integral part of these financial statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF OPERATIONS

                 For the Years Ended December 31, 1996, 1997 and
   1998 and for the Nine Months Ended September 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                                                                                            For the
                                                     For the Years Ended               Nine Months Ended
                                                         December 31,                     September 30,
                                                1996         1997         1998         1998        1999
                                             ---------    ---------    ---------    ---------    ---------
                                                                                         (Unaudited)
Revenues .................................   $  60,531    $ 101,521    $ 119,669    $  87,129    $ 101,654
Operating expenses:
  Programming ............................      12,934       20,066       25,275       18,262       22,990
  Operating, selling, general and
    administrative .......................      16,459       26,050       32,241       21,658       25,407
  Management fees ........................       2,667        3,573        4,048        2,944        3,331
  Administration fees paid to an affiliate         444        1,482        1,826        1,307        1,566
  Depreciation and amortization ..........      26,492       48,845       65,391       43,276       54,111

                                                58,996      100,016      128,781       87,447      107,405
                                             ---------    ---------    ---------    ---------    ---------
Operating income (loss) ..................       1,535        1,505       (9,112)        (318)      (5,751)
  Interest ...............................      18,311       26,006       29,358       21,358       24,941
                                             ---------    ---------    ---------    ---------    ---------
Net loss before cumulative effect of
  accounting change ......................     (16,776)     (24,501)     (38,470)     (21,676)     (30,692)
Cumulative effect of accounting change ...          --           --           --           --         (660)
                                             ---------    ---------    ---------    ---------    ---------
Net loss .................................   $ (16,776)   $ (24,501)   $ (38,470)   $ (21,676)   $ (31,352)
                                             =========    =========    =========    =========    =========



               The accompanying notes to the financial statements
                   are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                         STATEMENTS OF PARTNERS' DEFICIT

      For the Years Ended December 31, 1996, 1997 and 1998 and for the Nine
                   Months Ended September 30, 1999 (Unaudited)
                                 (In Thousands)





                                                                Non-Managing         Managing
                                                              General Partner    General Partner     Residual
                                                                (Effective          (Effective   Equity Interest
                                                              August 30, 1996)   August 30, 1996)  Held by TTC
                                                              ----------------   ----------------  -----------
BALANCES, December 31, 1995 ............................        $ (83,549)         $     --         $     --
   Net loss for the eight month period ended August 30,
     1996 ..............................................           (9,022)               --               --
                                                                ---------          --------        ---------
BALANCES, August 30, 1996 (Unaudited) ..................          (92,571)               --               --
   Cash redemption of partnership interests ............               --                --               --
   Allocation of partners' capital in connection with
     recapitalization ..................................               --                --               --
   Accretion on residual equity interest held by TTC
     through a charge to accumulated deficit ...........              (62)               --               62
   Cash contributions ..................................            1,100                --               --
   Issuance of limited partnership units in connection
     with acquisition of cable properties ..............               --                --               --
   Cash distributions to DD Cable Partners .............               --                --               --
   Syndication costs ...................................              (26)               --               --
   Net loss for the four month period ending
     December 31, 1996 .................................              (78)               --               --
                                                                ---------          --------        ---------
BALANCES, December 31, 1996 ............................          (91,637)               --               62
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit ...........             (488)              488               --
   Cash contributions ..................................               --                --               --
   Syndication costs ...................................               --                --               --
   Net loss for the year ended December 31, 1997 .......             (245)               --               --
                                                                ---------          --------        ---------
BALANCES, December 31, 1997 ............................          (92,370)               --              550
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit ...........             (738)               --              738
   Cash contributions ..................................               --                --               --
   Syndication costs ...................................               --                --               --
   Net loss for the year ended December 31, 1998 .......             (385)               --               --
                                                                ---------          --------        ---------
BALANCES, December 31, 1998 ............................          (93,493)               --            1,288
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit
     (Unaudited) .......................................             (735)               --              735
   Net loss for the nine months ended September 30, 1999
     (Unaudited) .......................................           (8,810)               --               --
                                                                ---------          --------        ---------
BALANCES, September 30, 1999 (Unaudited) ...............        $(103,038)         $     --        $   2,023
                                                                =========          ========        =========



                                                                  Pre Recapitalization Limited
                                                                       Partners (Note 1)
                                                                --------------------------------
                                                                                                               Post
                                                                                                         Recapitalization
                                                                Special                              Limited
                                                                Limited     Cavalier                 Partners
                                                                Partner    Cable, L.P. All Others    (Note 1)            Total
                                                                -------    ----------- ----------    --------            -----
BALANCES, December 31, 1995 ............................       $     --     $    --     $     --   $       --         $ (83,549)
   Net loss for the eight month period ended August 30,
     1996 ..............................................             --          --           --           --            (9,022)
                                                               --------     -------     --------   ----------         ---------
BALANCES, August 30, 1996 (Unaudited) ..................             --          --           --           --           (92,571)
   Cash redemption of partnership interests ............         (6,680)    (12,071)     (19,500)          --           (38,251)
   Allocation of partners' capital in connection with
     recapitalization ..................................          6,680      12,071       19,500      (38,251)               --
   Accretion on residual equity interest held by TTC
     through a charge to accumulated deficit ...........             --          --           --           --                --
   Cash contributions ..................................             --          --           --       50,250            51,350
   Issuance of limited partnership units in connection
     with acquisition of cable properties ..............             --          --           --       59,765            59,765
   Cash distributions to DD Cable Partners .............             --          --           --       (4,200)           (4,200)
   Syndication costs ...................................             --          --           --       (2,578)           (2,604)
   Net loss for the four month period ending
     December 31, 1996 .................................             --          --           --       (7,676)           (7,754)

BALANCES, December 31, 1996 ............................             --          --           --       57,310           (34,265)
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit ...........             --          --           --           --
   Cash contributions ..................................             --          --       13,043       13,043
   Syndication costs ...................................             --          --           --         (253)             (253)
   Net loss for the year ended December 31, 1997 .......             --          --           --      (24,256)          (24,501)
                                                               --------     -------     --------   ----------         ---------
BALANCES, December 31, 1997 ............................             --          --           --       45,844           (45,976)
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit ...........             --          --           --           --                --
   Cash contributions ..................................             --          --           --       15,000            15,000
   Syndication costs ...................................             --          --           --         (217)             (217)
   Net loss for the year ended December 31, 1998 .......             --          --           --      (38,085)          (38,470)
                                                               --------     -------     --------   ----------         ---------
BALANCES, December 31, 1998 ............................             --          --           --       22,542           (69,663)
   Accretion of residual equity interest held by TTC
     through a charge to accumulated deficit (Unaudited)             --          --           --           --                --
   Net loss for the nine months ended September 30, 1999
     (Unaudited) .......................................             --          --           --      (22,542)          (31,352)
                                                               --------     -------     --------   ----------         ---------
BALANCES, September 30, 1999 (Unaudited) ...............       $     --     $    --     $     --   $       --         $(101,015)
                                                               ========     =======     ========   ==========         =========


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 1996, 1997 and
            1998 and For the Nine Months Ended September 30, 1998 and
                                1999 (Unaudited)

                                 (In Thousands)

                                                                          For the Years                   For the Nine
                                                                              Ended                       Months Ended
                                                                           December 31,                   September 30,
                                                                   1996        1997          1998       1998         1999
                                                                ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                               (Unaudited)   (Unaudited)
  Net loss ..................................................   $ (16,776)   $ (24,501)   $ (38,470)   $ (21,676)   $ (31,352)
  Adjustments to reconcile net loss to net cash flows
    from operating activities--
    Depreciation and amortization ...........................      26,492       48,845       65,391       43,276       54,111
    Accretion of interest on preferred stock obligation .....          90           --           --           --           --
    Amortization of deferred loan costs .....................         370          651          790          567          669
    Cumulative effect of accounting change ..................          --           --           --           --          660
    Write-off retired plant .................................          --           --        1,732         (492)          --
    Decrease (increase) in subscriber receivables, net ......       1,926         (503)          93         (147)         265
    (Increase) decrease in other assets .....................          (7)        (556)        (623)      (1,270)         881
    Increase (decrease) in accrued interest expense .........         181        1,312         (674)      (1,299)      (5,403)
    Increase (decrease) in accounts payable and other accrued
        expenses ............................................       4,502          525         (452)      (1,040)         828
    (Decrease) increase in subscriber prepayments
        and deposits ........................................      (2,684)          13          129           55          (52)
  Write-off loan costs ......................................         174           --           --           --           20
  (Decrease) increase in payables to affiliates .............         (31)         113          (11)         (56)         (10)
        Net cash flows from operating activities ............      14,237       25,899       27,905       17,918       20,617
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment .................     (10,275)     (23,101)     (36,122)     (25,222)     (31,830)
  Acquisition of properties, including purchased intangibles           --      (71,850)     (86,255)     (83,993)      (3,913)
  Proceeds from exchange of properties, including intangibles          --           --        1,594        1,594           --
  Proceeds from sale of properties, including intangibles ...          --           --        1,674        1,674          367
  Cash paid for franchise costs .............................        (582)        (776)      (2,122)      (1,165)        (917)
  Cash paid for other intangibles ...........................        (823)         (37)          --           --          (19)
                                                                ---------    ---------    ---------    ---------    ---------
        Net cash flows from investing activities ............     (11,680)     (95,764)    (121,231)    (107,112)     (36,312)
                                                                ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings ..................................     275,000       67,000      399,000      391,000       26,000
  Repayment of debt .........................................    (268,477)     (14,000)    (319,000)    (315,000)     (12,000)
  Contributions from partners ...............................      51,350       13,043       15,000       15,000           --
  Cash redemptions of partnership interests .................     (38,251)          --           --           --           --
  Cash distributions to DD Cable Partners ...................      (4,200)          --           --           --           --
  Payments on capital leases ................................        (314)        (322)        (703)        (456)        (625)
  Cash paid for loan costs ..................................      (5,683)         (80)      (1,724)      (1,597)          (7)
  Cash paid for syndication costs ...........................      (2,604)        (253)        (217)          --           --
  Repayment of preferred stock obligations ..................      (2,760)          --           --           --           --
        Net cash flows from financing activities ............       4,061       65,388       92,356       88,947       13,368
                                                                ---------    ---------    ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH .............................       6,618       (4,477)        (970)        (247)      (2,327)
CASH, beginning of period ...................................       1,156        7,774        3,297        3,297        2,327
                                                                ---------    ---------    ---------    ---------    ---------
CASH, end of period .........................................   $   7,774    $   3,297    $   2,327    $   3,050    $      --
                                                                =========    =========    =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest ..................   $  16,848    $  24,043    $  29,209    $  22,090    $  29,655
                                                                =========    =========    =========    =========    =========
SUPPLEMENTAL SCHEDULE OF NON CASH
  INVESTING AND FINANCING ACTIVITIES:
  Acquisitions with capital leases ..........................   $     391    $   1,313    $   1,517    $   1,054    $   1,217
                                                                =========    =========    =========    =========    =========
  Net book value of assets divested in exchange .............          --           --        4,404        4,404           --
                                                                =========    =========    =========    =========    =========
  Net book value of non-monetary assets acquired in exchange    $      --    $      --    $   2,958    $   2,958    $      --
                                                                =========    =========    =========    =========    =========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

(1)  The Partnership

   Organization and Capitalization

     Triax Midwest Associates, L.P. (the "Partnership") is a Missouri limited partnership originally formed for the purpose of acquiring, constructing and operating cable television properties, located primarily in Indiana, Illinois, Iowa, Minnesota and Wisconsin. The Partnership was capitalized and commenced operations on June 1, 1988. The non-managing general partner is Triax Cable General Partner, L.P. ("Triax Cable GP"), a Missouri limited partnership. The general partner of Triax Cable GP is Midwest Partners, L.L.C. The managing general partner of the Partnership is Triax Midwest General Partner, L.P., a Delaware limited partnership, and its general partner is Triax Midwest, L.L.C.

   Partnership Recapitalization

     On August 30, 1996 (the "Contribution Date"), the Partnership completed a recapitalization of the Partnership in which new credit facilities were put in place (Note 4), additional partnership interests were issued and selected partnership interests were redeemed. Under the terms of a partnership amendment and other related documents, the Partnership received approximately $50.3 million in cash from new limited partners in exchange for limited partnership interests ("New Cash Partners"). Approximately $38.3 million in cash was then utilized to redeem the special limited partnership interest and certain other existing limited partnership interests. For financial reporting purposes, this portion of the Partnership Recapitalization was accounted for as an equity transaction with no effect on the carrying value of the Partnership's assets. However, for tax purposes, even though the New Cash Partners acquiesced to the redeemed limited partners' tax basis capital accounts, they will be entitled to additional outside tax basis reflecting the amount invested.

     In addition, the Partnership purchased certain net assets of DD Cable Partners, L.P. and DD Cable Holdings, Inc. ("DD Cable") through the net issuance of approximately $55.6 million in limited partnership interests. For financial reporting purposes, the acquisition was accounted for under the purchase method of accounting at fair market value. For tax purposes, the basis in the acquired net assets was recorded at DD Cable's historical tax basis. This results in a built-in gain on these assets based on the difference between the fair market value and tax basis of the assets at August 30, 1996.

     In connection with the Partnership Recapitalization, the general partnership interest of Triax Cable GP was converted to a non-managing general partnership interest. Triax Cable GP then contributed an additional $1.1 million to maintain its approximate 1% proportionate interest in the Partnership. Triax Midwest General Partner, L.P. ("Midwest GP" or the "Managing General Partner") was appointed the managing general partner. The general partner of Midwest GP is Triax Midwest, L.L.C., a wholly-owned subsidiary of Triax Telecommunications Company, L.L.C. ("TTC"). Midwest GP made no partnership equity contributions to the Partnership and received only a residual interest in the Partnership, as discussed below under "Allocations of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization".

     As provided for in the Partnership Agreement, as amended, certain of the New Cash Partners (the "Committed Partners") committed to fund additional monies totaling $50.0 million for future acquisitions of the Partnership through August 1999. In conjunction with the Partnership's acquisitions of the Indiana and Illinois Acquisitions during 1997 and the Illinois acquisition of September 30, 1998 (Note 3), certain limited partners contributed approximately $13.0 million and $15.0 million, respectively. Of these total contributions, approximately $27.0 million was contributed by the Committed Partners, which reduced their total funding commitment to approximately $23.0 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     During 1997, TTC and certain officers of TTC (the "Officers") purchased limited partner interests in Triax Investors Midwest, L.P. ("Investors Midwest"), which holds a limited partner interest in the Partnership. Subsequent to TTC's and the Officers' purchase of these Investors Midwest interests, Investors Midwest elected to distribute its interest in the Partnership to certain of its partners, resulting in TTC owning a direct limited partner interest in the Partnership.

     The Partnership Agreement, as amended, provides that on August 30, 2001 each limited partner has the option to sell its interest to the Partnership for fair market value at the time of the sale. The fair market value is to be determined by appraised value approved by a majority vote of the Advisory Committee. In accordance with the Partnership Agreement, if the Partnership is unable to finance the acquisition of such interests, such selling limited partners can cause the liquidation of the Partnership.

   Allocation of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization

   Distributions

     Cash distributions are to be made to both the limited partners and Triax Cable GP equal to their adjusted capital contributions, then to the limited partners and Triax Cable GP in an amount sufficient to yield a return of 13% per annum, compounded annually (the "Priority Return"), then varying rates of distribution to the Managing General Partner (17% to 20%) and to the limited partners and Triax Cable GP (83% to 80%) based on internal rates of return earned by the New Cash Partners, as set forth in the Amended and Restated Partnership Agreement, on their adjusted capital contributions.

   Losses from Operations

     The Partnership will allocate its losses to the limited partners and Triax Cable GP according to their proportionate interests in the book value of the Partnership, except losses will not be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than an amount which the limited partners are obligated to contribute to the Partnership.

   Profits and Gains

     Generally, the Partnership will allocate its profits according to the limited partners' and Triax Cable GP's proportionate interests in the book value of the Partnership until profits allocated to limited partners equal losses previously allocated to them. A special allocation of gain equal to the difference between the fair value and tax basis of contributed property will be made, with respect to partners contributing property to the Partnership, upon the sale of the contributed Partnership assets.

(2)  Summary of Significant Accounting Policies

   Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     The financial statements as of September 30, 1999 and 1998 are unaudited; however, in the opinion of management, the financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles and are consistent with those applied during annual periods. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the full year ending December 31, 1999.

   Revenue Recognition

     Revenues are recognized in the period the related services are provided to the subscribers.

   Income Taxes

     No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between tax and financial reporting results from different depreciable tax basis in various assets acquired (Note 1).

   Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property, plant and equipment, which amounted to $1,134,000 in 1996, $1,196,132 in 1997, $1,333,296 in 1998 and
$980,140 and $994,469 for the nine months ended September 30, 1998 and 1999, respectively. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                                               September 30,
                                                     1997           1998            1999               Life
                                                  -----------    -----------    -----------    ----------------------
Property, plant and equipment...............      $   217,561    $   266,965    $   301,880    Predominantly 10 years
Less--Accumulated depreciation...............         (92,945)      (113,741)      (133,292)
                                                  -----------    -----------    -----------
                                                  $   124,616    $   153,224    $   168,588
                                                  ===========    ===========    ===========



   Purchased Intangibles

     Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                                              September 30,
                                                    1997           1998            1999               Life
                                                    ----           ----            ----               ----
Franchises..................................      $  245,028     $  310,544     $  312,930        5-11.5 years
Noncompete..................................             400          1,595          1,795           3 years
Goodwill....................................          12,804         12,804         12,804          20 years
                                                     258,232        324,943        327,529
Less--Accumulated amortization...............       (100,561)      (139,675)      (173,925)
                                                  -----------    ----------    -----------
                                                  $   157,671    $  185,268    $   153,604
                                                  ===========    ==========    ===========

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

   Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

   Deferred Costs

     Deferred costs are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                                                 September 30,
                                                      1997           1998            1999               Life
                                                      ----           ----            ----               ----
Deferred loan costs.........................      $    5,763      $    7,488     $     7,494          2-7 years
Organizational costs........................             858             858              --         5-10 years
Other     .                                              500             500            500
Less--Accumulated amortization...............         (1,141)         (1,851)        (2,630)
                                                  ----------     -----------    -----------
                                                  $    5,980     $     6,995    $     5,364
                                                  ==========     ===========    ===========


   Organizational Costs

     American Institute of Certified Public Accountants Statement of Position 98-5 ("SOP 98-5") provides guidance on the financial reporting of start-up and organization costs. SOP 98-5 broadly defines start-up activities and requires the costs of such start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and the initial application is reported as a cumulative effect of a change in accounting principle. Effective January 1, 1999, the Partnership recognized a cumulative effect of an accounting change adjustment related to net deferred organization costs totaling approximately $660,000 as of December 31, 1998.

   Reclassifications

     Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

(3)  Acquisitions / Sales

     On August 30, 1996, the Partnership purchased certain cable television system assets, located in Illinois, Minnesota, Wisconsin and Iowa, from DD Cable, including the assumption of certain liabilities of the acquired business. The acquisition was financed by issuing net limited partnership interests valued at approximately $55.6 million. In addition, the Partnership utilized a portion of newly executed $375 million credit facility (Note 4) to repay approximately $116 million of existing indebtedness of DD Cable.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                                             $     3,519
     Property, plant and equipment............................       59,786
     Franchise costs..........................................      117,007
                                                                -----------
              Subtotal........................................      180,312
     Less--current liabilities assumed........................       (4,579)
                                                                -----------
                                                                    175,733

     Less--cash distributed for:
              Payment of existing DD Cable debt...............     (115,968)
              Cash distributions to DD Cable..................       (4,200)
                                                                -----------
              Total net partnership interest issued...........  $    55,565
                                                                ===========

     On June 30, 1997, the Partnership acquired certain cable television system assets, located in Indiana, including certain liabilities of the acquired business, from Triax Associates I, L.P. (the "Indiana Acquisition"). The purchase price of $52.0 million was accounted for by the purchase method of accounting and was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                                             $       316
     Property, plant and equipment.............................      18,793
     Franchise costs...........................................      33,007
     Non-compete...............................................         200
                                                                -----------
              Subtotal.........................................      52,316
     Less--current liabilities assumed.........................        (403)
                                                                -----------
              Total cash paid for acquisition.................. $    51,913
                                                                ===========

     Also on June 30, 1997, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Illinois Acquisition". The purchase price of $20.1 million was accounted for by the purchase method of accounting.

     The Indiana and Illinois Acquisitions were financed by partners' contributions of approximately $13.0 million and proceeds of $60.0 million on the revolving credit facility.

     On June 30, 1998, the Partnership purchased certain cable television system assets, located in Illinois, from an unrelated third party ("Marcus"), including the assumption of certain liabilities of the acquired business. The acquisition was financed by partners' contributions of $15.0 million and proceeds of approximately $45.8 million from the revolving credit facility.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1997 and 1998 and September 30,
                     1999 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets ............................................ $       109
     Property, plant and equipment..............................      10,000
     Franchise costs............................................      50,555
     Non-compete................................................         500
                                                                 -----------
              Subtotal..........................................      61,164
     Less--current liabilities assumed..........................        (328)
              Total cash paid for acquisition................... $    60,836
                                                                 ===========

     The Partnership has reported the operating results of DD Cable, the Indiana Acquisition and Marcus from the respective acquisition dates. The following tables show the unaudited pro forma results of operations for the year of the acquisitions and their prior year:

                                                      For the Year Ended
                                                       December 31, 1996
                                                   ---------------------------
                                                                   Unaudited
                                                                   Pro Forma
                                                    Actual         Results(1)
                                                  -----------     ------------
     REVENUES.................................... $    60,531     $     99,554
                                                  ===========     ============
     NET LOSS.................................... $   (16,776)    $    (28,878)
                                                  ===========     ============

(1) Presents pro forma effect of the DD Cable Acquisition and the Indiana Acquisition.

                                                      For the Year Ended
                                                       December 31, 1997
                                                   ------------------------
                                                                 Unaudited
                                                                 Pro Forma
                                                    Actual       Results(2)
                                                  ---------     -----------
     REVENUES.................................... $ 101,521     $   118,722
                                                  =========     ===========
     NET LOSS.................................... $ (24,501)    $   (31,001)
                                                  =========     ===========

(2)  Presents pro forma effect of the Indiana Acquisition and Marcus.

                                                        For the Year Ended
                                                         December 31, 1998
                                                     --------------------------
                                                                     Unaudited
                                                                     Pro Forma
                                                      Actual         Results(3)
                                                    -----------     -----------
     REVENUES.....................................  $   119,669     $   128,182
                                                    ===========     ===========
     NET LOSS.....................................  $   (38,470)    $   (41,754)
                                                    ===========     ===========

(3)  Presents pro forma effect of Marcus.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     On June 30, 1998, the Partnership purchased certain cable television system assets, located in Indiana, from an unrelated third party, including the assumption of certain liabilities of the acquired business. The acquisition was financed by proceeds of approximately $22.8 million from the revolving credit facility. The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

         Property, plant and equipment..................  $     8,383
         Franchise costs................................       14,499
         Non-compete....................................          200
                                                          -----------
               Subtotal.................................       23,082
         Less--current liabilities assumed..............         (270)
                                                          -----------
               Total cash paid for acquisition..........  $    22,812

     On January 21, 1998, the Partnership acquired certain cable television system assets located in Gilberts, Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Gilberts Acquisition"). The purchase price of approximately $307,000 was accounted for by the purchase method of accounting.

     On December 31, 1998, the Partnership acquired certain cable television system assets, located in Kentland, Indiana, including certain liabilities of the acquired business, from an unrelated third party (the "Kentland Acquisition"). The purchase price of $2.5 million was accounted for by the purchase method of accounting, $200,000 of which will be paid during 1999, and has been recorded as other accrued expenses in the accompanying balance sheet.

     On February 27, 1998, the Partnership closed on an Asset Exchange Agreement with an unrelated third party whereby the Partnership conveyed certain systems serving approximately 3,700 subscribers in exchange for another system in Illinois serving approximately 2,400 subscribers and received approximately $1,600,000 in cash consideration. A gain of approximately $150,000 was recognized on this transaction, and was recorded against write-off of retired plant in the accompanying statement of operations.

     On June 30, 1998, the Partnership sold certain cable television system assets located in Central City, Iowa, including certain liabilities of the system, to an unrelated third party for cash of approximately $367,000.

     On September 30, 1998, the Partnership sold certain cable television system assets related to five systems in Iowa, including certain liabilities of the systems, to an unrelated third party for cash of approximately $1.3 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1997 and 1998 and September 30,
                  1999 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

(4)  Debt

     Debt consists of the following at December 31, 1997, 1998 and September 30, 1999 (amounts in thousands):

                                                                                                          September 30,
                                                                            1997            1998            1999
                                                                          --------        --------        --------
                                                                                                         (Unaudited)

Bank Revolving credit loan, due June 30, 2006, interest payable at rates based on varying interest
     rate options ................................................        $ 82,000        $ 97,000        $111,000
Term A Loan, due June 30, 2006, interest payable at
     rates based on varying interest rate options ................         180,000         220,000         220,000
Term B Loan, due June 30, 2007, interest payable at
     rates based on varying interest rate options ................          35,000          60,000          60,000
Term C Loan, due June 30, 2007, interest payable at
     9.48% .......................................................          25,000          25,000          25,000
Various equipment loans and vehicle leases .......................           1,604           2,418           2,810
                                                                          --------        --------        --------
                                                                          $323,604        $404,418        $418,810
                                                                          ========        ========        ========


     In connection with the Partnership Recapitalization discussed in Note 1, the Partnership entered into a $375 million credit facility with a group of lenders, consisting of a Revolving Credit Loan, Term A, Term B and Term C Loans. A commitment fee is charged on the daily unused portion of the available commitment. This fee ranges from 1/4% to 3/8% per annum based on the Partnership's leverage ratio, as defined. The Revolving Credit Loan and each of the Term A, B, and C Loans are collateralized by all of the property, plant and equipment of the Partnership, as well as the rights under all present and future permits, licenses and franchises.

     On June 24, 1998, the Partnership completed a restructuring of the Revolving Credit Loan and the Term A, B and C Loans. Under the terms of the restructuring agreement, the total availability of this facility increased from $375 million to $475 million, in order to complete certain planned acquisitions (see Note 3) and to provide for future growth.

     The Partnership entered into LIBOR interest rate agreements with the lenders related to the Revolving Credit Loan and the Term A and Term B Loans. The Partnership fixed the interest rate for the Revolving Credit Loan on $104 million at 7.51% for the period from September 30, 1999 to October 29, 1999 and on $4 million at 7.53% for the period from October 1, 1999 to October 29, 1999. The Term A Loan and Term B Loans are fixed at 7.51% and 7.88%, respectively, for the period from September 30, 1999 to October 29, 1999. In addition, the Partnership has entered into various interest rate swap transactions covering $195 million in notional amount as of September 30, 1999, which fixes the weighted average three-month variable rate at 5.6%. These swap transactions expire at various dates through October 2000.

     The Term A Loan requires principal payments to be made quarterly, beginning in September 2000. The quarterly payments begin at $1,375,000 per quarter and increase each September 30th thereafter. The Term B and Term C Loans require total quarterly principal payments of $177,083 for the quarters ending September 2000 and December 2000. Quarterly principal payments totaling $88,542 are then required through December 31, 2005, at which time the quarterly payments increase to $3,187,500 through December 31, 2006 and $35,062,500 at March 31, 2007. The Loans are due in full on June 30, 2007.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     The loan agreements contain various covenants, the most restrictive of which relate to maintenance of certain debt coverage ratios, meeting cash flow goals and limitations on indebtedness.

     Debt maturities required on all debt as of December 31, 1998 are as follows (amounts in thousands):

Year                                                          Amount
----                                                          ------
1999 ..............................................         $    775
2000 ..............................................            3,861
2001 ..............................................           16,375
2002 ..............................................           31,417
2003 ..............................................           39,407
Thereafter ........................................          312,583
                                                            --------
                                                            $404,418
                                                            ========

(5)  Related Party Transactions

     During the eight month period ending August 31, 1996, TCC provided management services to the Partnership for a fee equal to 5% of gross revenues, as defined. Charges for such management services amounted to approximately $1,567,000. TCC also allocated certain overhead expenses to the Partnership which primarily relate to employment costs. These overhead expenses amounted to approximately $371,000 for the eight months ended August 31, 1996.

     Commencing August 30, 1996, the Partnership entered into an agreement with TTC to provide management services to the Partnership for a fee equal to 4% of gross revenues, as defined. The agreement also states the Partnership will only be required to pay a maximum fixed monthly payment of $275,000, which can be adjusted for any acquisitions or dispositions by the Partnership at a rate of $.8333 per acquired/disposed subscriber. Charges for such management services provided by TTC amounted to approximately $1,100,000, $3,573,000 and $4,048,000 in 1996, 1997 and 1998, respectively, and $2,944,000 and $3,331,000 for the nine months ended September 30, 1998 and 1999, respectively. The remainder of the management fees earned but unpaid will be distributable to TTC only after Triax Cable GP and the limited partners have been distributed their original capital investments and then the deferred and unpaid portion of the management fee will be paid pari passu with the first 7.5% of the Priority Return, as defined. The earned but unpaid fees totaled approximately $62,000, $488,000 and $738,000 in 1996, 1997 and 1998, respectively, and $541,000 and $735,000 for the nine months ended September 30, 1998 and 1999, respectively. The cumulative unpaid fees totaled approximately $62,000, $550,000, 1,288,000 and $2,023,000 as of December
31, 1996, 1997, 1998 and September 30, 1999, respectively. These amounts have been reflected in the statement of partners' deficit as "residual equity interest held by TTC through a charge to accumulated deficit", which has been allocated to the non-managing General Partner.

     Commencing August 30, 1996, the Partnership entered into a programming agreement with InterMedia Capital Management II, L.P. ("InterMedia"), an affiliate of DD Cable, to purchase programming at InterMedia's cost, which includes volume discounts InterMedia might earn. Included in this agreement is a provision that requires the Partnership to remit to InterMedia an administrative fee, based on a calculation stipulated in the agreement, which amounted to approximately $444,000, $1,482,000 and $1,826,000 in 1996, 1997 and 1998,
respectively, and $1,307,000 and $1,566,000 for the nine months ended September 30, 1998 and 1999, respectively.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

(6)  Leases

     The Partnership leases office facilities, headend sites and other equipment under noncancelable operating lease agreements, some of which contain renewal options. Total rent expense, including month-to-month rental arrangements, was approximately $364,000, $583,000 and $737,000 in 1996, 1997 and 1998,
respectively, and $523,000 and $724,000 for the nine months ended September 30, 1998 and 1999, respectively. Pole attachment fees totaled approximately $496,000, $798,000 and $970,000 in 1996, 1997 and 1998, respectively, and
$721,000 and $792,000 for the nine months ended September 30, 1998 and 1999, respectively.

     Future minimum rental commitments under noncancelable operating leases subsequent to December 31, 1998 are as follows (amounts in thousands):

Year                                                         Amount
----                                                         ------
1999 .................................................        $685
2000 .................................................         511
2001 .................................................         377
2002 .................................................         298
2003 .................................................         238
Thereafter ...........................................         757


(7)  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

     The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be substantially equivalent to existing rates, therefore, there is no material difference in the fair market value and the current value.

(8)  Regulatory Matters

     In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation, which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

     On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers

     In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

     In February 1996, the Telecommunications Act of 1996 (1996 Act) was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

     Federal law is expected to eliminate the regulation of rates for non-basic cable programming service tiers after March 31, 1999

     Management of the Partnership believes they have complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including rate setting provisions. To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities. Several rate complaints have been filed against the Partnership with the FCC. However, management does not believe this matter will have a material adverse impact on the Partnership.

(9)  Commitments and Contingencies

     The Partnership has been named as a defendant in a class action lawsuit in the state of Illinois, challenging the Partnership's policy for charging late payment fees when customers fail to pay for subscriber services in a timely manner. The Partnership is currently in settlement negotiations with the plaintiffs and expects the litigation to be settled by the end of the year. However, management does not believe the ultimate outcome of this matter will have a material adverse effect on its financial condition.

(10) Events Subsequent to Date of Auditor's Report (Unaudited)

     On April 29, 1999, the Partnership entered into a definitive agreement to sell its cable television system assets to Mediacom LLC for $740 million, subject to adjustment for subscriber benchmarks and other pro-rations in the normal course. The sale closed effective November 4, 1999.

     On July 31, 1999, the Partnership acquired certain cable television system assets, located in Genesco, Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of approximately $4.0 million was accounted for by the purchase method of accounting.

     On October 4, 1999, the Partnership acquired certain cable television system assets, located in Watseka, Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of $1.1 million was accounted for by the purchase method of accounting.

     These acquisitions were financed by proceeds on the revolving credit facility.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                          NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

     In September 1999, the Partnership's independent billing company notified the Partnership of its intent to assess additional charges should the Partnership terminate the existing contract between the parties prior to the contractual termination date of June 24, 2004. Management of the Partnership understands that Mediacom LLC intends to change the billing service provider for subscribers obtained in connection with its asset purchase from the Partnership as Mediacom LLC did not assume the contract with the billing company in conjunction with the asset purchase. The Partnership intends to vigorously defend against any claims by the billing company, and believes the ultimate resolution of this matter will not have a material adverse impact on its financial position or results of operations.

     On November 29, 1999, the Partnership received the final approval for settlement in the class action lawsuit discussed in Note 9. The Partnership has agreed to adjust its late fee charges in the future. In addition for restitution for prior late fee payments, the Partnership has agreed to provide additional programming services at a discount valued at $8 to current eligible subscribers or a cash refund of $8 to former eligible subscribers. To be eligible, a subscriber must have had a late fee in the past. Management does not believe that the ultimate payments related to this matter will have a material adverse effect on its financial position. The Partnership will also pay the plaintiffs' attorneys fees.

                                [Mediacom LOGO]